UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Corning Incorporated

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Corning Incorporated

One Riverfront Plaza

Corning, New York 14831

Notice of 2011 Annual Meeting of Shareholders

To Shareholders of Corning Incorporated:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Corning Incorporated which will be held in The Corning Museum of Glass Auditorium, Corning, New York, on Thursday, April 28, 2011 at 11:00 a.m. Eastern Time. The Annual Meeting is open to all shareholders of record as of the close of business on February 24, 2011, the record date for the meeting.

The principal business of the meeting will be:

1.	To elect six directors for a one-year term;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

5.	To consider the non-binding shareholder proposal described on page 66 in the accompanying proxy statement, if presented at the meeting; and

6.	Any other matter, if any, as may properly come before the meeting and any adjournment or postponement of the Annual Meeting.

Our Board recommends that you vote for Items 1, 2, 3, 4 and against the shareholder proposal.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS BY INTERNET, TELEPHONE OR MAIL IN ORDER TO ENSURE THE PRESENCE OF A QUORUM.

Registered shareholders may vote:

•	By Internet at www.investorvote.com/glw. This will require your 6-digit control number.

•	By telephone (from the United States and Canada only) at (800) 652-VOTE (8683).

•	By mail by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided (see instructions on proxy card).

Beneficial owners: If your shares are held in the account of or name of a bank, broker or other holder of record, follow the instructions you receive from the holder of record to vote your shares held in that account.

By order of the Board of Directors,

Denise A. Hauselt

Vice President, Secretary and Assistant General Counsel

March 14, 2011

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to Be Held on April 28, 2011

Our Proxy Statement and 2010 Annual Report to Shareholders

are available at www.corning.com/2011_proxy

About the Meeting

Why Did You Send Me This Proxy Statement?

We sent this proxy statement and the enclosed proxy card to you because our Board of Directors is soliciting your proxy to vote at the 2011 Annual Meeting of Shareholders. This proxy statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote. This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about March 14, 2011.

When Is The Annual Meeting?

The Annual Meeting will be held on Thursday, April 28, 2011, at 11:00 a.m., Eastern Time, at The Corning Museum of Glass Auditorium, Corning, New York.

Who May Attend The Annual Meeting?

The Annual Meeting is open to all holders of our common shares. To attend the meeting, you will need to register upon arrival. We may check for your name on our shareholders’ list and ask you to produce valid photo ID. If your shares are held in street name by your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own Corning shares, it is possible that you will not be admitted to the meeting.

What Am I Voting On?

At the Annual Meeting, you will be voting:

•	To elect six directors for a one-year term (Proposal 1);

•	To hold an advisory vote on executive compensation (Proposal 2);

•	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation (Proposal 3);

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal 4);

•	To consider the non-binding shareholder proposal described on page 66, if presented at the meeting (Proposal 5); and

•	Any other matter, if any, as may properly come before the meeting and any adjournment or postponement of the Annual Meeting.

How Do You Recommend That I Vote On These Items?

The Board of Directors recommends that you vote your shares:

•	FOR each of the director nominees (Proposal 1);

•

FOR the approval of the compensation of the Company’s named executive officers, as such information is disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying disclosure beginning on page 66 (commonly referred to as “say-on-pay”) (Proposal 2);

•	FOR the approval of an annual advisory vote on executive compensation (Proposal 3);

•	FOR ratification of the Board’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal 4); and

•	AGAINST the shareholder proposal (Proposal 5).

Who Is Entitled To Vote?

You may vote if you owned our common shares as of the close of business on February 24, 2011, the record date for the Annual Meeting.

How Many Votes Do I Have?

You are entitled to one vote for each common share you own. As of the close of business on February 2, 2011, we had 1,565,794,881 common shares outstanding. The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting.

How Do I Vote By Proxy Before The Annual Meeting?

Before the meeting, registered shareholders may vote shares in one of the following three ways:

•	By Internet at www.investorvote.com/glw;

•	By telephone (from the United States and Canada only) at 1(800) 652-VOTE (8683); and

•	By mail by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided (see instructions on proxy card).

Please refer to the proxy card for further instructions on voting by Internet or telephone.

Please use only one of the three ways to vote.

If you hold shares in the account of or name of a broker, your ability to vote those shares by Internet and telephone depends on the voting procedures used by your broker, as explained below under “How Do I Vote If My Broker Holds My Shares In “Street Name”?”

May I Vote My Shares In Person At The Annual Meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Whether or not you plan to attend the meeting, however, we strongly encourage you to vote your shares by proxy before the meeting.

May I Change My Mind After I Vote?

Yes. You may change your vote or revoke your proxy at any time before the polls close at the meeting. You may change your vote by:

•	signing another proxy card with a later date and returning it to Corning’s Corporate Secretary at One Riverfront Plaza, Corning, NY 14831, prior to the meeting;

•	voting again by Internet or telephone prior to the meeting; or

•	voting again at the meeting.

You also may revoke your proxy prior to the meeting without submitting any new vote by sending a written notice that you are withdrawing your vote to our Corporate Secretary at the address listed above.

What Shares Are Included On My Proxy Card?

Your proxy card includes shares held in your own name and shares held in any Corning plan. You may vote these shares by Internet, telephone or mail, as described on the enclosed proxy card. Your proxy card does not include any shares held in a brokerage account in the name of your bank or broker (such shares are said to be held in “street name”).

How Do I Vote If I Participate In The Corning Investment Plan?

If you hold shares in the Corning Investment Plan, which includes shares held in the Corning Stock Fund in the 401(k) plan, these shares have been added to your other holdings on your proxy card. Your completed proxy card serves as voting instructions to the trustee of the plan. You may direct the trustee how to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, all as described on the enclosed proxy card. If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions.

How Do I Vote If My Broker Holds My Shares In “Street Name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your bank or broker will send you directions on how to vote those shares.

What Is A “Broker Non-Vote”?

If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the New York Stock Exchange rules. As explained under the question “Will My Shares Held In Street Name Be Voted If I Do Not Provide My Proxy?,” Proposals 1, 2, 3, and 5 are not considered routine matters under the current New York Stock Exchange rules, so your bank or broker will not have discretionary authority to vote your shares held in street name on those items. Abstentions and broker non-votes count for quorum purposes, but not for the voting of these proposals. A broker non-vote may also occur if your broker fails to vote your shares for any reason. Proposal 4 (ratification of the appointment of our independent registered public accounting firm) is considered a routine matter under the New York Stock Exchange rules, so your bank or broker will have discretionary authority to vote your shares held in street name on that item.

Will My Shares Held In Street Name Be Voted If I Do Not Provide My Proxy?

Under the New York Stock Exchange rules, if you own shares in “street name” through a broker and do not vote, your broker may not vote your shares on proposals determined to be “non-routine.” In such cases, the absence of voting instructions results in a “broker non-vote.” Broker non-voted shares count toward achieving a quorum requirement for the Annual Meeting, but they do not affect the determination of whether the non-routine matter is approved or rejected. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is the only matter in this proxy statement considered to be a routine matter for which brokers will be permitted to vote on behalf of their clients, if no voting instructions are furnished. Since Proposals 1, 2, 3 and 5 are non-routine matters, broker non-voted shares will not count as votes cast to affect the determination of whether those proposals are approved or rejected. Therefore, it is important that you provide voting instructions to your broker.

What If I Return My Proxy Card Or Vote By Internet Or Telephone But Do Not Specify How I Want To Vote?

If you sign and return your proxy card or complete the Internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

•	FOR each of the director nominees (Proposal 1);

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2);

•	FOR the approval, on an advisory basis, of an annual advisory vote on executive compensation (Proposal 3);

•	FOR ratification of the Board’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal 4); and

•	AGAINST the non-binding shareholder proposal (Proposal 5).

If you participate in the Corning Investment Plan and do not submit timely voting instructions, the trustee of the plan will vote the shares in your plan account in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions, as explained above under the question “How Do I Vote If I Participate In The Corning Investment Plan?”

What Does It Mean If I Receive More Than One Proxy Card?

If you received more than one proxy card, you have multiple accounts with your brokers or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. You may contact our transfer agent, Computershare Trust Company, N.A., at 1-800-255-0461.

May Shareholders Ask Questions At The Annual Meeting?

Yes. Our representatives will answer your questions of general interest to shareholders at the end of the meeting. In order to give a greater number of shareholders the opportunity to ask questions, we may impose certain procedural requirements, such as limiting repetitive or follow-up questions, or those of a personal nature.

How Many Shares Must Be Present To Hold The Meeting?

In order for us to conduct our meeting, a majority of our outstanding common shares as of February 24, 2011, the record date for the meeting, must be present in person or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail.

What Is The Vote Required For Each Proposal?

Proposal	Affirmative Vote Required	Broker Discretionary Voting Allowed

Proposal 1—Election of six directors	Plurality of votes cast at the meeting in person or by proxy, subject to our majority vote policy described below	No

Proposal 2—Advisory vote on executive compensation	Majority of votes cast at the meeting in person or by proxy	No

Proposal 3—Advisory vote on frequency of advisory vote on executive compensation	Majority of votes cast at the meeting in person or by proxy	No

Proposal 4—Ratification of auditors for Fiscal Year 2011	Majority of votes cast at the meeting in person or by proxy	Yes

Proposal 5—Adoption of the non-binding shareholder proposal	Majority of votes cast at the meeting in person or by proxy. Shareholder approval of this non-binding shareholder proposal would not automatically allow holders of 10% of our outstanding common stock the power to call a special shareholder meeting. Under New York law, to change these meeting requirements would first require the Board to authorize amendments to the Company’s Restated Certificate of Incorporation and By-Laws.	No

With respect to Proposals 1, 2, 4 and 5, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN” from voting on any of these Proposals, the abstention will not constitute a vote cast. With respect to Proposal 3, you may vote to hold a say-on-pay vote once every “ONE”, “TWO” or “THREE” years, or you may “ABSTAIN.”

We have a majority-vote policy for the election of directors in our Corporate Governance Guidelines. The policy provides that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” (i.e., “ABSTAIN”) from his or her election than votes “FOR” such election is required to tender his or her resignation following certification of the shareholder vote. The Nominating and Corporate Governance Committee is required to make a recommendation to the Board whether to accept such a letter of resignation. The Board will determine whether to accept or reject the letter of resignation and disclose its decision-making process. Details of the majority-vote policy are set out in our Corporate Governance Guidelines and under “Proposal 1—Election of Directors” in this proxy statement.

How Will Broker Non-Votes Be Treated?

Except for Proposal 4, broker non-votes will be treated as shares present for quorum purposes, but not entitled to vote, so they will have no effect on the outcome of any election or proposal.

How Will Voting On “Any Other Business” Be Conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

Who Pays For The Solicitation Of Proxies?

Our Board of Directors is making this solicitation of proxies on our behalf. We will pay the costs of the solicitation, including the costs for preparing, printing and mailing this proxy statement. We have hired Georgeson Inc. to assist us in soliciting proxies. It may do so by telephone, in person or by other electronic communications. We anticipate paying Georgeson a fee of $15,000 plus expenses for these services. We also will reimburse brokers, nominees and fiduciaries for their costs in sending proxies and proxy materials to our shareholders so that you may vote your shares. Our directors, officers and regular employees may supplement Georgeson’s proxy solicitation efforts by contacting you by telephone or electronic communication or in person. We will not pay directors, officers or other regular employees any additional compensation for their proxy solicitation efforts.

How Can I Find The Voting Results Of The Annual Meeting?

Following the conclusion of the Annual Meeting, we will include the voting results in a Form 8-K, which we expect to file with the Securities and Exchange Commission (the “SEC”) on or before May 4, 2011.

How Do I Submit A Shareholder Proposal For, Or Nominate A Director For Election At Next Year’s Annual Meeting?

If you wish to submit a proposal to be included in our proxy statement for our 2012 Annual Meeting of Shareholders, we must receive it at our principal office on or before November 15, 2011. Please address your proposal to: Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831.

We will not be required to include in our proxy statement a shareholder proposal that is received after that date or that otherwise does not meet the requirements for shareholder proposals established by the SEC or as set forth in our By-Laws.

If you miss the deadline for including a proposal in our printed proxy statement, or would like to nominate a director or bring other business before the 2012 Annual Meeting of Shareholders, under our current By-Laws (which are subject to amendment at any time), you must notify our Corporate Secretary in writing not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. For our 2012 Annual Meeting of Shareholders, we must receive notice on or after December 30, 2011, and on or before January 30, 2012.

Can I Receive Electronic Delivery of Proxy Materials And Annual Reports?

Yes. This proxy statement and Corning’s 2010 Annual Report are available on Corning’s website at www.corning.com. Instead of receiving paper copies of next year’s proxy statement and Annual Report in the mail, shareholders can elect to receive an e-mail message that will provide a link to these documents on the website. By opting to access your proxy materials online, you will save us the cost of producing and mailing documents to you, reduce the amount of mail you receive, and help preserve environmental resources. Corning’s shareholders who have enrolled in the electronic proxy delivery service previously will receive their materials online this year. Shareholders of record may enroll in the electronic proxy statement and Annual Report access service for future Annual Meetings by registering online at www.computershare.com. Beneficial or “street name” shareholders who wish to enroll in electronic access service may do so at www.icsdelivery.com. We may, at some point, use the SEC’s “Notice and Access” method of proxy distribution. If we were to utilize the “Notice and Access” method, you would receive a notice in the mail about how to access electronic copies of the proxy materials or how to have paper copies mailed to you.

Are You “Householding” For Shareholders Sharing The Same Address?

Yes. The SEC’s rules regarding the delivery to shareholders of proxy statements, annual reports, prospectuses and information statements permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders. This method of delivery is referred to as “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one proxy statement and 2010 Annual Report to multiple registered shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. We will still be required, however, to send you and each other shareholder at your address an individual proxy voting card. If you would like to receive more than one copy of this proxy statement and our 2010 Annual Report, we will promptly send you additional copies upon written or oral request directed to our transfer agent, Computershare Trust Company, N.A., toll free at 1-800-255-0461. The same phone number may be used to notify us that you wish to receive a separate proxy statement or Annual Report in the future, or to request delivery of a single copy of a proxy statement of Annual Report if you are receiving multiple copies.

PROPOSAL 1—Election of Directors

In April 2010, the Company’s shareholders approved the Board of Directors’ proposal to amend the Certificate of Incorporation to declassify the Board of Directors by the 2013 Annual Meeting of Shareholders and provide for the annual election of all directors upon the expiration of their current terms. The Board of Directors presently has six directors whose terms expire at the 2011 Annual Meeting of Shareholders, and are being nominated for election to a one-year term to serve until the 2012 Annual Meeting of Shareholders.

Each of Messrs. Brown, Gund, Landgraf, and Ruding were elected by Corning’s shareholders on April 24, 2008, and their terms expire at the 2011 Annual Meeting. Mr. Canning was appointed by Corning’s Board of Directors on June 6, 2010. Mr. Tilton was appointed by Corning’s Board of Directors on November 30, 2010. Messrs. Canning and Tilton are standing for election by shareholders for the first time. Mr. O’Connor whose term expires this year, has met the Board’s mandatory retirement age and will not be standing for re-election.

Each of Messrs. Brown, Canning, Gund, Landgraf, Ruding, and Tilton is standing for election for a one-year term.

Majority-Vote Policy. A plurality of votes cast is required for the election of directors. However, under our Corporate Governance Guidelines, any nominee for director who does not receive the affirmative vote of a majority of the votes cast in any uncontested election will promptly, following certification of the election results, tender his or her resignation to the Board. A director nominee will have failed to receive the affirmative vote of a majority of votes cast if the number of “withhold” votes in respect of such nominee’s election exceeds the number of votes “for” such director nominee’s election (excluding abstentions). An election will be deemed to be “uncontested” if the number of director candidates does not exceed the number of directors to be elected.

The Board, acting on the recommendation of the Nominating and Corporate Governance Committee, will decide whether to accept or reject the tendered resignation. The Nominating and Corporate Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers relevant. Within 90 days of the certification of the election results, the Board will decide whether to accept or reject the tendered resignation. The Board will promptly disclose its decision in a press release or SEC filing. If the Board rejects the tendered resignation, such press release or SEC filing will include an explanation of the Board’s reasons for its rejection of the resignation.

Any director who tenders his or her resignation pursuant to this policy will recuse himself or herself from the deliberations, recommendation, or decision, as applicable, of the Nominating and Corporate Governance Committee and the Board regarding whether to accept such resignation. However, if a majority of the members of the Nominating and Corporate Governance Committee or Board, as applicable, are required to tender resignations in accordance with the director resignation policy, then the independent directors who are not required to tender resignations will appoint a committee from amongst themselves to consider the resignations and, in the event there are fewer than three such independent directors, the entire Nominating and Corporate Governance Committee or Board, as applicable, may participate in the deliberations, recommendation, or decision, as applicable.

Declassification of the Board. At our 2010 Annual Meeting of Shareholders, our shareholders voted to declassify our Board by the 2013 Annual Meeting of Shareholders and provide for the annual election of all directors upon the expiration of their current terms. The Board of Directors presently has six directors whose terms expire at the 2011 Annual Meeting of Shareholders, and who are being nominated for election to one-year terms to serve until the 2012 Annual Meeting of Shareholders.

•

The continuing directors whose current terms will expire at the 2012 or 2013 Annual Meetings of Shareholders, respectively, will serve the remainder of their terms, and the term of office for director nominees elected at the 2012 or 2013 Annual Meeting of Shareholders will expire at the following Annual Meeting of Shareholders.

•

Any director appointed to the Board because of an increase in the size of the Board, or to fill a vacancy, will hold office until the next Annual Meeting of Shareholders, at which the director will be eligible to stand for re-election for a term expiring at the following Annual Meeting of Shareholders.

Beginning with the 2013 Annual Meeting of Shareholders all directors will stand for election for terms expiring at the next Annual Meeting of Shareholders.

Each of the nominees has consented to being named in this proxy statement and to serve as a director if elected. If a nominee is not able to serve, proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. No nominee now owns beneficially any of the securities (other than directors’ qualifying shares) of any of Corning’s subsidiary companies. We have included below certain information about the nominees for election as directors and the directors who will continue in office after the Annual Meeting. The Board of Directors has concluded that the skills, qualifications and experience of each of the director nominees and continuing directors supports such nominee or director’s continued membership on the Company’s Board of Directors.

Nominees for Election as Directors

Nominees for Election for Terms Expiring in 2012

John Seely Brown
Retired Chief Scientist
Xerox Corporation

Dr. Brown served Xerox Corporation in various scientific research positions from 1978, until his retirement in 2002. In 1986, he was elected vice president in charge of advanced research and was director of the Palo Alto Research Center from 1990 to 2000. Dr. Brown was named chief scientist of Xerox in 1992, retiring in 2002. He is a visiting scholar and advisor to the Provost at the University of Southern California. He is also the independent co-chairman of Deloitte’s Center for the Edge. Dr. Brown is a director of Amazon.com, Inc. and Varian Medical Systems, Inc. He is a former director of Polycom, Inc. Corning director since 1996. Age 70.

Formerly the chief scientist of a large scale technology-based company (Xerox), Dr. Brown brings significant experience in the areas of research and development, technology and innovation to our Board. His additional areas of specialized knowledge include organizational learning, complex adaptive systems, micro electrical mechanical system (MEMS) and nanotechnology. Dr. Brown also has significant expertise in business strategies in Asia. His current work includes advising on international corporate strategies in the digital age.

John A. Canning, Jr.
Co-founder and Chairman
Madison Dearborn Partners, LLC

Mr. Canning co-founded Madison Dearborn Partners, LLC in 1992, serving as its chief executive officer until he became chairman in 2007. He previously spent 24 years with First Chicago Corporation, most recently as executive vice president of The First National Bank of Chicago and president of First Chicago Venture Capital. Mr. Canning is trustee and chairman of several Chicago-area non-profit organizations. He is a commissioner of the Irish Reserve Fund and a former director and chairman of the Federal Reserve Bank of Chicago. Mr. Canning is a director of Exelon Corporation. He is a former director of Jefferson Smurfit Group plc. Corning director since 2010. Age 66.

Mr. Canning brings thirty years’ of experience in private equity investing, including reviewing financial statements and audit results and making investment and acquisition decisions. As a former director and Chairman of the Federal Reserve Bank of Chicago, he has insight into economic trends important to our business. In addition to his business experience, he also has a law degree and is a recognized leader in the Chicago business community. Mr. Canning’s business experience and service on the boards of other companies and organizations enable him to contribute to Corning’s board. Mr. Canning’s experience in banking and managing investments, and his experience on the audit committees of other organizations, make him a valued member of our audit and finance committees.

Gordon Gund
Chairman and Chief Executive Officer
Gund Investment Corporation

Besides being the chairman and CEO of Gund Investment Corporation, which was founded in 1968, Mr. Gund is co-founder and chairman of The Foundation Fighting Blindness. The Foundation Fighting Blindness is a national, non-profit organization dedicated to finding the causes, treatments and/or cures for retinitis pigmentosa, age-related macular degeneration, and allied retinal degenerative diseases. He is a director of the Kellogg Company. Corning director since 1990. Age 71.

Mr. Gund brings to the Board his many years of experience as an entrepreneur, chief executive officer, investment professional and public company director. His business ventures covered finance and investment banking, sports, consumer products, philanthropy and medical research. Mr. Gund has significant experience as a public company lead director and has provided leadership to the Corning Board for over 21 years, from which he has developed additional expertise in the areas of compensation and corporate governance.

Kurt M. Landgraf
President and Chief Executive Officer
Educational Testing Service

Mr. Landgraf is president and chief executive officer of Educational Testing Service, a private non-profit educational testing and measurement organization, and joined ETS in that position in 2000. Prior to that, he was executive vice president and chief operating officer of E.I. Du Pont de Nemours and Company, where he previously held a number of senior leadership positions, including chief financial officer. He is a director of Louisiana-Pacific Corporation. Mr. Landgraf is a former director of IKON Office Solutions Inc. Corning director since 2007. Age 64.

Mr. Landgraf was selected for his wealth of executive management experience in public companies, non-profit entities, higher education, and government. He brings to the Board his financial expertise and operations skills and experience, represented by his positions as the chief financial officer and chief operating officer of E.I. DuPont de Nemours & Company. Mr. Landgraf’s other areas of specialized knowledge include technology, transportation, education, pharmaceuticals, health care, energy, materials, and mergers and acquisitions.

H. Onno Ruding
Retired Vice Chairman
Citicorp and Citibank, N.A.

Dr. Ruding has served private firms and the public (serving as Minister of Finance of The Netherlands from 1982-1989) in various financial positions, serving as a director of Citicorp and Citibank, N.A. from 1990 and 1998, respectively, to September 30, 2003 and vice chairman of Citicorp and Citibank, N.A. from 1992 to September 30, 2003. He retired from active employment from Citicorp and Citibank, N.A. on September 30, 2003. He was a member of the international advisory committee of Citigroup until February 2010. Dr. Ruding is also a director of BNG (Bank for the Netherlands Municipalities) and RTL Group, and a member of UNIAPAC, the Committee for European Monetary Union, the Pontifical Council Justice and Peace, the European Advisory Board of the American-European Community Association, the International Bureau of Fiscal Documentation and the Trilateral Commission. Dr. Ruding is the chairman of the Center for European Policy Studies (CEPS), the chairman of the Netherlands National Museum Palace Het Loo and the chairman of the Advisory Council of the Amsterdam Institute of Finance. Dr. Ruding is a former director of Alcan Inc. and Holcim Ltd. Corning director since 1995. Age 71.

Dr. Ruding is a finance expert and economist. As a former Minister of Finance in The Netherlands, executive board member of the International Monetary Fund, vice chairman and director of Citibank in New York, and chairman of the board of the CEPS in Brussels, he provides a wealth of knowledge in international finance and investment, markets, trade and development, and risk analysis.

Glenn F. Tilton
Chairman of the Board
United Continental Holdings, Inc.

Mr. Tilton is Chairman of the Board of Directors of United Continental Holdings, Inc. and immediate past chairman, president, and chief executive officer of UAL Corporation, the parent company of United Airlines where Mr. Tilton served as chairman and chief executive officer. He previously spent more than 30 years with Texaco, Inc. progressing through leadership roles in marketing, corporate planning and operations. Mr. Tilton is chairman of the Air Transport Association, the industry trade organization representing the leading U.S. airlines. Mr. Tilton was named by President Obama to the Presidential Export Council and by U.S. Transportation Secretary Ray LaHood to the Future of Aviation Advisory Committee. He is also a director of United Continental Holdings, Inc. and Abbott Laboratories. Corning director since 2010. Age 62.

Mr. Tilton brings a deep understanding of strategic planning and operational management from his many years of business, management, and financial experience. At Texaco, Inc., Mr. Tilton spent 30 years building business expertise in a variety of roles such as marketing and corporate planning. He later gained significant leadership and management experience as a key executive at Texaco, Inc., UAL Corporation and United Air Lines, Inc., as well as international business operations experience. Through his various professional roles, Mr. Tilton also has experience in a number of industries including aviation, energy, and pharmaceuticals.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF

EACH OF THE DIRECTOR NOMINEES.

Directors Continuing in Office

Directors Whose Terms Expire in 2012

James B. Flaws
Vice Chairman and Chief Financial Officer
Corning Incorporated

Mr. Flaws joined Corning in 1973 and served in a variety of controller and business management positions. He was elected assistant treasurer of Corning in 1993; vice president and controller in 1997 and vice president of finance and treasurer in May 1997; senior vice president and chief financial officer in December 1997; executive vice president and chief financial officer in 1999; and to his current position in 2002. Mr. Flaws is a director of Dow Corning Corporation. He has been a member of Corning’s Board of Directors since 2000. Age 62.

Since joining Corning in 1973, Mr. Flaws has held a wide range of management positions across its control, financial, treasury, and business development functions in specific line business units, as well as at corporate-wide levels. As a result of his diverse responsibilities over more than 30 years, he has very broad experience in many financial, investor relations, and supervisory roles within the company, including leading the spinoff of Corning’s health care businesses into two separate publicly-traded companies in 1996, and overseeing many mergers and acquisitions by the company, as well as the sale of numerous business units and restructuring efforts.

Deborah D. Rieman
Managing Director
Equus Management Company

Dr. Rieman has more than 25 years of experience in the software industry. Currently, she is Managing Director of Equus Management Company, a private investment fund. From 1995 to 1999, she served as president and chief executive officer of Check Point Software Technologies, Incorporated. She is a director of Keynote Systems. Dr. Rieman is a former director of Tumbleweed Communications Corp, Kintera Inc., and Arbinet Corp. Corning director since 1999. Age 61.

Dr. Rieman brings significant expertise in information technology, innovation and entrepreneurial endeavors to the Board, and skills related to her Ph.D. in mathematics. She is also the former president and chief executive officer of a publicly listed software company specializing in security, and has experience in technology development, marketing, business development and support, investor relations, and investing.

Mark S. Wrighton
Chancellor and Professor of Chemistry
Washington University in St. Louis

Since 1995, Dr, Wrighton has been Chancellor and Professor of Chemistry at Washington University in St. Louis, and serves as its chief executive officer. Before joining Washington University, he was a researcher and professor at the Massachusetts Institute of Technology, where he was Head of the Department of Chemistry from 1987 to 1990, and then Provost from 1990 to 1995. Dr. Wrighton served as a Presidential appointee to the National Science Board from 2000 to 2006, and chaired that Board’s audit and oversight committee during that time. He also is a past chair of the Association of American Universities, The Business Higher Education Forum, and the Consortium on Financing Higher Education, and continues as a member of these organizations. He also serves as a director of Cabot Corporation and Brooks Automation, Inc. Dr. Wrighton is a former director of A.G. Edwards, Inc. Corning director since 2009. Age 61.

Dr. Wrighton is a professor, chemist and research scientist with expertise in materials, with research interests including photochemistry and metal catalysts. He is also the chief executive officer of a major research university, which since his appointment in 1995, has grown significantly in academic stature, research, infrastructure, and fiscal management. Dr. Wrighton brings to the Board his vast scientific knowledge and understanding of complex research and development issues, and executive leadership.

Directors Whose Terms Expire in 2013

Robert F. Cummings, Jr.
Vice Chairman of Investment Banking
JPMorgan Chase & Co.

Mr. Cummings was appointed Vice Chairman of Investment Banking at JPMorgan Chase & Co. on December 2, 2010, where he advises on client opportunities across sectors and industry groups. From 2002 to 2009, he served as a senior managing director at GSC Group, Inc., a privately held money management firm. Mr. Cummings began his business career in the investment banking division of Goldman, Sachs & Co. in 1973, and was a partner of the firm from 1986 until his retirement in 1998. He served as an advisory director at Goldman Sachs until 2002. Mr. Cummings is a director of Viasystems Group, Inc., and a former director of RR Donnelley & Sons Co. and GSC Investment Corp. Corning director since 2006. Age 61.

Mr. Cummings’ Board qualifications include over 27 years of investment banking experience at Goldman Sachs, where he advised corporate clients on financings, business development, mergers and acquisitions and other strategic financial issues. Additionally, he brings knowledge in the areas of technology, telecommunications, private equity, and real estate to the Board.

William D. Smithburg
Retired Chairman, President and Chief Executive Officer
The Quaker Oats Company

Mr. Smithburg joined Quaker Oats in 1966, being elected president in 1979, chief executive officer in 1981 and chairman in 1983. He also served as president from November 1990 to January 1993 and from November 1995 to November 1997 when he retired. Mr. Smithburg is a director of Abbott Laboratories and Northern Trust Corporation. He is a former director of Smurfit-Stone Container Corporation. Corning director since 1987. Age 72.

Mr. Smithburg brings significant executive experience in corporate governance, operations, corporate strategy, acquisitions and divestitures, advertising, and supply chain management. He is the former chairman and chief executive officer of a $6 billion public company and has long served on several public company boards. Mr. Smithburg’s industry expertise includes consumer products, transportation, pharmaceuticals, finance and banking, and education.

Hansel E. Tookes II
Retired Chairman and Chief Executive Officer
Raytheon Aircraft Company

Mr. Tookes retired from Raytheon Company in December 2002. He joined Raytheon in 1999 and served as president of Raytheon International, chairman and chief executive officer of Raytheon Aircraft and executive vice president of Raytheon Company. From 1980 to 1999, Mr. Tookes served United Technologies Corporation as president of Pratt and Whitney’s Large Military Engines Group and in a variety of other leadership positions. He is a director of Ryder Systems Inc., BBA Aviation plc, FPL Group, Inc. and Harris Corporation. Corning director since 2001. Age 63.

Mr. Tookes provides extensive experience in operations, manufacturing, performance excellence, business development, technology-driven business environments, and military and government contracting. He also brings his science and engineering education, training and knowledge to the Board. Mr. Tookes’ industry expertise includes aviation, aerospace and defense, transportation, and technology.

Wendell P. Weeks
Chairman, Chief Executive Officer and President
Corning Incorporated

Mr. Weeks joined Corning in 1983 and was named a vice president and deputy general manager of the Telecommunications Products division in 1995; vice president and general manager in 1996; senior vice president in 1997; senior vice president of Opto-Electronics in 1998; executive vice president in 1999; president, Corning Optical Communications in 2001; president and chief operating officer of Corning in 2002; and president and chief executive officer in 2005. Mr. Weeks became chairman and chief executive officer on April 26, 2007, and president on December 31, 2010. He is a director of Merck & Co. Inc. Mr. Weeks has been a member of Corning’s Board of Directors since 2000. Age 51.

Mr. Weeks brings deep and broad knowledge of the company based on his long career across a wide range of Corning’s staff groups and major businesses. Mr. Weeks has 28 years of Corning experience including financial management, business development, commercial leadership, and general management. His experiences in many of Corning’s businesses and technologies, and more than five years as chief executive officer, have given him a unique understanding of Corning’s diverse business operations and innovations.

Meetings and Committees of The Board

Board Meetings

The Board of Directors held 16 regularly scheduled meetings and one special meeting during 2010. All directors attended 75% or more of the meetings of the Board of Directors and of the Committees on which they serve, with the exception of Mr. Smithburg, who attended 57% of the Executive Committee meetings. Mr. Smithburg attended 100% of the meetings of the Compensation Committee, as well as of the Nominating and Corporate Governance Committee, and 94% of the Board Meetings. He missed 3 of 7 Executive Committee meetings due to previous commitments for which he was out of the country in remote locations where suitable, secure telephone service at the time of the Executive Committee meeting was not available. Such commitments will not affect Mr. Smithburg’s ability to attend Executive Committee meetings in the future.

Board Committees

In addition to an Executive Committee, which acts by delegation, Corning has five standing Board committees: Audit, Compensation, Corporate Relations, Finance, and Nominating and Corporate Governance Committees. Each committee’s written charter, as reviewed annually and adopted by the Board of Directors, is available on Corning’s website at www.corning.com/investor_relations/corporate_governance/board_download_library.aspx. Copies of each of the charters are also attached to this proxy statement as Appendix A, B, C, D, and E, respectively.

The Audit Committee met eight times during 2010. The current members of the Audit Committee are Messrs. Landgraf (Chair), Canning, Cummings, Ruding, Tilton, Wrighton and Ms. Rieman. The Audit Committee:

•

Assists the Board of Directors in its oversight of (i) the integrity of Corning’s financial statements, (ii) the internal auditors’ performance, and (iii) Corning’s compliance with legal and regulatory requirements;

•	Meets in executive sessions with the independent registered public accounting firm, internal auditors and management;

•	Approves the appointment of Corning’s independent registered public accounting firm;

•

Reviews and discusses with the independent registered public accounting firm and the internal auditors the effectiveness of Corning’s internal control over financial reporting, including disclosure controls;

•	Reviews and discusses with management, the independent registered public accounting firm and the internal auditors the scope of the annual audit;

•	Reviews the quarterly and annual financial statements and other reports provided to shareholders with management and the independent registered public accounting firm;

•

Discusses company policies with respect to risk assessment and risk management, and reviews contingent liabilities and risks that may be material to Corning, as well as major legislative and regulatory developments which could materially impact Corning’s contingent liabilities and risks;

•	Oversees the independent registered public accounting firm’s qualifications, independence and performance;

•	Reviews transactions between Corning and related persons that are required to be disclosed in our filings with the SEC; and

•	Determines the appropriateness of and approves the fees for audit and permissible non-audit services to be provided by the independent registered public accounting firm.

The Compensation Committee met seven times during 2010. The current members of the Compensation Committee are Messrs. Smithburg (Chair), Brown, Gund and O’Connor. The Compensation Committee:

•	Reviews Corning’s goals and objectives with respect to executive compensation;

•	Evaluates the CEO’s performance in light of Corning’s goals and objectives;

•	Determines and approves compensation for the CEO and other officers of Corning;

•	Reviews and approves employment, severance and change in control agreements for the CEO and other officers of Corning;

•	Recommends to the Board the compensation arrangements with independent directors;

•	Oversees Corning’s equity compensation plans; and

•	Makes recommendations to the Board regarding non-equity incentive and equity incentive plans.

Compensation decisions for executives, including the “Named Executive Officers,” the five executive officers of the Company listed in this proxy statement, and the directors are reviewed and approved by the Compensation Committee. The Compensation Committee has administrative and/or oversight responsibility to compensate key executives effectively and in a manner consistent with our stated compensation strategy. The Compensation Committee has engaged an independent executive compensation expert from Aon Hewitt, an outside global human resources consulting firm, to conduct an annual review of its total compensation program for executives. The independent expert supports the Committee by providing data regarding market practices and makes recommendations for changes to plan designs and policies that are consistent with the Company’s compensation philosophy.

The agenda for meetings of the Compensation Committee is determined by its Chairman, with the assistance of the Chief Administrative Officer and the Senior Vice President Global Compensation and Benefits. The Chief Executive Officer and the Chief Administrative Officer are invited to attend the Compensation Committee meetings, though they leave the room during discussions and deliberations of individual compensation actions affecting them personally. The Compensation Committee Chairman reports the Committee’s recommendations on executive compensation to the Board. The Company’s Global Compensation and Benefits department supports the Compensation Committee in its duties and, along with the Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee reviews the total fees paid to Aon Hewitt by the Company to ensure that the independent compensation expert maintains his objectivity and independence when rendering advice to the Committee. For more information on the Compensation Committee, see “Compensation Discussion and Analysis” beginning on page 26.

The Corporate Relations Committee met five times during 2010. The current members of the Corporate Relations Committee are Ms. Rieman (Chair) and Messrs. Landgraf, Tilton and Wrighton. The Corporate Relations Committee focuses on the areas of employment policy, public policy and community relations in the context of the business strategy of Corning.

The Executive Committee met seven times during 2010. The current members of the Executive Committee are Messrs. Weeks (Chair), Flaws, Gund, O’Connor and Smithburg. All other directors are alternate members of the Executive Committee. The Executive Committee serves primarily as a means of taking action requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved by New York law to the Board. In practice, the Executive Committee’s actions are generally limited to matters such as the authorization of corporate credit facilities, borrowings and pricing of Corning’s public offering of securities, and specific transactions for which the Board delegates its authority.

The Finance Committee met seven times during 2010. The current members of the Finance Committee are Messrs. Ruding (Chair), Canning, Cummings, Flaws, and Tookes. The Finance Committee:

•	Monitors present and future capital requirements of Corning;

•	Reviews all material transactions prior to execution;

•	Reviews potentials mergers, acquisitions, divestitures and investments in third parties;

•	Reviews Corning’s exposure to financial, economic and hazard risks;

•	Monitors Corning’s cash management plans and activities;

•	Reviews Corning’s tax position and strategy;

•	Reviews and monitors Corning’s credit rating;

•	Reviews funding actions for Corning’s pension programs; and

•	Reviews Corning’s financial plans and other financial information that Corning uses in its analysis of internal decisions.

The Nominating and Corporate Governance Committee met five times during 2010. The current members of the Nominating and Corporate Governance Committee are Messrs. O’Connor (Chair), Brown, Gund, Smithburg, and Tookes. The Nominating and Corporate Governance Committee:

•	Identifies individuals qualified to become Board members;

•	Reviews candidates recommended by shareholders;

•	Determines the criteria for selecting director nominees;

•	Conducts inquiries into the background of director nominees;

•	Recommends to the Board, director nominees to be proposed for election at the Annual Meeting of Shareholders;

•

Reviews and recommends to the Board, whether to accept or reject the resignation of an incumbent director who failed to receive a majority of the votes cast in an election that is not a result of a contested election pursuant to the Company’s Majority Voting Policy;

•	Monitors significant developments in the regulation and practice of corporate governance;

•	Develops and recommends to the Board corporate governance guidelines;

•	Assists the Board in assessing the independence of Board members;

•	Identifies Board members to be assigned to the various committees;

•	Oversees and assists the Board in the review of the Board’s performance;

•	Establishes director retirement policies;

•	Reviews, approves and ratifies transactions between Corning and related persons; and

•	Reviews activities of Board members and senior executives for potential conflict of interest.

The process for electing director nominees entails making a preliminary assessment of each candidate based upon his/her résumé and other biographical and background information, as well as his/her willingness to serve. This information is then evaluated against the criteria set forth below, as well as the specific needs of Corning at that time. Based upon this preliminary assessment, candidates who appear to be the best fit are invited to participate in a series of interviews. At the conclusion of the process, if it is determined that the candidate will be a good fit, the Nominating and Corporate Governance Committee recommends the candidate to the Board for election at the next Annual Meeting. If the director nominee is a current Board member, the Nominating and

Corporate Governance Committee also considers prior Corning Board performance and contributions. The Nominating and Corporate Governance Committee uses the same process for evaluating all candidates regardless of the source of the nomination.

The minimum qualifications and attributes that the Nominating and Corporate Governance Committee believes must be possessed by a director nominee may include:

•	Character and the ability to apply good business judgment;

•	The ability to exercise his/her duties of loyalty and care;

•	Proven leadership skills;

•	Diversity of experience;

•	High integrity and ethics;

•	The ability to understand complex principles of business and finance;

•	Scientific expertise; and

•	Familiarity with national and international issues affecting businesses.

Our Board is comprised of accomplished professionals who represent diverse and key areas of expertise including, national and international business, operations, manufacturing, finance and investing, energy, management, entrepreneurship, government, higher education and science, research and technology. While Corning does not have a formal diversity policy with respect to director nominations, we believe that the diversity of skills, knowledge, opinions and fields of expertise represented on our Board is one of its core strengths. When identifying and selecting director nominees, the Nominating and Corporate Governance Committee considers the impact a nominee would have in terms of increasing the diversity of the Board with respect to professional experience, background, viewpoints, skills and areas of expertise. We believe that the resulting diversity of directors allows the Board to engage in honest and challenging discussions, in service of the best decisions for the Company and its shareholders. The diversity of our directors’ skills allows each director an opportunity to provide specific leadership in his or her respective areas of expertise. In the context of the Board’s needs, the appropriate mix of director competencies and experiences evolves for Corning over time. In an effort to increase diversity, the Nominating and Corporate Governance Committee in working with the Board also considers diversity of race, gender and national origin of potential director candidates. We believe our directors’ wide range of professional experiences and backgrounds, education and skills has proven invaluable to the Company and we intend to continue leveraging this strength.

All of the director nominees are elected members of the Board of Directors, except for Messrs. Canning and Tilton who were identified by the Nominating and Corporate Governance Committee, and appointed by the Board of Directors in 2010. The Nominating and Corporate Governance Committee retains the assistance of a third-party recruiting firm to assist in identifying and evaluating potential director nominees, as it deems appropriate.

The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. If you wish to nominate a candidate, please forward the candidate’s name and a detailed description of the candidate’s qualifications, skills and experience, a document indicating the candidate’s willingness to serve and evidence of the nominating shareholder’s ownership of Corning’s shares to: Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831. A shareholder wishing to nominate a candidate must also comply with the notice requirements described above under the question “How Do I Submit A Shareholder Proposal For, Or Nominate A Director For Election At Next Year’s Annual Meeting?”

Corporate Governance Matters

Corporate Governance Guidelines

Our business, property and affairs are managed by or, are under the direction of, the Board of Directors pursuant to New York Business Corporation Law and our By-Laws. Members of the Board of Directors are kept informed of Corning’s business through discussions with the Chairman, Chief Executive Officer and President, the Vice Chairman and Chief Financial Officer and other key members of management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

The Board has adopted a set of Corporate Governance Guidelines that address the make-up and functioning of the Board. A copy of these guidelines is attached to this proxy statement as Appendix F and can also be found on website at www.corning.com/investor_relations/corporate_governance/board_download_library.aspx.

Board Leadership Structure

Corning has a board leadership structure under which our Chief Executive Officer also serves as Chairman of the Board of Directors. As stated in our Corporate Governance Guidelines, we believe that having one person serve as both Chief Executive Officer and Chairman demonstrates to our employees, suppliers, customers and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. This unity of leadership eliminates the potential for confusion or duplication of efforts, and provides clear leadership for the Company. We believe that the Company has been well-served by this structure.

Our Board of Directors is comprised of 12 independent directors, plus two management directors. All of our independent directors are highly accomplished and experienced business people in their respective fields, who have demonstrated leadership in significant enterprises and are familiar with board processes. For additional information about the backgrounds and qualifications of our directors, see “Nominees for Election as Directors” and “Directors Continuing in Office” in this proxy statement.

Our Board has six standing committees—Audit, Compensation, Corporate Relations, Executive, Finance, and Nominating and Corporate Governance. Three of the committees are comprised solely of independent directors, five of the committees have a separate, independent chair, and the Executive Committee has three independent plus two employee directors as members. The chair of each of these committees is responsible for directing the work of the committee in fulfilling its responsibilities, see “Meetings and Committees of the Board” in this proxy statement.

Under our Corporate Governance Guidelines, the Board designates and utilizes a Lead Director, currently James J. O’Connor. The Lead Director plays an important role in our corporate governance structure. The Lead Director’s responsibilities include: presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; serving as liaison between the Chairman and the independent directors; convening meetings of the independent directors; consulting with the Chairman on matters relating to Board performance and corporate governance; and, if requested by major shareholders, ensuring that he is available for consultation and direct communication. The Chairman consults with the Lead Director in advance of each Board meeting to obtain his comments, suggestions, and approval for the meeting schedule and timing, for each agenda, and for the types of information to be sent to the Board.

We believe that, in addition to fulfilling our Lead Director responsibilities, Mr. James J. O’Connor, has made valuable contributions to the Company through his abilities to build Board consensus, effectively coordinate Board agendas and activities with the Chairman, and by his judgment and decision-making for the Company. Mr. O’Connor, whose term as director expires at the 2011 Annual Meeting of Shareholders, has reached the Board’s mandatory retirement age and will no longer serve as Lead Director. At the first meeting of the Board of Directors following the 2011 Annual Meeting of Shareholders, the Board will designate a new Lead Director.

In February 2011, as part of our review of corporate governance and succession planning, the Board (led by the Nominating and Corporate Governance Committee) re-evaluated our Board leadership structure, to ensure that it remains optimal for the Company and its shareholders. The Board determined that the current Board leadership structure continues to serve the Company well, provides strong leadership and facilitates effective communication, oversight and governance of the Company, while allowing for independent decision making as required. We recognize that different board leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. We believe our current leadership structure—under which our Chief Executive Officer serves as Chairman of the Board, five of the six Board committees are chaired by independent directors and our Lead Director assumes specified responsibilities on behalf of the independent directors—remains the optimal board leadership structure for our Company and our shareholders.

Executive Sessions of Independent Directors

Independent Board members meet without management present at each regularly scheduled Board meeting. Additional meetings may be called by the Lead Director in his discretion or at the request of the Board. The Lead Director presides over meetings of the independent directors.

Board Risk Oversight

Corning has a comprehensive risk management program that engages the Company’s management/leadership and Board. Since 2005, the Company has employed an Enterprise Risk Management program (“ERM”) that was modeled on the COSO II framework. “COSO” is the Committee of Sponsoring Organizations of the Treadway Commission, a voluntary private-sector organization, established in the United States, dedicated to providing guidance to executive management and governance entities on critical aspects of organizational governance, business ethics, internal control, enterprise risk management, fraud, and financial reporting. Corning’s ERM is a company-wide effort that involves the Board, management and Corning staff in an integrated effort to identify, assess and manage risks that may potentially affect the Company. A “Risk Council,” chaired by our Vice Chairman and Chief Financial Officer, Mr. Flaws, and composed of Corning management and staff, is a core governance element of the ERM.

The Risk Council’s activities include aggregating, prioritizing and assessing risks including, financial, operational, business, reputational, governance, and managerial risks. The Risk Council assigns the management of identified risks to a local team that can best manage the risks, and then evaluates the specific risk mitigation plans created by the local team. Corning believes central oversight and assistance of these local teams is the most effective way to manage the risks. The Risk Council reports directly to the management committee of the Company.

Additionally, our Compliance Council, chaired by the Senior Vice President and General Counsel, provides the Risk Council with the results of its review of the Company’s compliance with laws and regulations of the countries in which we conduct business. The Compliance Council reports directly to each of the Audit Committee and Corporate Relations Committee.

We also perform a comprehensive risk assessment related to our internal controls. This assessment includes interviews with senior management, and financial leaders as well as evaluation of Risk Council findings, audit results, current business priorities and the economic environment. The results of this assessment are shared annually with the Audit Committee.

The Audit Committee annually reviews a comprehensive report on the Company’s ERM processes. In accordance with NYSE requirements, our Audit Committee is responsible for company policies with respect to risk assessment and risk management, and to review contingent liabilities and risks that may be material to Corning, as well as major legislative and regulatory developments that could materially impact Corning’s contingent liabilities and risks. Regularly, the Audit Committee reviews and discusses risks facing the Company, including legal issues, employee matters, information technology security and governmental regulation and legislation, among other things. Our Finance Committee, pursuant to its charter, reviews regularly the top risks identified by the ERM process and strategies for managing exposure to specific financial, economic, and hazard risks. Each of the Audit and Finance Committee’s chairman reports to the entire Board of Directors regarding their risk management review and any significant items identified. In addition, each of our Board committees considers the risk exposures within its areas of responsibility. For example, our Corporate Relations Committee reviews potential risk exposures in the environmental, health, safety, employment, and product liability areas.

The full Board provides additional risk oversight in numerous ways, including the following:

•

Annually, prior to its approval of the annual budget and long-term plan, the Board reviews the potential risks which could negatively impact the proposed budget and plan. This review includes the types of risks, as well as pessimistic and worst case scenarios should the identified risks be realized.

•	The Board frequently reviews the Company’s Strategic Framework and any risks which might negatively impact it.

•	Prior to approving any significant investment or divestiture actions by the Company, the Board reviews a detailed proposal identifying the rationale and risks involved in such action.

•	The Board regularly receives written reports covering environmental, safety and health, and human resources matters.

•

At least four times each year, the Board attends “Technology with the Board” sessions, which allow the directors to review and discuss current research and development projects and thereby assess risks related to the Company’s technology and intellectual property developments.

•	The full Board also engages in periodic discussions regarding risks with our Chief Executive Officer, Chief Financial Officer, and other company officers, as it deems appropriate.

We endeavor to keep the Board fully apprised of risks facing the Company and believe that our directors provide effective oversight of the risk management function. We believe the Board’s risk oversight function allows our directors to make well-informed decisions and increases the effectiveness of the Company’s leadership structure.

Director Independence

Our Corporate Governance Guidelines require that the Board of Directors make an annual determination regarding the independence of each of Corning’s directors. The Board made these determinations on February 2, 2011, based on an annual evaluation performed by and recommendations made by the Nominating and Corporate Governance Committee. The Board of Directors has determined that Messrs. Brown, Canning, Cummings, Gund, Landgraf, O’Connor, Ruding, Smithburg, Tilton, Tookes and Wrighton, and Ms. Rieman are “independent” within the meaning of the rules of the New York Stock Exchange, based on its application of the standards set forth in our Corporate Governance Guidelines. Specifically, the Board determined that they were independent because no relationship was identified that would automatically bar them from being characterized as independent, and any relationships identified were not so material as to impair their independence.

In making this determination, the Board considered, among other things, the following relationships, each of which it determined were not material:

•	Mr. Brown is a director of Varian Medical Systems, Inc., which in the last three fiscal years has purchased and sold less than $1,000 with Corning.

•

Mr. Cummings became an employee of JPMorgan Chase & Co (“JPM”) as of December 2010. JPM and its affiliates provide various investment banking services including underwriting, commercial lending and banking and other financial advisory services, including provision of credit facilities to Corning and its affiliates. Corning’s fees to JPM were approximately $4,200,000, $1,600,000 and $780,000 for each 2010, 2009 and 2008, respectively. Mr. Cummings is not a JPM executive officer under SEC rules, and will have no personal involvement in any JPM services provided to Corning.

•	Mr. Smithburg is a director of Abbott Laboratories, to which Corning has sold products in an aggregate amount of approximately $6,000 in the last three fiscal years.

•

Mr. Tookes is a director of BBA Aviation plc, the parent company of Signature Flight Support (“SFS”), a company that provides aviation support services to Corning. In the last three fiscal years, SFS has provided services in an aggregate amount of approximately $230,000. Mr. Tookes is also a director of Harris Corporation and Ryder Systems, each of which have transacted less than $15,000 of business with Corning in the each of the last three fiscal years.

•

Mr. Wrighton is a director of Cabot Corporation, a company which sold products to Corning in an aggregate amount of approximately $676,000 in 2008, 2009 and 2010; and Brooks Automation, a company which sold an aggregate of approximately $90,000 in products to Corning in the last three fiscal years. Both Cabot Corporation’s sales to and purchases from Dow Corning Corporation (“DCC”) were below $61,000,000 for each of the last three fiscal years. DCC, which is 50% owned by each of Corning and The Dow Chemical Company, is not controlled by Corning, and has a separate board of directors.

In determining that each of the above relationships were not material, the Board considered the fact that each of Messrs. Brown, Cummings, Smithburg, Tookes, and Wrighton’s relationships arise only from their positions as a employee or director of the respective companies, that such director has no material interest in any of the transactions between Corning or DCC, as the case may be, and the respective company, that none is an executive officer of these companies, that such director had no role or financial interest in any decisions about any of these transactions, and that such a relationship would not bar independence under the NYSE Listing Standards or Corning’s Director Qualification Standards.

The Board concluded that based on all of the relevant facts and circumstances, none of the above relationships constituted a material relationship with Corning that represents a potential conflict of interest, or otherwise interferes with the exercise by any of these directors of his or her independent judgment from management of Corning.

Messrs. Flaws and Weeks are not independent because they are each executive officers of Corning.

Each member of the Board’s Audit, Compensation, and Nominating and Corporate Governance Committees is independent within the meaning of the NYSE Listing Standards, Securities Exchange Act Rule 10A-3 and Corning’s Director Qualification Standards.

Communications with Directors

Shareholders and interested parties may communicate concerns to any director, committee member or the Board by writing to the following address: Corning Incorporated Board of Directors, Corning Incorporated, One Riverfront Plaza, MP HQ E2 10, Corning, New York 14831 Attention: Corporate Secretary. Please specify to whom your correspondence should be directed. The Corporate Secretary has been instructed by the Board to promptly forward all correspondence (except advertising, spam, junk mail and other mass mailings, product inquiries and suggestions, resumes, surveys or any unduly hostile, threatening or illegal materials) to the relevant director, committee member or the full Board, as indicated in the correspondence.

Audit Committee Financial Expert

The Board of Directors has determined that three members of the Audit Committee: Messrs. Cummings, Landgraf, and Ruding, qualify as Audit Committee Financial Experts.

Policy Regarding Directors Attendance at Annual Meetings

Our Corporate Governance Guidelines provide that each director will make every effort to attend the Annual Meeting of Shareholders. All of our incumbent Board Members attended the 2010 Annual Meeting of Shareholders, with the exception of Messrs. Tookes, Landgraf, Canning who was appointed to the Board on June 2, 2010, and Tilton who was appointed to the Board on November 20, 2010.

Related Party Policy and Procedures

Corning has adopted a written policy that addresses related party transactions. A “related party” of Corning includes:

•	a director;

•	a senior officer;

•	an immediate family member of a director or senior officer;

•	a shareholder who owns more than 5% of Corning’s voting securities; or

•	an entity in which a director, senior officer or a more than 5% shareholder has a substantial ownership interest.

Under the policy, all related party transactions must be reviewed by the General Counsel or other disinterested officer. Any transaction involving a director is also reviewed, approved or ratified by the Nominating and Corporate Governance Committee. Any transaction involving an executive officer is also reviewed, approved or ratified by the Audit Committee. In order for any such transaction to be approved or ratified, the transaction must be shown to further the interest of the Company and have appropriate safeguards established.

All approved or ratified related party transactions shall be reported to the Audit Committee and the Nominating and Corporate Governance Committee (in those instances where such committee did not participate in the review, approval or ratification process).

Other Matters

Corning is headquartered in a small community in upstate New York. The Company routinely makes contributions to a number of civic, charitable and cultural institutions that improve the quality of life and increase the resources of that community making it more attractive to employees. In a small community, inevitably employees, including executives and their spouses, serve on non-profit organizations that receive such contributions from the Company.

In 2010, Corning contributed approximately $950,000 to the Alternative School for Math and Science (ASMS), a private middle school in Corning, NY, for scholarships, administrative and facility support. ASMS has an advanced curriculum with a focus on science and math. The school is open to the public. Children of Corning employees usually represent approximately 50% of the enrollment. Pamela Schneider (Executive Vice President), Mark Rogus (Senior Vice President and Treasurer), Curt Weinstein (Vice President), Kim Frock Weeks (spouse of Chairman and CEO Wendell Weeks) and Patti Hinman (spouse of Tom Hinman, Senior Vice President) serve on the ASMS board. Ms. Frock Weeks also serves as Administrative Head of School at ASMS, but receives no salary or benefits in this role. Corning expects to increase its contributions to ASMS in the future, as the school expands.

Code of Ethics

Our Board of Directors has adopted the Code of Ethics for the Chief Executive Officer and Financial Executives and the Code of Conduct for Directors and Executive Officers, which supplements the Code of Conduct governing all employees and directors. A copy of the Code of Ethics is attached to this proxy statement as Appendix G and is available on our website at http://www.corning.com/investor_relations/corporate_governance/board_download_library.aspx. We will disclose any amendments to, or waivers from, the Code of Ethics on our website within four business days of such determination. During 2010, no amendments to or waivers of the provisions of the Code of Ethics were made with respect to any of our directors or executive officers.

Security Ownership of Certain Beneficial Owners

Paragraphs (a) and (b) below set forth information about the beneficial ownership of Corning’s Common Stock as of December 31, 2010. Unless otherwise indicated, the persons named have sole voting and investment power with respect to the shares listed.

(a) To the knowledge of management, the following owned 5% or more of Corning’s outstanding shares of Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	94,546,414	(1)	6.05%
40 East 52nd Street
New York, NY 10022

Capital Research Global Investors	119,953,620	(2)	7.7%
333 South Hope Street
Los Angeles, CA 90071

Capital World Investors	122,830,800	(3)	7.9%
333 South Hope Street
Los Angeles, CA 90071

The Growth Fund of America, Inc.	91,530,000	(4)	5.9%
333 South Hope Street
Los Angeles, CA 90071

(1)	Reflects shares beneficially owned by BlackRock, Inc. (“BlackRock”), according to a Schedule 13G/A filed by BlackRock with the SEC on February 3, 2011, reflecting ownership of shares as of December 31, 2010. BlackRock has sole voting power and sole dispositive power with respect to 94,546,414 shares. According to the Schedule 13G/A, BlackRock beneficially owned 6.05% of our common stock as of December 31, 2010.
(2)	Reflects shares beneficially owned by Capital Research Global Investors (“CRGI”), a division of Capital Research and Management Company, according to a Schedule 13G filed by CRGI with the SEC on February 11, 2011, reflecting ownership of shares as of December 31, 2010. CRGI, an investment advisor, has sole voting power and sole dispositive power with respect to 119,953,620 shares. According to the Schedule 13G, CRGI beneficially owned 7.7% of our common stock as of December 31, 2010. CRGI disclaims beneficial ownership of these shares.
(3)	Reflects shares beneficially owned by Capital World Investors (“CWI”), a division of Capital Research and Management Company, according to a Schedule 13G/A filed by CWI with the SEC on February 14, 2011, reflecting ownership of shares as of December 31, 2010. CWI, an investment advisor, has sole voting power and sole dispositive power with respect to 122,830,000 shares. According to the Schedule 13G/A, CWI beneficially owned 7.9% of our common stock as of December 31, 2010. CWI disclaims beneficial ownership of these shares.

(4)	Reflects shares beneficially owned by The Growth Fund of America, Inc. (“GFA”), an investment company which is advised by Capital Research and Management Company, according to a Schedule 13G/A filed by GFA with the SEC on February 14, 2011, reflecting ownership of shares as of December 31, 2010. GFA has sole voting power with respect to 91,530,000 shares. According to the Schedule 13G/A, GFA beneficially owned 5.9% of our common stock as of December 31, 2010. GFA’s Schedule 13G/A also notes that some of these shares may also be reflected in the filings made by Capital Research Global Investors and/or Capital World Investors.

(b) The number of shares of Corning Common Stock owned by the directors and nominees for directors, by the chief executive officer, the chief financial officer and the three other most highly compensated executive officers (the “Named Executive Officers”) and by all directors and executive officers as a group, as of December 31, 2010, is as follows:

Name	Amount and Nature of Beneficial Ownership(1)(2)(3)		Percent of Class
Directors
John S. Brown	139,167		—
John A. Canning, Jr.	32,827		—
Robert F. Cummings, Jr.	77,194		—
Gordon Gund	3,292,477	(4)	—
Carlos M. Gutierrez(5)	8,631		—
Kurt M. Landgraf	23,461		—
James J. O’Connor	140,491		—
Deborah D. Rieman	120,880		—
H. Onno Ruding	133,188		—
William D. Smithburg	159,917		—
Glenn F. Tilton	439		—
Hansel E. Tookes II	76,130		—
Mark S. Wrighton	16,724		—

Named Executive Officers
Wendell P. Weeks*	2,069,073		—
Peter F. Volanakis**	1,591,980		—
James B. Flaws*	862,770		—
Joseph A. Miller, Jr.	770,177		—
Kirk P. Gregg	857,945		—
All Directors and Executive Officers as a Group (22 persons)	11,045,783	(6)(7)	.71%
*also	serves as director.
**Mr.	Volanakis retired from the Board for Directors on December 1 and as President on January 1, 2011.

(1)	Includes shares of common stock, subject to forfeiture and restrictions on transfer, granted under Corning’s Incentive Stock Plans as well as options to purchase shares of common stock exercisable within 60 days under Corning’s Stock Option Plans. Messrs. Brown, Canning, Cummings, Gund, Gutierrez, Landgraf, O’Connor, Ruding, Smithburg, Tilton, Tookes, Wrighton, Weeks, Volanakis, Flaws, Miller and Gregg, and Ms. Rieman have the right to purchase 25,590; 0; 8,831; 68,500; 1,276; 6,827; 21,468; 66,390; 32,340; 0; 25,590; 3,734; 1,564,997; 1,323,118; 633,258; 579,666; 742,281; and 66,390 shares, respectively, pursuant to such options. All directors and executive officers as a group hold options to purchase 6,117,374 such shares.

(2)	Includes shares of common stock, subject to forfeiture and restrictions on transfer, issued under Corning’s Restricted Stock Plans for Independent Directors.
(3)	Includes shares of common stock held by JPMorgan Chase & Co. as the trustee of Corning’s Investment Plans for the benefit of the members of the group, who may instruct the trustee as to the voting of such shares. If no instructions are received, the trustee votes the shares in the same proportion as it votes the shares for which instructions were received. The power to dispose of shares of common stock is also restricted by the provisions of the Plans. The trustee holds for the benefit of Messrs. Weeks, Volanakis, Flaws, Miller and Gregg, and all directors and executive officers as a group the equivalent of 10,505; 0; 0; 1,426; 8,784; and 27,022 shares of common stock, respectively. It also holds for the benefit of all employees who participate in the Plans the equivalent of 23,451,997 shares of common stock (being 1.50% of the Class).
(4)	Includes 1,650,000 shares held by an irrevocable trust in which Mr. Gund has no pecuniary interest, but for which he is a trustee.
(5)	Mr. Gutierrez resigned from the Board on December 31, 2010.
(6)	Does not include 671,848 shares owned by the spouses and minor children of certain executive officers and directors as to which such officers and directors disclaim beneficial ownership.
(7)	As of December 31, 2010, none of our directors or executive officers had pledged any such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Corning’s directors and certain of its officers to file reports of their ownership of Corning Common Stock and of changes in such ownership with the SEC and the New York Stock Exchange. Regulations also require Corning to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis.

To Corning’s knowledge, based solely on its review of the copies of such reports furnished to Corning and written representations from certain reporting persons, we believe that all of our officers, directors and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2010.

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors (the “Committee”), composed entirely of independent directors, is responsible to the Board of Directors for executive compensation at Corning (“we”, “us”, “Corning” or the “Company”). The Committee sets the principles guiding the Company’s compensation philosophy, reviews and approves executive compensation levels for executive officers (including cash compensation, equity incentives, benefits and perquisites) and reports its actions to the Board of Directors for review and, as necessary, approval.

Executive Summary

Background

Corning has been in existence for over 160 years; with patient investment over many years, management continuity, and a collaborative culture of teamwork across varied businesses each being critical to our long-term success. This means that our management must balance near-term results with long-term success and continue to build long-term value through innovation.

Compensation Program Reflects Good Governance

Our executive compensation program has changed over time to reflect evolving governance practices:

•	We adjust our pay practices as necessary to reflect economic conditions, as evidenced by our decision to suspend annual salary reviews in 2009.

•	Our equity plan prohibits the repricing of stock options without shareholder approval.

•	Our named executive officers (and outside directors) are subject to stock ownership guidelines; each exceeded the guideline amount in 2010.

•	A clawback policy was adopted in 2007, allowing the Committee to recoup payments based upon financial results subsequently subject to restatement.

•	A hedging policy prohibits officers and directors from trading in options or any Corning stock derivatives or otherwise profiting from short-term speculative swings in the value of Corning stock.

•	Benefits under all executive severance and change-in-control agreements entered into after 2004 are limited to 2.99 times the sum of base salary and target bonus.

•	Reload stock options were discontinued in 2003.

•	We capped the percentage of cash compensation earned as a retirement benefit under our Executive Supplemental Pension Plan in 2006.

•	We do not provide tax assistance or tax gross-ups on perquisites.

•	The Company regularly reviews internal equity among the Company’s top executives.

2010 Performance and Results

Our Annual Operating Priorities for 2010 were: protect our financial health; invest in the future; and live our values. These annual objectives are measured by financial performance metrics calculated on a non-GAAP basis (such as adjusted net profit after tax and adjusted earnings per share), financial stability metrics (such as adjusted operating cash flow) and progress towards advancing the innovation portfolio and other key milestones.

In 2010, our reported financial performance was improved over 2009:

•	Net profit after tax (“NPAT”) of $3,558 million compared to $2,008 million for 2009, a 77% increase;

•	Earnings per share of $2.25 compared to $1.28 per share for 2009, a 76% increase;

•	Operating cash flow of $3,835 million compared to $2,077 million for 2009, a 85% increase; and

•	Revenue of $6.6 billion compared to $5.4 billion for 2009; a 23% increase.

Further, we strengthened our balance sheet. We ended 2010 with cash in excess of debt of $4.0 billion vs. $1.6 billion in 2009.

The “Adjustments to 2010 Reported Results” on which 2010 performance-based compensation are based are described starting on page 30 below. A reconciliation of our non-GAAP financial measures to GAAP financial measures can be found in Appendix H to this Proxy Statement.

Target Compensation

For 2010, the Committee approved target total direct compensation for the Named Executive Officers with variable pay representing 84% (on average); total direct compensation consists of long-term and short-term incentives and base salary, and excludes benefits and perquisites. Two compensation elements, annual incentive compensation and cash performance units, are earned only if the corporate financial performance goals for the year are met. The value of the remaining long-term incentive components, stock options and restricted stock units, depend directly on our stock price performance.

Actual Compensation and Related Performance

Our compensation program is designed to pay for performance. Actual compensation earned by the Named Executive Officers varies from target from year to year based on the Company’s financial performance and stock price. Actual total direct compensation for our Named Executive Officers and our performance during 2008 through 2010 based on Total Shareholder Return (calculated as the annual change in stock price assuming reinvestment of dividend). Adjusted Net Profit After Taxes and Adjusted Operating Cash Flow are summarized below. Stock option values are included in the total direct compensation at their fair values. The actual value of these stock options is yet to be determined – such values are subject to vesting and future stock prices that are not possible to predict.

1-Year Total Shareholder Return			Adjusted Net Profit After Taxes ($ in millions)			Adjusted Operating Cash Flow ($ in millions)
2010	2009	2008	2010	2009	2008	2010	2009	2008
1.2%	105.6%	-59.8%	$2,883	$2,061	$2,251	$2,723	$2,029	$2,056

Notes Regarding Actual Compensation compared to Target Compensation:

2010	2009	2008

•  Base Salaries not subject to performance criteria

•  2010 PIP earned at 200% of target

•  2010 GoalSharing earned at 7.72% of base salary

•  2010 Performance Cash Units earned at 150% of target

•  2010 Time-based Restricted Stock Units (“RSUs”) not subject to performance

•  Stock Options indicated at Fair Values (which far exceed current actual values)

•  Base Salaries not subject to performance criteria

•  2009 PIP earned at 170% of target

•  2009 GoalSharing earned at 7.16% of base salary

•  2009 Performance Share Units earned at 143% of target

•  Time-based RSUs N/A in 2009

•  Stock Options indicated at Fair Values (which are less than current actual values)

•  Base Salaries not subject to performance criteria

•  2008 PIP earned at 25% of target

•  2008 GoalSharing earned at 4.28% of base salary

•  2008 Performance Share Units earned at 16% of target

•  Time-based RSUs N/A in 2008

•  Stock Options indicated at Fair Values (which far exceed current actual values)

In 2010, adjusted Net Profit After Tax (“Adjusted NPAT”) was the financial metric used for annual cash bonuses and adjusted Earnings Per Share (“Adjusted EPS”), and adjusted Operating Cash Flow (“Adjusted Operating Cash Flow”) were the financial metrics for cash performance unit awards earned by the Named Executive Officers. Our 2010 financial results were significantly above the goals established for Corning’s 2010 Performance Incentive Plan (annual cash bonus) and cash performance units awarded under the Corporate Performance Plan. As a result of the strong financial performance, compared to the goals established, actual awards earned by the Named Executive Officers for 2010 were above the target awards established at the start of the year.

Information concerning 2010 short-term and long-term incentives for our Named Executive Officers are summarized below:

2010 Compensation Element	2010 Award Opportunity for Named Executive Officers	2010 Performance Metrics and Results	2010 Award Earned by Named Executive Officers
Annual Cash Bonus —Performance Incentive Plan	Target awards range from 75% to 100% of base salary Opportunity can range from 0% to 200% of target awards	Adjusted Net Profit After Tax of $2,883 million exceeded maximum (200%) goal of $2,500 million 2010 target was $2,260 million	Maximum 200% of target opportunity earned, resulting in actual awards ranging from 150% to 200% of base salary for the 5 Named Executive Officers To be paid March 2011

Annual Cash Bonus —GoalSharing	Target is 5% of base salary Opportunity can range from 0% to 10% of salary	Weighted average of over 100 GoalSharing Plans in place at Corning—all employees eligible	7.72% of base salary To be paid February 2011

Corporate Performance Plan — Cash Performance Units (represents 50% of annual long-term incentive opportunity)	Cash performance unit target awards range from $1 to $3 million Opportunity can range from 0% to 150% of target awards	Adjusted EPS of $1.82; 2010 target was $1.43 and maximum (150%) goal was $1.58 Adjusted Operating Cash Flow of $2,723 million; 2010 target was $2,127 million and maximum (150%) goal was $2,232 million	Maximum 150% of target opportunity earned, resulting in actual awards ranging from $1.5 to $4.5 million for the 5 Named Executive Officers Subject to vesting and to be paid February 2013

Corporate Performance Plan— Stock Options (represents 25% of annual long-term incentive opportunity)	Target grant date fair value of stock option guideline awards range from $500,000 to $1.5 million	Actual value ultimately realized depends on future market performance of Corning stock and cannot be accurately assessed now	Actual grant date fair value of stock options granted for 2010 performance year ranged from $600,000 to $1.7 million Vest ratably over a three-year period (1/3 each year)

Corporate Performance Plan— Restricted Stock Units (represents 25% of annual long-term incentive opportunity)	Target grant date fair value of restricted stock units range from $500,000 to $1.5 million Realized value based, in part, on market performance of stock	Actual value ultimately realized depends on future market performance of Corning stock and cannot be accurately assessed now	Actual grant date fair value ranged from $600,000 to $1.6 million Vest in February 2013

Executive Compensation Philosophy—Key Principles

The goal of the Company’s compensation program is to provide competitive and motivational compensation to ensure our success in attracting, developing and retaining our key executive, managerial and technical talent. Having and retaining the right talent is critical to supporting and achieving our Annual Operating Priorities.

The Committee’s key compensation principles are as follows:

•

Provide a Competitive Base Salary:  The Committee does not believe that all of a Named Executive Officer’s annual compensation should be at risk. As a result, the Company pays a competitive base salary to each Named Executive Officer as discussed below.

•

Variable Compensation Should Relate to Corporate Performance:  Executive compensation should reward performance and contribution to both short-term and long-term corporate financial performance and shareholder value.

•

Team-Based Management Approach:  Corning uses a team-based management approach, so 100% of incentives awarded to Named Executive Officers are contingent on achieving a common set of shared goals for Corning’s consolidated financial performance or the performance of Corning stock. The Committee does not establish personal objectives for the CEO or the other Named Executive Officers.

•

Incentive Compensation Should be a Greater Part of Total Compensation For More Senior Positions:  As our employees assume more responsibilities and have greater opportunity to enhance Company performance and shareholder value, an increasing share of their total compensation package is derived from variable incentive compensation.

•

The Interests of Our Executive Group Should be Aligned with Shareholders:  Through the use of stock options and restricted stock units, as well as stock ownership guidelines, we align the long-term interests of our Named Executive Officers with those of our shareholders.

Adjustments to 2010 Reported Results

In 2010, Adjusted NPAT is the financial metric used for annual cash bonuses and Adjusted EPS and Adjusted Operating Cash Flow are the financial metrics for cash performance unit awards earned by the Named Executive Officers. The adjustments made to reported earnings in order to determine Adjusted NPAT, Adjusted EPS, and Adjusted Operating Cash Flow for 2010 were approved by the Committee in advance and were similar to the adjustments approved in prior years. These adjustments are intended to eliminate potential windfalls or penalties for non-recurring (and often non-cash) charges and gains. This allows the employees and executives of the Company to focus on improving operational performance, while taking appropriate special actions whenever necessary to benefit the Company and its shareholders.

Upon the Committee’s review and approval at the beginning of the year, the following special items were to be excluded from reported results to calculate incentives for 2010: (i) one-time charges from financing activities, (ii) gains/losses on debt buybacks, (iii) fluctuations in foreign exchange rates for Japanese yen and Korean won outside a range around budget, (iv) restructuring or impairment charges and credits, (v) non-operating gains and losses, (vi) bankruptcy-related charges at Dow Corning, (vii) asbestos settlement charges, (viii) accounting changes, (ix) discontinued operations, and (x) extraordinary gains/losses. Corning had special adjustments in several of these areas in 2010.

	NPAT ($ in millions)	EPS	Operating Cash Flow ($ in millions)
Reported 2010 Results	$3,558	$2.25	$3,835
Adjustments:
Debt transaction	19	0.01
Equity earnings charges	(120)	(0.08)
Insurance proceeds	(206)	(0.13)	(259)
Deferred Tax Asset valuation allowance release	56	0.04
Pittsburgh Corning settlement charges	(30)	(0.02)
Fluctuations in foreign exchange rates for Japanese Yen and Korean Won outside a range +/- 5% of budget*	(128)	(0.08)	(50)
Restructuring or impairment charges and credits	(1)		65
Tax credit from repatriation	(265)	(0.17)	(868)
Adjusted 2010 Results	$2,883	$1.82	$2,723

* 92 to 102 Yen per U.S. dollar and 1140 to 1260 Korean won per U.S. dollar in 2010.

As a result of these adjustments for 2010, Corning’s Adjusted NPAT of $2,883 million was $675 million lower than Corning’s reported GAAP NPAT of $3,558 million. Corning’s Adjusted EPS of $1.82 was $0.43 lower than Corning’s reported GAAP EPS of $2.25. Corning’s Adjusted Operating Cash Flow of $2,723 million was $1,112 million lower than the Company’s GAAP Operating Cash Flow of $3,835 million.

Executive Compensation Program–Elements of Compensation

Base Salary

The Committee does not believe that all of a Named Executive Officer’s annual compensation should be at risk. As a result, the Company pays a competitive base salary to each Named Executive Officer. Annual salary reviews were reinstated for all salaried employees in 2010, after suspension in 2009. Accordingly in 2010, each of our Named Executive Officers received a 4% base salary increase, equal to the 2010 merit budget for U.S. salaried employees. In 2010, for the CEO, base salary was established below the median of the market of the various executive compensation surveys that the Committee reviews. However, his total direct compensation was positioned around the median of the market. Beginning in 2011, the CEO’s base salary will be positioned between the median and 75th percentile of the benchmarks (discussed below). The Committee views internal equity compared to the CEO for the non-CEO Named Executive Officers as a more important consideration in establishing a base salary for these individuals than the external market. As a result of deliberately positioning these base salaries closer to the CEO than do many other companies, the base salaries of the non-CEO Named Executive Officers are positioned within the top quartile when reference is made to the various executive compensation surveys.

Annual Incentive / Bonus

Performance Incentive Plan (PIP):  The Performance Incentive Plan is used to ensure that the Company’s Named Executive Officers and other eligible employees have the opportunity to receive variable cash awards tied to the Company’s annual financial performance. Bonuses will be higher than target when the Company does well compared to the established financial goals and, bonuses will not be paid when the Company and/or individual fail to achieve the minimum goals. For the Named Executive Officers, receipt of any cash bonus under the PIP is based solely on corporate financial performance. Awards under the PIP were based on Adjusted NPAT for 2010.

Each year, the Committee reviews and approves an annual cash bonus target award for each of our Named Executive Officers, expressed as a percentage of the executive’s base salary. The annual bonus targets for the

Named Executive Officers in 2010 range from 75% to 100% of the Named Executive Officers’ base salaries (see footnote (3) to the Summary Compensation Table). These target award percentages were not changed in 2010. The Named Executive Officers may earn from 0% to 200% of their individual bonus target awards depending on actual corporate financial performance.

The individual Named Executive Officer’s cash bonus targets are determined by looking at (1) external equity by referring to the total cash opportunities in various external executive compensation surveys for the CEO and (2) internal equity compared to the CEO and each other within the Company for the non-CEO Named Executive Officers based on a subjective determination that considers factors such as the position, scope of responsibility, experience, skills and sustained results the executive delivers over time.

The range of 2010 Performance Incentive Plan goals for Adjusted NPAT were established with the following considerations:

•

The minimum goal (0% of target payout) was established at 95% of 2009 actual results. If Adjusted NPAT did not exceed $1,877 million in 2010, or 83% of the 2010 budget, the Named Executive Officers would earn nothing (0%) under the Performance Incentive Plan.

•

The target goal (100% of target payout) was established at 2010 budget for Adjusted NPAT of $2,260 million, equal to a 12.5% improvement over 2009 actual results. If Adjusted NPAT met this goal for 2010, the Named Executive Officers would earn 100% of their target award under the Performance Incentive Plan.

•

The maximum goal (200% of target payout) was established at 111% of budget, or $2,500 million Adjusted NPAT for 2010, equal to a 24.5% improvement over 2009 actual results. If Adjusted NPAT met or exceeded this goal for 2010, the Named Executive Officers would earn 200% of their target award under the Performance Incentive Plan.

•

A “flat spot” concept has been used by the Company for many years. The “flat spot” is intended to avoid cliffs in the annual bonus plan; in this way, participants are not incented to drive bad behavior in order to achieve a cliff goal. We find this helps avoid unintended shortfalls or windfalls in actual bonus payouts to plan participants due solely to the uncertainty in establishing a budget and accurately forecasting expected results. In 2010, we returned the width of the “flat spot” applicable to Adjusted NPAT goals to more historical levels of ± 5% of budget, compared to the wider range of ± 10% of budget used in 2009, when the global recession made it more difficult to accurately budget Corning’s results.

The actual scale of Adjusted NPAT used in 2010 is shown below. The “flat spot” concept can be seen in the following chart for payout goals between 90% and 110% of target; for example, a significant change of $222 million in Adjusted NPAT would result in relatively small bonus payout adjustments of 90% to 110% of the 2010 target bonus opportunities.

For 2010, Actual Adjusted NPAT of $2,883 million significantly exceeded the maximum NPAT goal, resulting in maximum payouts of 200% of target awards for each Named Executive Officer.

GoalSharing Plan:  Almost all of our global employees (hourly and salaried) are eligible to participate in an annual GoalSharing Plan. This variable pay plan generally provides eligible employees an opportunity to earn from 0% to 10% of their annual base salary, based on the actual achievement of specified business performance objectives established annually for these plans. This common program design reinforces our team-based culture and provides an incentive for driving continuous improvement across all of our businesses.

•	As for other eligible employees, our Named Executive Officers are eligible for awards of 0% to 10% of base salary under the GoalSharing Plan.

•

The Named Executive Officers receive cash bonuses equal to the weighted average percentage of all plan payout percentages (the maximum payout being 10%) earned by employees under the GoalSharing plans multiplied by the Named Executive Officer’s base salary.

•	The corporate average payout for 2010 was 7.72% of salary.

•	Amounts earned under this plan are reported along with the Performance Incentive Plan bonus in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Discretionary Bonus:  Effective January 1, 2011, Peter F. Volanakis, our President and Chief Operating Officer, retired after 28 years of distinguished service. In July, the Committee approved a discretionary bonus of $1,000,000 in recognition of Mr. Volanakis’ long service to the Company and for the retention of his services through year end.

Long-Term Incentives

Corporate Performance Plan:  We award long-term incentives annually to the Executive Group under our Corporate Performance Plan. For the 2010 performance year, we implemented a new plan design composed of a mix of 50% cash performance units, 25% stock options and 25% time-based restricted stock units (previously the mix was 50% stock options and 50% performance shares). This new plan design was implemented to reduce the number of stock options in the long-term incentive plan design and to reduce the total number of shares used in the plan, by balancing cash with equity incentives.

The targeted long-term incentive value for the CEO was determined by applying Committee judgment after referring to the median target total direct compensation (base salary + target bonuses + target long-term incentives) of the various executive compensation surveys we look at and subtracting our CEO’s base salary and target bonuses from that total. Targeted long-term incentive values for the non-CEO Named Executive Officers are then established by using judgment to establish the desired internal pay equity in comparison to the CEO, subject to the Company achieving the required targeted financial performance.

Cash Performance Units:  Awards of cash performance units may range from 0% to 150% of the target award provided to each executive based on the Company’s actual annual results compared to the predetermined annual financial goals set by the Committee.

•	Given the high level of uncertainty associated with growing through innovation and the volatility of the markets we operate in, we have difficulty setting multi-year goals in advance.

•	As a result, we use a one-year performance period for calculating the number of performance units that can be earned under the Corporate Performance Plan.

•	After the one-year performance period, awards are subject to an additional 2-year vesting period extending to February 1, 2013.

•

In total, this three-year timeframe from the start of the performance period assists the Company in retaining its critical talent, since the cash performance units are subject to forfeiture provisions during the vesting period (except for termination of employment resulting from situations such as death, disability or retirement).

•	Cash performance units are payable in cash (or at the Committee’s discretion, in stock) at the end of the vesting period.

For the 2010 performance year, cash performance unit awards under the Corporate Performance Plan were based upon two equally weighted goals: (1) Adjusted EPS and (2) Adjusted Operating Cash Flow. The minimum (0%), target (100%), and maximum (150%) levels for Adjusted EPS and Adjusted Operating Cash Flow for the 2010 Corporate Performance Plan were as follows:

Two goals were selected because it is important to the long-term success of the Company to focus attention on generating cash, in addition to improving Adjusted EPS. Both the Company and the Committee believe that these metrics are appropriate for motivating and rewarding behavior that leads to improvement in operating performance and supports shareholder value over time.

Actual results for 2010, at $1.82 of Adjusted EPS (150% of target) and $2,723 million of Adjusted Operating Cash Flow (150% of target), were significantly above target expectations under the Plan. As a result, the maximum 150% of the target performance unit awards were earned for 2010 performance (subject to an additional two-year vesting period).

Time-Based Restricted Stock Units:  The 2010 Corporate Performance Plan incorporates time-based restricted share units that vest 100% after three years (in February 2013). The use of stock options in the plan design was correspondingly reduced.

Awards under this plan for the 2010 performance year were approved and made in December 2009 and are reported in 2009 as Stock Awards in the Summary Compensation Table. Beginning in 2011, the annual grant date of restricted stock units will be moved forward to coincide with and occur in the performance year.

In addition, we occasionally grant restricted stock units for purposes of recognition or for special retention situations. While the Named Executive Officers did not receive any time based restricted stock awards for these purposes in 2009 or 2010, shares were awarded to three of the Named Executive Officers in 2008.

Stock Options:  At its December 2009 meeting, the Committee approved annual awards of stock options to the Named Executive Officers under the Corporate Performance Plan. The stock option awards have staggered grant dates: 1/3 of the total option grant awarded at the December 2009 Committee meeting, 1/3 of the total option grant awarded on the first day the New York Stock Exchange is open in January 2010 and 1/3 of the total option grant awarded on the first day the New York Stock Exchange is open in February 2010. These stock options vest ratably over a three-year period (1/3 each year).

For the past eight years, the Committee has staggered the grants of stock options to avoid basing awards on a single grant date; the Committee believes that this practice is fair and equitable given the historical volatility of Corning’s stock price. However, this approach results in the value of stock option grants granted for the 2010 performance year being reported in the Summary Compensation Table in 2009 and 2010.

Beginning in 2011, Corning will change the timing of stock option grants to align the Committee’s intended grants with disclosure requirements; staggered grant dates will be moved forward to January, February and March 2011 so that all stock option grants will occur in the performance year.

We use the New York Stock Exchange closing price of Corning stock on the date of grant as the grant price of the stock options.

In addition to stock options granted during the year, there were 19,351,282 stock options originally awarded during the telecom boom in 2000 (with exercise prices significantly above Corning’s current stock price) that expired and were forfeited and canceled during 2010. The forfeiture of these compensation awards further reinforces the strong link between pay and performance, in that incentive pay awards are not earned or paid if the Company does not perform.

Other Benefit and Plans

Employee Benefits:  Our Named Executive Officers are eligible for the same employee benefit plans in which all other eligible U.S. salaried employees participate. These plans include medical, dental, life insurance, disability, matching gifts and qualified defined benefit and defined contribution retirement plans. We also maintain nonqualified defined benefit and defined contribution retirement plans with the same general plan features and benefits as our qualified retirement plans for all U.S. salaried employees affected by tax law compensation, contribution and/or deduction limits.

Perquisites and Other Benefits:  In addition to the standard benefits available to all eligible U.S. salaried employees, the Named Executive Officers are eligible for the following additional perquisites and other benefits:

Executive Supplemental Pension Plan (“ESPP”):  We maintain a nonqualified executive supplemental pension plan for approximately 30 active participants, including all of the Named Executive Officers. In 2006, we capped the percentage of cash compensation earned as a retirement benefit under our ESPP at a maximum 50% of Final Average Pay for 25 years of service or more. The definition of pay used to determine benefits includes base salary and annual cash bonuses. Long-term cash or equity incentives are not included and do not impact retirement benefits. For additional details of the benefits and plan features of the ESPP, please refer to the section entitled “Retirement Plans” in this proxy statement.

We maintain an ESPP to:

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Reward and retain the long-service individuals that are critical to executing Corning’s growing through innovation strategy. Most participants under the plan retire from Corning with more than 20 to 30 years of service, and the Company believes that long service with the Company is a vital ingredient that will continue to contribute to Corning’s long-term success.

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Provide a reliable and competitive retirement benefit that is independent of other forms of compensation. Given the inherent volatility of performance-based awards and equity incentives, the Company believes that providing a reliable, competitive form of retirement income (independent of other elements of compensation) to participants under this plan is consistent with its focus of balancing short and long-term interests while growing through innovation.

While we seek to maintain well-funded qualified retirement plans, we do not fund our nonqualified benefit plans.

Executive Allowance Program:  In 2010, we provided the Named Executive Officers with an annual executive allowance that could be used only for limited personal aircraft rights on corporate aircraft, and home security. Each Named Executive Officer is responsible for all taxes on any imputed income resulting from this program.

We closely monitor total business and personal usage on our planes and seek to keep all personal usage at a low percentage of total usage. The Committee believes that a well-managed program of limited personal aircraft rights, particularly given the limited commercial flight options available in the Corning, New York area, provides an extremely important benefit at a reasonable cost to the Company. The Committee believes this helps Corning attract and retain its senior executive talent while also enabling our Named Executive Officers to continue to conveniently and safely conduct and discuss business operations even while travelling for personal reasons. For additional details, refer to footnotes relating to “All Other Compensation” included with the Summary Compensation Table.

Executive Physical:  Members of the Executive Group in the U.S., including the Named Executive Officers, are eligible for an annual physical exam.

Executive Severance Agreements:  We have entered into severance agreements with each Named Executive Officer. The severance agreements provide clarity for both the Company and the executive if the executive is fired. By having an agreement in place, we intend to avoid the uncertainty, negotiations and potential litigation that may otherwise occur at the time of termination. The agreements are competitive with market practices at many other large companies and are helpful in retaining senior executives. Additional details can be found under “Arrangements with Named Executive Officers”.

Executive Change-in-Control Agreement:  The Committee believes that it is in the best interests of shareholders, employees and the communities in which the Company operates to ensure an orderly process if a change in control of the Company were to occur. The Committee believes that it is important to prevent the loss of key management personnel (who would be difficult to replace) that may occur in connection with a potential or actual change in control of the Company. We have thus provided each Named Executive Officer with change in control agreements (separate from the severance agreements described above). The change in control agreements generally have a double trigger severance provision (i.e. the executive’s employment must be terminated following a change in control). Additional details about the specific agreements can be found under “Arrangements with Named Executive Officers”.

These severance and change-in-control agreements are intended to provide stability to the Company and the Named Executive Officers at critical times. The Company considers these agreements necessary to attract and retain senior executives, and the terms of these agreements are not a part of the annual compensation determination for our Named Executive Officers. Effective for all executive severance agreements and change in control agreements entered into after July 21, 2004, the Committee and the Board of Directors approved a policy to limit benefits that may be provided to an executive under any new agreement to 2.99 times the executive’s annual compensation of base salary plus target bonus (the “Overall Limit”). All of the Named Executive Officers executed severance and change in control agreements prior to July 21, 2004 and, are not affected by the Overall Limit. However, all agreements entered into with new officers since July 2004 are subject to the Overall Limit.

Consulting Agreement with Mr. Volanakis:  Effective January 1, 2011, Corning entered into a two-year consulting agreement with Mr. Volanakis, our former President and COO. For his continued advice and assistance through December 31, 2012, Mr. Volanakis will receive compensation of $903,000, to be paid in eight quarterly installments of $112,875 each, beginning March 31, 2011, and be reimbursed for reasonable travel and business expenses incurred at Corning’s request. The transition agreement requires Mr. Volanakis to adhere to certain confidentiality, non-compete and non-solicitation requirements.

Role of Compensation Consultants

The Committee has the authority to retain and terminate a compensation consultant, and to approve the consultant’s fees and all other terms of the engagement. The Committee currently retains an executive compensation expert from Hewitt Associates as its independent consultant; this selection was made without the input or influence of management.

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During 2010, Hewitt Associates provided other human resource services to the Company, but the Hewitt executive compensation expert does not provide any other services to the Company. We do not believe that limited services provided by separate groups within Hewitt Associates, on discreet non-recurring projects, (e.g. Leadership Development in China) for the benefit of Corning’s general employee population, affect the independent advice that the Committee receives from its consultant related to executive compensation.

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During 2010, Aon Corp., which also does work for Corning, acquired Hewitt Associates. In 2010, fees for Aon/Hewitt totaled $190,690, of which $25,847 was related to compensation consulting services provided to the Committee by its independent consultant.

The consultant advises the Committee on all matters related to the compensation of the named executive officers and assists the Committee in interpreting the Consultant’s data as well as data received from the Company. Specifically, the Compensation Committee requested the Compensation Consultant provide it with the following assistance in 2010:

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Review and provide feedback on the executive compensation proposals and any short- or long-term incentive compensation plan design changes, as applicable, developed by the Company for review and consideration.

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Attend Compensation Committee meetings, including the December meeting when annual compensation decisions are reviewed regarding the Named Executive Officers and the other 180+ members of the Executive Group.

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Provide feedback to the Compensation Committee regarding market trends and practices and provide informed opinions regarding Corning’s compensation practices, policies and executive pay levels based on the Compensation Consultant’s experience.

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Review and provide feedback to recommendations developed by Corning’s Senior Vice President, Global Compensation & Benefits, and provide the Compensation Consultant’s opinion on the annual pay levels established for Corning’s CEO and other Named Executive Officers.

•	Review and provide feedback to any changes proposed to any Corning plan or agreement that affects any member of Corning’s Executive Group.

•	Recommend changes in compensation paid to independent directors.

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When requested by the Compensation Committee Chairman, attend the Executive Session of independent directors to explain any compensation plan or program changes, or provide his opinion on executive pay levels.

Role of Executive Management in the Executive Compensation Process

Corning’s Senior Vice President (“SVP”), Global Compensation and Benefits, working closely with other members of Corning’s Human Resources, Legal and Finance departments, is responsible for designing and implementing executive compensation and discussing significant proposals or topics impacting executive compensation at the Company with the Committee. The SVP, Global Compensation and Benefits formulates each element of the targeted total compensation recommendations for all of the Named Executive Officers and reviews the recommendations for each of the non-CEO Named Executive Officers with the CEO. The Named Executive Officers do not recommend or suggest individual compensation actions that benefit them personally.

•	The CEO may propose any adjustments he thinks appropriate prior to submission to the Committee.

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The recommendation for the CEO’s compensation is not discussed or reviewed with the CEO prior to the Committee’s review and the CEO is not present when the SVP, Global Compensation and Benefits reviews the CEO compensation recommendation with the Committee.

•	The Committee receives management’s recommendations for the compensation plan performance metrics and sets the final targets for the year.

The CEO and Chief Administrative Officer are invited to attend Committee meetings, although they leave the room during discussions and deliberations of individual compensation actions affecting them personally. The Chief Financial Officer has only attended the annual Committee meeting to review the CD&A; he is provided with a copy of the Committee meeting materials that are mailed in advance to all Committee members as well as a copy of the minutes prepared after the meeting. The SVP, Human Resources began attending Committee meetings in October 2010.

Comparator Companies for 2010 Compensation Review Conducted in December 2010

The Company currently participates in and uses three general executive compensation surveys for Named Executive Officer positions.

•	Mercer S&P 500 Executive Survey;

•	Towers Watson Executive Survey; and

•	Radford (Aon) Executive Survey.

In addition to the three general surveys, we also use proxy data obtained from service providers, such as Equilar, Inc., to review the actual compensation levels of named executive officers at companies in a variety of manufacturing and service industries that are similar in size or have similar characteristics to corning (the “Comparator Companies”). The Comparator Companies used to establish 2010 compensation were reviewed by the Committee in December 2009 and can be found in Corning’s prior year CD&A.

Internal equity compared to the CEO for the non-CEO Named Executive Officers is a more important consideration in establishing a base salary and total direct compensation for these individuals than the external market. As a result of deliberately positioning these base salaries and total direct compensation closer to that of the CEO than do many other companies, the total pay of the non-CEO Named Executive Officers continue to be positioned within the top quartile when reference is made to the various executive compensation surveys.

Given our diversified businesses, the history of unique innovations behind our product offerings, and the global nature of our operations, we lack any pure peer companies against which the Committee is able to benchmark. As a result, external survey data cannot take the place of sound business judgment based on specific knowledge of Corning and its leaders. Part of Corning’s success is derived from its investments in several equity companies. For example, Corning’s share of the revenues from these equity companies (greater than $5.0 billion in 2010) is not consolidated into Corning’s net sales. However, Corning’s share of the equity earnings from these companies is included in Corning’s net income. Net income from the equity companies is as critical to Corning’s long-term success as the net income from Corning’s wholly-owned companies. Thus, net sales alone do not completely reflect the size and complexity of Corning when compared to other companies. We look at general compensation surveys and proxy data from companies in a variety of manufacturing and service industries that are similar in size or have similar financial characteristics to Corning (the “Comparator Companies” found below). However, the information gleaned from these surveys and proxy data is used only as a reference point in the Committee’s determination of establishing the targeted total pay of the Named Executive Officers. Such data is not used as a specific benchmark or to target a specific percentile of the market in establishing our non-CEO Named Executive Officer’s compensation.

In developing the list of 31 Comparator Companies for the December 2010 Committee review of compensation, the Company identified publicly-traded manufacturing and service companies that met the following general screening criteria:

•	Revenues in the range of $5 billion to $12 billion, with median revenues of approximately $9 billion.

•	More than 15,000 employees.

•	Market capitalization above $6 billion.

•	Excluded all companies in industries markedly different from Corning such as banking, financial services, airlines, railroads and retail.

Air Products & Chemicals Inc.	Monsanto Co
Alcon Inc.	Paccar Inc
Baker Hughes Inc.	Parker Hannifin Corp.
Becton Dickinson & Co.	Praxair Inc
Boston Scientific Corp.	Precision Castparts Corp.
Campbell Soup Co	Qualcomm Inc
Covidien Ltd.	Quest Diagnostics Inc.
Cummins Inc.	Rogers Communications Inc
Danaher Corp	Sara Lee Corp
Dover Corp.	Sherwin Williams Co.
Eaton Corp	Stryker Corp.
Ecolab Inc.	Symantec Corp.
Goodrich Corp.	Texas Instruments Inc
H. J. Heinz Company	Thermo Fisher Scientific Inc.
ITT Corp	Tyco Electronics Ltd
Mattel Inc.

The latest information reviewed by the Committee in December 2010 was based on proxy data filed with calendar year-end 2009 or fiscal year-ends in early 2010 and was used to establish target pay levels for 2011.

Peer Group	Revenues ($Millions)	Net Income ($Millions)	Total Assets ($Millions)	Fiscal Year-End Market Capitalization ($Millions)	Number of Full- Time Employees
50th Percentile	$8,956	$714	$11,129	$13,525	27,000
75th Percentile	$10,461	$1,130	$15,563	$19,789	35,150
MINIMUM	$5,431	$(3,100)	$4,324	$6,755	15,200
MAXIMUM	$11,873	$2,098	$27,445	$75,131	78,000

Focus Company
CORNING - 2010	$6,632	$3,276	$25,833	$30,541	26,200

Anticipated Changes in Compensation Practices for 2011

The current compensation programs have been in place for several years. Our programs are reviewed and assessed regularly and changes are made as necessary to meet Company objectives or satisfy changing legal and/or regulatory requirements.

Starting in 2010, Corning modified its long-term incentive program to award performance units for 50% of the target value, stock options for 25% of the target value and time-based restricted stock units for 25% of the target value. Further the performance units were denominated and will be payable in cash, rather than in share units. These plan design changes and the actual plan awards for 2010 were approved at the December 2009 Committee meeting.

Mr. Weeks’ 2010 target direct compensation was established by the Committee in December, 2009 at approximately $8.2 million. The three surveys and the proxy data reviewed by the Committee at that time indicated that median total direct compensation for Mr. Weeks’ position was $8.2 million, on average. In December 2010, the Committee reassessed the desired pay positioning of the CEO given the pending retirement of our COO (which became effective on January 1, 2011). Commencing in July 2010, operational leaders began to report directly to the CEO. In addition, Mr. Weeks has been instrumental in successfully gaining new commercial opportunities for Corning’s new businesses, such as Corning® Gorilla® glass. As a result, the Committee, after consultations with its independent consultant and the other members of the Board of Directors, decided to increase our CEO’s 2011 pay opportunity. Effective with the 2011 performance year, Mr. Weeks’ target total direct compensation, excluding benefits and perquisites, was increased as follows:

Elements of CEO Compensation	2010 Target	2011 Target
Base Salary	$1,071,000	$1,171,000
Performance Incentive Plan Target	100% of Base Salary $1,071,000	140% of Base Salary $1,639,400
GoalSharing Target	$53,550	$58,550
Long-Term Incentive Award Target	$6,000,000	$7,000,000
Total Direct Compensation	$8,195,550	$9,868,950

Mr. Weeks’ new target total direct compensation of approximately $9.9 million provides a balance between fixed and variable pay, as well as short-term and long-term goals, and was positioned between the median and 75th percentile of the various benchmarks the Committee reviews. On average, median total direct compensation reported in the surveys and the proxies was $8.2 million and 75th percentile total direct compensation was $10.3 million. The remaining Named Executive Officer target total direct compensation remains positioned in the top quartile, consistent with past practice.

Currently, we do not anticipate making other significant changes to our total executive compensation program in 2011.

Additional Information

Compensation Risk Analysis

Corning does not use compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Discussion and Analysis describes generally the compensation policies and practices that apply to executive and management employees throughout the Company. A cross-functional team with representatives from Human Resources, Legal, Finance and Risk Management assessed Corning’s compensation policies and practices from a risk-taking perspective, and reviewed its conclusions with the Compensation Committee. This assessment considered, among other things:

•	The mix of cash and equity payouts tied to both short-term financial performance and long-term value creation.

•	The time vesting requirements in our long-term incentive plans, which help align the interests of employees to long-term shareholders.

•	The use of financial performance metrics that are readily monitored and reviewed.

•	The use of common performance metrics for incentives across Corning’s management team and all eligible employees, with corporate results impacting the compensation of all Corning employees.

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The use of a “flat spot” in our annual incentive plan that is intended to avoid incenting cliff goals and to prevent unintended shortfall or windfalls due to the difficulty in accurately forecasting financial results.

•	Capped payout levels for both annual incentives and performance unit awards.

•	Our stock ownership requirements for Named Executive Officers.

•	The Company’s clawback and hedging policies.

•	Multiple levels of review and approval of awards.

“Reload” Stock Options

The reload feature is no longer included in any Corning stock option grants made on or after February 28, 2003.

“Clawback” Policy

In 2007, the Board adopted a policy that gives the Compensation Committee the sole and absolute discretion to make retroactive adjustments to any cash or equity based incentive compensation paid to certain Executive Officers and other key employees where such payment was based upon the achievement of certain financial results that were subsequently the subject of a restatement. Based on its review and judgment, the Committee may seek to recover any amount that it determines was received inappropriately by these individuals.

Stock Ownership Guidelines

The Named Executive Officers and independent directors are subject to stock ownership guidelines. The ownership guidelines are as follows:

Chief Executive Officer	5x Base Salary
Named Executive Officers other than the CEO	3x Base Salary
Independent Directors	5x Annual Cash Retainer

Hedging Policy

We have established a policy that no member of the Officer Group or director may sell or buy publicly traded options on Corning securities, or trade in any Corning stock derivatives. Additionally, these individuals may not engage in transactions in which he or she may profit from short-term speculative swings in the value of Corning stock utilizing “short sales” or “put” or “call” options.

Restatement of 2009 Compensation for Named Executive Officers

In the 2010 Summary Compensation Table, we restated 2009 total compensation by correcting the approach used to disclose the value of cash performance units. Last year the target value of cash performance units awarded to Named Executive Officers in December 2009 for the 2010 performance year was included in the Non-Equity Incentive Plan column as part of 2009 compensation (as described in Footnote (3) to that Summary Compensation Table). This led to an overstatement of 2009 reported compensation. This year, we replaced the target values previously disclosed in 2009 with the actual values earned for the 2010 performance year to reflect current disclosure requirements and report earned values in the performance year.

Compensation Deductibility

As a matter of practice, the Committee intends to set performance-based goals annually under the Company’s various variable compensation plans and to deduct compensation paid under these plans and gains realized from stock options to the extent consistent with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended. However, the Committee may conclude that paying non-deductible compensation (such as some time-based restricted stock) is consistent with our shareholder’s best interests. Corning’s current performance-based incentive plans (including the annual cash bonuses paid under the Performance Incentive Plan and stock options and cash performance units awarded under the Corporate Performance Plan) are operated in compliance with Section 162(m) to ensure that compensation paid under those programs is deductible.

Accounting Implications

In designing our total compensation and benefit programs, we review the accounting implications of our decisions. We seek to deliver cost-effective compensation and benefit programs that meet both the needs of the

Company and our employees. The Committee and the Company, while always cognizant of the accounting expense ascribed to various forms of cash compensation, benefits and equity awards, do not determine the respective amounts of awards to various executives and employees solely on the basis of the schedule of accounting expense recognition of such awards. The disclosed values of cash and equity long-term incentive awards are based on the accounting cost of awards covering multiple performance periods and historical grant prices that could be higher or lower than current stock prices. In addition, actual performance and the vesting/exercise dates of various awards have a dramatic impact on the actual value of awards received by plan participants.

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”), composed entirely of independent directors, is responsible to the Board of Directors and our shareholders for executive compensation at Corning (“we”, “us”, “Corning” or the “Company”). The Committee sets the principles guiding the Company’s compensation philosophy, reviews and approves executive compensation levels (including cash compensation, equity incentives, benefits and perquisites for executive officers) and reports its actions to the Board of Directors for review and, as necessary, approval. The Committee is responsible for interpreting Corning’s executive compensation plans and programs. In the event of any questions or disputes, the Committee may use its judgment and/or discretion to make final administrative decisions regarding these plans and programs. It is our practice that all compensation decisions affecting the Officer Group must be reviewed and approved by the Committee. Additional details regarding the role and responsibilities of the Committee are defined in the Committee Charter, located within the Corporate Governance section of the Company’s website.

The Committee has reviewed and discussed the foregoing CD&A with management. Based on our review and discussions with management, we recommended to the Board of Directors that the CD&A be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2010.

The Compensation Committee:

William D. Smithburg, Chairman

John Seely Brown

Gordon Gund

James J. O’Connor

Executive Compensation

The following tables and charts show, for 2010, the compensation paid by Corning to the Named Executive Officers. Based on the historical fair value of equity awards granted to Named Executive Officers and the base salary of the Named Executive Officers, “Salary” accounted for approximately 13% to 18% of the total direct target compensation of the Named Executive Officers while incentive compensation accounted for approximately 82% to 87% of the total direct target compensation of the Named Executive Officers.

Mr. Volanakis, our President and Chief Operating Officer, retired from the Company on January 1, 2011. As a result, Mr. Volanakis forfeited 3,638 stock options granted on February 1, 2010 under the Corporate Performance Plan and 255,102 shares of restricted stock granted pursuant to a special retention award on March 12, 2008. The grant date fair value of these stock options (2010) and shares of restricted stock (2008) are included in the tables below, because they were forfeited after December 31, 2010. Mr. Weeks was elected President, upon Mr. Volanakis’ resignation as President.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)(1)	(f)(2)	(g)(3)	(h)(4)	(i)(5)	(j)

Named Executive Officer	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Wendell P. Weeks	2010	$1,069,423	$0	$0	$1,130,269	$6,724,681	$2,012,201	$429,114	$11,365,689
Chairman and Chief Executive Officer	2009	1,030,000	0	1,572,615	3,007,447	1,824,748	1,233,110	382,471	9,050,391
	2008	1,030,000	0	3,060,510	2,752,745	301,584	3,072,230	397,905	10,614,974

Peter F. Volanakis	2010	901,654	1,000,000	0	755,439	4,604,812	1,224,689	242,226	8,728,820
President and Chief Operating Officer	2009	868,000	0	1,046,925	2,008,831	1,316,409	1,072,068	137,350	6,449,583
	2008	868,000	0	8,037,450	1,838,285	221,600	2,760,512	209,027	13,934,874

James B. Flaws	2010	852,731	0	0	530,539	3,532,329	1,126,535	238,876	6,281,010
Vice Chairman and Chief Financial Officer	2009	821,000	0	730,620	1,402,059	1,175,344	498,364	155,931	4,783,318
	2008	821,000	0	4,430,550	1,286,648	199,339	3,007,546	198,747	9,943,830

Joseph A. Miller, Jr.	2010	633,558	0	0	432,500	2,725,733	346,651	137,037	4,275,479
Executive Vice President	2009	610,000	0	605,880	1,155,407	821,426	276,988	95,154	3,564,855
and Chief Technology Officer	2008	610,000	0	4,170,450	1,063,092	140,483	569,997	91,277	6,645,299

Kirk P. Gregg	2010	600,115	0	0	374,839	2,447,897	983,105	161,458	4,567,415
Executive Vice President	2009	578,000	0	525,690	1,397,465	778,335	772,150	125,373	4,177,012
and Chief Administrative Officer	2008	578,000	0	1,023,060	1,241,320	133,113	1,466,114	113,782	4,555,389

(1)	The amounts in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock units (2009) and performance shares (2008) granted pursuant to the Corning Corporate Performance Plan. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 10, 2011. This same method was used for the fiscal years ended December 31, 2009 and 2008. There can be no assurance that the grant date fair value amounts will ever be realized. The following table reflects the grant date fair value of awards of performance shares made in December 2008 for the 2009 performance year, computed in accordance with FASB ACS Topic 718, assuming the minimum, target and maximum level of performance conditions in 2009 based on the original grant date fair values of the awards.

	December 2008 Grant for 2009 Performance Year
Named Executive Officer	Target (100%)	Maximum (150%)
Wendell P. Weeks	$3,060,510	$4,590,765
Peter F. Volanakis	2,037,450	3,056,175
James B. Flaws	1,430,550	2,145,825
Joseph A. Miller, Jr.	1,170,450	1,755,675
Kirk P. Gregg	1,023,060	1,534,590

As described in “Compensation Discussion and Analysis”, beginning in 2011, Corning changed its practice of approving long-term incentive awards in December to approving such awards in January, so that all long-term equity incentives are awarded in the performance year. As a result of this change, time-based restricted stock units for 2011 were awarded in January 2011, resulting in a zero value for such awards in 2010.

(2)	The amounts in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock option awards granted pursuant to the Corning Corporate Performance Plan. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 10, 2011. This same method was used for the fiscal years ended December 31, 2009 and 2008. There can be no assurance that the grant date fair value amounts will ever be realized.
(3)	All of the annual cash bonuses paid to the Named Executive Officers are performance-based. Cash bonuses are paid annually through two plans: (i) GoalSharing; and (ii) the Performance Incentive Plan. Awards earned under the 2010 GoalSharing plan were 7.72% of each Named Executive Officer’s year-end base salary and were paid in February 2011. Awards earned under the 2010 Performance Incentive Plan were based on actual corporate performance compared to the Adjusted NPAT goals established for the plans in February 2010. Based on actual performance, each of the Named Executive Officers earned Performance Incentive Plan awards equal to 200% of their annual target bonus opportunities (established as a percentage of annual base salary). Cash awards earned under the Performance Incentive Plan for 2010 will be paid in March 2011. The following table indicates awards earned under the GoalSharing Plan and the Performance Incentive Plan reflected in column (g) above:

Named Executive Officer	Base Salary	2010 PIP Target %	Actual 2010 PIP Performance Results %	2010 PIP $ Award	Actual 2010 GoalSharing Performance %	2010 GoalSharing $ Award
Wendell P. Weeks	$1,071,000	100%	200%	$2,142,000	7.72%	$82,681
Peter F. Volanakis	903,000	85%	200%	1,535,100	7.72%	69,712
James B. Flaws	854,000	80%	200%	1,366,400	7.72%	65,929
Joseph A. Miller, Jr.	634,500	75%	200%	951,750	7.72%	48,983
Kirk P. Gregg	601,000	75%	200%	901,500	7.72%	46,397

Awards under the 2010 Corporate Performance Plan were based on actual corporate performance compared to the Adjusted EPS and Adjusted Operating Cash Flow goals established for the plans in February 2010. Based on actual performance, each of the Named Executive Officers earned cash performance units under the Corporate Performance Plan equal to 150% of their annual target bonus opportunities (established as a percentage of annual base salary). Once earned, these cash performance units are subject to an additional 2-year vesting period and will be paid in February 2013. The following table reflects the target amount of cash performance units and the awards earned under the 2010 Corporate Performance Plan reflected in column (g) above:

Named Executive Officer	2010 CPP Target %	2010 CPP $ Target Award	Actual 2010 CPP Performance Results %	2010 CPP $ Award
Wendell P. Weeks	100%	$3,000,000	150%	$4,500,000
Peter F. Volanakis	100%	2,000,000	150%	3,000,000
James B. Flaws	100%	1,400,000	150%	2,100,000
Joseph A. Miller, Jr.	100%	1,150,000	150%	1,725,000
Kirk P. Gregg	100%	1,000,000	150%	1,500,000

In the 2009 Summary Compensation Table, amounts awarded under the 2010 Corporate Performance Plan, but not earned, were mistakenly included in column (g) and column (j). In the Summary Compensation Table above, those amounts have been excluded from the 2009 numbers, and the earned amounts are included in columns (g) and (j) for 2010.

(4)	The amounts in column (h) reflect the actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Column (h) also includes amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested. Although column (h) is also used to report the amount of above market earnings on compensation that is deferred under the nonqualified deferred compensation plans, Corning does not have any above market earnings under its nonqualified deferred compensation plan, also referred to as the Supplemental Investment Plan.

(5)	The following table shows “All Other Compensation” amounts provided to the Named Executive Officers. Personal aircraft rights and home security are the only eligible services offered to the Named Executive Officers under the Executive Allowance Program. The value of the personal aircraft rights in the table below was calculated using the incremental cost of providing such perquisites and is calculated based on the average variable operating costs to the Company. Hourly rates are developed using variable operating costs that include fuel costs, mileage, maintenance, crew travel expenses, catering and other miscellaneous variable costs. The fixed costs that do not change based on usage, such as pilot salaries, hanger expense and general taxes and insurance are excluded.

Named Executive Officer	Year	Company Match on Qualified 401(k) Plan	Company Match on Supplemental Investment Plan	Value of Personal Aircraft Rights (i)	Other Perquisites (i),(ii)		Total
Wendell P. Weeks	2010	$9,057	$169,658	$85,241	$165,158	(iii)	$429,114
	2009	9,057	73,168	65,022	235,224	(iv)	382,471
	2008	6,381	183,730	51,711	156,083		397,905

Peter F. Volanakis	2010	3,396	133,569	64,339	40,922		242,226
	2009	3,396	63,887	60,445	9,622		137,350
	2008	11,508	130,674	54,469	12,376		209,027

James B. Flaws	2010	13,585	111,649	77,657	35,985		238,876
	2009	13,585	49,421	81,140	11,785		155,931
	2008	12,659	119,373	54,489	12,226		198,747

Joseph A. Miller, Jr.	2010	8,800	20,499	74,174	33,564		137,037
	2009	8,800	21,220	53,001	12,133		95,154
	2008	8,200	19,708	51,497	11,872		91,277

Kirk P. Gregg	2010	9,778	45,360	75,335	30,985		161,458
	2009	9,778	18,667	89,405	7,523		125,373
	2008	6,889	51,135	51,031	4,727		113,782

(i)	The “Executive Allowance Program” is tracked on a December 1 to November 30 year.

(ii)	The amounts include:
•	cost attributable to home security;
•	cost attributable to executive physicals;
•	cost attributable to service awards; and
•	contributions to charities made under the Corning Foundation Matching Gift Program.

(iii)	This amount includes $149,296 of company-paid expenses relating to personal and residential security benefitting Mr. Weeks and his family members in 2010 under a Board-authorized security program. Mr. Weeks’ personal safety and security are of vital importance to the company’s business and prospects. These costs are appropriate corporate business expenses. However, because these costs can be viewed as conveying some personal benefits to Mr. Weeks, they are reported as perquisites in this column.

(iv)	This amount includes $232,239 of company-paid expenses relating to personal and residential security benefitting Mr. Weeks and his family members in 2009 under a Board-authorized security program.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)	(c)	(d)(1)	(e)(1)		(f)(1)		(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)
Named Executive Officer	Grant Date	Date of Committee Action	Threshold ($)	Target ($)		Maxi- mum ($)		Threshold (#)	Target (#)	Maxi- mum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
Wendell P. Weeks	n/a		$0	$1,071,000		$2,142,000
	n/a		0	53,550		107,100
	12/02/09	12/02/09	0	3,000,000	(2)	4,500,000	(3)
	01/04/10	12/02/09										65,333	$19.56	$19.56	$586,037
	02/01/10	12/02/09										65,334	18.16	18.16	544,232

															1,130,269	(4)

Peter F. Volanakis	n/a		0	767,550		1,535,100
	n/a		0	45,150		90,300
	12/02/09	12/02/09	0	2,000,000	(2)	3,000,000	(3)
	01/04/10	12/02/09										43,667	19.56	19.56	391,693
	02/01/10	12/02/09										43,667	18.16	18.16	363,746

															755,439	(4)

James B. Flaws	n/a		0	683,200		1,366,400
	n/a		0	42,700		85,400
	12/02/09	12/02/09	0	1,400,000	(2)	2,100,000	(3)
	01/04/10	12/02/09										30,667	19.56	19.56	275,083
	02/01/10	12/02/09										30,667	18.16	18.16	255,456

															530,539	(4)

Joseph A. Miller, Jr.	n/a		0	475,875		951,750
	n/a		0	31,725		63,450
	12/02/09	12/02/09	0	1,150,000	(2)	1,725,000	(3)
	01/04/10	12/02/09										25,000	19.56	19.56	224,250
	02/01/10	12/02/09										25,000	18.16	18.16	208,250

															432,500	(4)

Kirk P. Gregg	n/a		0	450,750		901,500
	n/a		0	30,050		60,100
	12/02/09	12/02/09	0	1,000,000	(2)	1,500,000	(3)
	01/04/10	12/02/09										21,667	19.56	19.56	194,353
	02/01/10	12/02/09										21,667	18.16	18.16	180,486

															374,839	(4)

(1)	The amounts shown in columns (d), (e) and (f) reflect the payment levels under (i) the Company’s 2010 Performance Incentive Plan (ii) 2010 GoalSharing Plan and (iii) the cash units under the 2010 Corporate Performance Plan. Opportunities under these plans are cash payments. If the threshold level of performance is not met then payout will be 0%. If the target amount of performance is met for GoalSharing and PIP, then payout is 100% of the target award. If the maximum level of performance is met then payout is 200% of the target award. These amounts are based on the individual’s 2010 base salary and bonus targets.
(2)	This amount reflects target amount of cash performance units that were approved for such Named Executive Officer on December 2, 2009 under the 2010 Corporate Performance Plan. Actual awards granted for these cash units may range from 0% to 150% of the target award.
(3)	This amount reflects maximum (150% of target) amount of cash performance units that were approved for such Named Executive Officer on December 2, 2009 under the 2010 Corporate Performance Plan. Actual awards granted for these cash units may range from 0% to 150% of the target award.
(4)	This amount reflects the total grant date fair value computed in accordance with FASB ASC Topic 718 of stock option awards granted in calendar year 2010 pursuant to the Corning 2010 Corporate Performance Plans, and corresponds to the amount set forth in column (f) for 2010 of the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2010. The table also shows unvested restricted stock awards assuming a market value of $19.32 a share (the NYSE closing price of the Company’s stock on December 31, 2010).

(a)			(b)	(c)	(d)	(e)	(f)	(g)(2)		(h)(3)	(i)	(j)
Named Executive Officer	Grant Date	Vesting Schedule Code(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
Wendell P. Weeks	04/28/05	G	130,000	0	0	$13.68	04/27/15	613,680	(2)	$11,856,298	0	$0
	12/07/05	B	161,500	0	0	21.08	12/06/15
	01/02/06	C	80,750	0	0	19.68	01/01/16
	02/01/06	D	80,750	0	0	24.72	01/31/16
	12/06/06	B	136,500	0	0	21.89	12/05/16
	01/02/07	C	68,250	0	0	18.85	01/01/17
	02/01/07	D	68,250	0	0	20.86	01/31/17
	12/05/07	B	153,500	0	0	24.92	12/04/17
	01/02/08	C	76,750	0	0	23.37	01/01/18
	02/01/08	D	0	76,750	0	24.61	01/31/18
	12/03/08	G	93,333	93,334	0	8.67	12/02/18
	01/02/09	G	93,333	186,667	0	10.05	01/01/19
	02/02/09	G	93,333	186,667	0	10.25	02/01/19
	12/02/09	G	21,777	43,556	0	17.82	12/02/19
	01/04/10	G	0	65,333	0	19.56	01/04/20
	02/01/10	G	0	65,334	0	18.16	02/01/20
	Total		1,258,026	717,641

Peter F. Volanakis	02/02/04	D	52,500	0	0	12.79	02/01/14	663,662	(2)	12,821,950	0	0
	12/01/04	B	115,000	0	0	12.70	11/30/14
	01/03/05	C	57,500	0	0	11.84	01/02/15
	04/28/05	G	125,000	0	0	13.68	04/27/15
	12/07/05	B	111,000	0	0	21.08	12/06/15
	01/02/06	C	55,500	0	0	19.68	01/01/16
	02/01/06	D	55,500	0	0	24.72	01/31/16
	12/06/06	B	96,000	0	0	21.89	12/05/16
	01/02/07	C	48,000	0	0	18.85	01/01/17
	02/01/07	D	48,000	0	0	20.86	01/31/17
	12/05/07	B	102,500	0	0	24.92	12/04/17
	01/02/08	C	51,250	0	0	23.37	01/01/18
	02/01/08	D	0	51,250	0	24.61	01/31/18
	12/03/08	G	62,333	62,334	0	8.67	12/02/18
	01/02/09	G	62,333	124,667	0	10.05	01/01/19
	02/02/09	G	62,333	124,667	0	10.25	02/01/19
	12/02/09	G	14,555	29,111	0	17.82	12/02/19
	01/04/10	G	0	43,667	0	19.56	01/04/20
	02/01/10	G	0	43,667	0	18.16	02/01/20
	Total		1,119,304	479,363

(a)			(b)	(c)	(d)	(e)	(f)	(g)(2)		(h)(3)	(i)	(j)
Named Executive Officer	Grant Date	Vesting Schedule Code(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
James B. Flaws	12/07/05	B	77,000	0	0	$21.08	12/06/15	329,067	(2)	$6,357,574	0	$0
	01/02/06	C	38,500	0	0	19.68	01/01/16
	02/01/06	D	38,500	0	0	24.72	01/31/16
	12/06/06	B	66,000	0	0	21.89	12/05/16
	01/02/07	C	33,000	0	0	18.85	01/01/17
	02/01/07	D	33,000	0	0	20.86	01/31/17
	02/13/07	A	18,932	0	0	21.92	02/02/13
	04/30/07	A	23,327	0	0	23.72	02/02/13
	12/05/07	B	72,000	0	0	24.92	12/04/17
	01/02/08	C	36,000	0	0	23.37	01/01/18
	02/01/08	D	0	36,000	0	24.61	01/31/18
	12/03/08	G	43,444	43,445	0	8.67	12/02/18
	01/02/09	G	0	86,889	0	10.05	01/01/19
	02/02/09	G	0	86,890	0	10.25	02/01/19
	12/02/09	G	10,222	20,444	0	17.82	12/02/19
	01/04/10	G	0	30,667	0	19.56	01/04/20
	02/01/10	G	0	30,667	0	18.16	02/01/20
	Total		489,925	335,002

Joseph A. Miller, Jr.	07/31/01	G	100,000	0	0	15.87	07/30/11	319,924	(2)	6,180,932	0	0
	12/07/05	B	58,500	0	0	21.08	12/06/15
	01/02/06	C	29,250	0	0	19.68	01/01/16
	02/01/06	D	29,250	0	0	24.72	01/31/16
	12/06/06	B	55,500	0	0	21.89	12/05/16
	01/02/07	C	27,750	0	0	18.85	01/01/17
	02/01/07	D	27,750	0	0	20.86	01/31/17
	12/05/07	B	59,500	0	0	24.92	12/04/17
	01/02/08	C	29,750	0	0	23.37	01/01/18
	02/01/08	D	0	29,750	0	24.61	01/31/18
	12/03/08	G	35,889	35,889	0	8.67	12/02/18
	01/02/09	G	0	71,778	0	10.05	01/01/19
	02/02/09	G	0	71,778	0	10.25	02/01/19
	12/02/09	G	8,333	16,667	0	17.82	12/02/19
	01/04/10	G	0	25,000	0	19.56	01/04/20
	02/01/10	G	0	25,000	0	18.16	02/01/20
	Total		461,472	275,862

(a)			(b)	(c)	(d)	(e)	(f)	(g)(2)		(h)(3)	(i)	(j)
Named Executive Officer	Grant Date	Vesting Schedule Code(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)

Kirk P. Gregg	02/02/04	D	39,500	0	0	$12.79	02/01/14	205,120	(2)	$3,962,918	0	$0
	05/10/05	A	15,369	0	0	14.84	01/02/13
	12/07/05	B	58,500	0	0	21.08	12/06/15
	01/02/06	C	29,250	0	0	19.68	01/01/16
	02/01/06	D	29,250	0	0	24.72	01/31/16
	08/07/06	A	20,396	0	0	18.32	01/02/13
	10/27/06	A	14,520	0	0	20.59	12/03/12
	11/03/06	A	16,495	0	0	20.51	12/03/12
	12/06/06	B	48,000	0	0	21.89	12/05/16
	01/02/07	C	24,000	0	0	18.85	01/01/17
	02/01/07	D	24,000	0	0	20.86	01/31/17
	02/12/07	A	19,212	0	0	21.60	02/02/13
	08/03/07	A	10,284	0	0	23.54	02/02/13
	08/03/07	A	13,152	0	0	23.54	01/31/12
	10/29/07	A	28,467	0	0	23.79	01/31/12
	12/05/07	B	51,000	0	0	24.92	12/04/17
	01/02/08	C	25,500	0	0	23.37	01/01/18
	02/01/08	D	0	25,500	0	24.61	01/31/18
	02/12/08	A	9,338	0	0	23.31	01/31/12
	02/12/08	A	14,568	0	0	23.31	01/31/12
	05/01/08	A	5,428	0	0	27.03	01/31/12
	05/01/08	A	18,421	0	0	27.03	12/04/11
	12/03/08	G	31,000	31,000	0	8.67	12/02/18
	01/02/09	G	0	62,000	0	10.05	01/01/19
	02/02/09	G	0	62,000	0	10.25	02/01/19
	07/29/09	A	5,959	0	0	16.78	01/31/12
	07/29/09	A	5,962	0	0	16.78	12/04/11
	07/29/09	A	75,544	0	0	16.78	12/04/11
	12/02/09	G	7,222	14,444	0	17.82	12/02/19
	01/04/10	G	0	21,667	0	19.56	01/04/20
	02/01/10	G	0	21,667	0	18.16	02/01/20
	Total		640,337	238,278

(1)	The Company uses the following vesting codes:

A	Reload Option—100% vesting 1 year after grant date. The reload feature was eliminated from all stock options granted on or after February 28, 2003, but still exists for options granted before that date.
B	100% vesting 1 year after grant date
C	100% vesting 2 years after grant date
D	100% vesting 3 years after grant date
E	50% vesting February 1, 2001, 50% vesting February 2, 2002
F	50% vesting 4 years after grant date, 50% vesting 5 years after grant date
G	1/3 vesting 1 year after grant date, 1/3 vesting 2 years after grant date and 1/3 vesting 3 years after grant date
H	1/3 vesting 3 years after grant date, 1/3 vesting 4 years after grant date and 1/3 vesting 5 years after grant date
(2)	Amounts include:

•

504,790; 336,050; 235,950; 193,050; and 168,740 performance share units granted to Messrs. Weeks, Volanakis, Flaws, Miller and Gregg, respectively, on December 3, 2008 and February 3, 2010, which vest on February 1, 2012.

•	88,250; 58,750; 41,000; 34,000; and 29,500 restricted share units granted to Messrs. Weeks, Volanakis, Flaws, Miller and Gregg, respectively, on December 2, 2009, which vest on February 15, 2013.
•

20,640; 13,760; 9,600; 7,840; and 6,880 restricted shares of our common stock granted to Messrs. Weeks, Volanakis, Flaws, Miller and Gregg, respectively, on December 5, 2007, which vest on February 1, 2011.

•

255,102 restricted shares of our common stock granted to Mr. Volanakis on March 12, 2008, which would have vested 1/3 on each April 1 of 2011, 2012 and 2013. Mr. Volanakis retired on January 1, 2011 and forfeited these restricted shares.

•	42,517 restricted shares of our common stock granted to Mr. Flaws on March 12, 2008, which vest on April 1, 2011.
•	85,034 restricted shares of our common stock granted to Mr. Miller on March 12, 2008, which vest 1/2 on each April 1 of 2011 and 2012.
(3)	Year-end market price is based on the December 31, 2010 NYSE closing price of $19.32.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised and restricted stock that vested during 2010 for the Named Executive Officers.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Wendell P. Weeks	733,333	$5,185,115	184,500	$3,350,520
Peter F. Volanakis	172,333	1,436,467	129,000	2,342,640
James B. Flaws	143,457	1,253,943	132,517	2,500,896
Joseph A. Miller, Jr.	193,666	1,345,610	116,017	2,201,256
Kirk P. Gregg	93,000	765,675	66,000	1,198,560

There were no deferrals of amounts received pursuant to these awards.

Retirement Plans

Qualified Pension Plan

Corning sponsors a qualified defined benefit Pension Plan to provide retirement income to Corning’s U.S.-based employees. The plan pays benefits for salaried employees based upon career average plan compensation, where plan compensation is defined as base pay, annual bonus and awards that are paid (including GoalSharing awards, division cash awards, individual outstanding contributor awards and other cash bonuses) and years of credited service. Salaried employees are required to contribute 2% of compensation in excess of the Social Security wage base up to the compensation limit imposed by the Internal Revenue Code. Salaried and nonunion hourly employees may also contribute 2% of pay up to the Social Security wage base on a voluntary basis.

Corning amended its pension plan effective July 1, 2000 to include a cash balance component. All salaried and non-union hourly employees as of July 1, 2000 were given a choice to prospectively accrue benefits under the career average earnings formula or a cash balance formula, if so elected. Employees hired subsequent to July 1, 2000 earn benefits under the cash balance formula.

Benefits earned under the career average earnings formula are equal to 1.5% of plan compensation plus 0.5% of plan compensation on which employee contributions have been made. Under the career average earnings formula, participants may retire as early age 55 with 5 years of service. Unreduced benefits are available when a participant attains the earlier of age 60 with 5 years of service or age 55 with 30 years of service. Otherwise, benefits are reduced 4% for each year by which retirement precedes the attainment of age 60. Pension benefits earned under the career average earnings formula are distributed in the form of a lifetime annuity with six years of payments guaranteed.

Benefits earned under the cash balance formula are expressed in the form of a hypothetical account balance. Each month a participant’s cash balance account is increased by (1) pay credits based on the participant’s plan compensation for that month and (2) interest credits based on the participant’s hypothetical account balance at the end of the prior month. Pay credits vary between 3% and 8% based on the participant’s age plus service at the end of the year. Interest credits are based on 10-year Treasury bond yields, subject to a minimum credit of 3.80%. Pension benefits under the cash balance formula may be distributed as either a lump sum of the participant’s hypothetical account balance or an actuarial equivalent life annuity.

Mr. Weeks, Mr. Flaws and Mr. Volanakis are earning benefits under the career average earnings formula. Mr. Gregg earned benefits under the career average earnings formula up to December 31, 2000 and subsequently earned benefits under the cash balance formula. Mr. Miller is earning benefits under the cash balance formula. Mr. Flaws and Mr. Miller are currently eligible to retire under the plan. Mr. Volanakis retired on January 1, 2011.

Corning’s contributions to the plan are determined by the plan’s actuaries and are not determined on an individual basis. The amount of benefits payable under the plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended.

Supplemental Pension Plan and Executive Supplemental Pension Plan

Corning also maintains nonqualified pension plans to attract and retain a highly-motivated executive workforce by providing eligible employees with retirement benefits in excess of those permitted under the qualified plan. The benefits provided under the Supplemental Pension Plan (SPP) will be approximately equal to the difference between the benefits provided under the Corning Incorporated Pension Plan and benefits that would have been provided thereunder if not for the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended.

Certain employees, including each of the Named Executive Officers, participate in the Corning Incorporated Executive Supplemental Pension Plan (ESPP). Participants in the ESPP receive no benefits from the SPP. Executives fully vest in their ESPP benefit upon attainment of age fifty with ten years of service. Participants terminating prior to fully vesting in their ESPP benefit, but with five years of service will be entitled to ESPP benefits equivalent to the SPP formula. ESPP participants also maintain the right to take any benefits earned under the cash balance formula of the SPP prior to their participation in the ESPP as a lump sum payment from the ESPP.

Under the Executive Supplemental Pension Plan, participants earn benefits based on the highest sixty consecutive months of average plan compensation over the last one hundred twenty months immediately preceding the date of termination of employment. Plan compensation is defined as base pay plus bonuses paid, including cash payments of GoalSharing awards, Performance Incentive Plan awards, division cash awards, individual outstanding contributor awards and other cash bonuses.

A change in the benefits provided under the ESPP formula was approved in December 2006. Subsequent to the change, gross benefits determined under this plan are equal to one of two benefit formulas:

Formula A: 2.0% of average plan compensation multiplied by years of service up to 25 years.

Formula B: 1.5% of average plan compensation multiplied by years of service with no cap on years of service.

Prior to the approval of the change in benefit formula in December 2006, ESPP benefits were provided under the following formula:

•	Sum of (i) 1.0% of average plan compensation up to the Social Security covered compensation limit and (ii) 1.5% of average plan compensation over Social Security covered compensation.

•	Multiplied by years of service through the December 31 of the year prior to termination of employment.

In addition, benefits earned in the year of termination of employment are based on the career average earnings formula or cash balance formula of the Corning Incorporated Pension Plan without regard to compensation limits. Under this formula, average plan compensation was based on the highest five consecutive calendar years of average plan compensation over the ten years immediately preceding the year of termination of employment.

Subsequent to the December 2006 change in formula, benefits are determined under Formula B for Mr. Flaws and Formula A for all other Named Executive Officers.

Benefits earned under the Corning Incorporated Pension Plan and the cash balance formula of the SPP prior to ESPP participation will offset benefits earned under the preceding formulas.

Participants may retire as early age 55 with ten years of service. Unreduced benefits under Formula A are available when a participant attains the earlier of age 60 with 10 years of service or age 55 with 25 years of service. Unreduced benefits under Formula B are available at the earlier of age 60 with 5 years of service or age 55 with 30 years of service. Otherwise, benefits from both formulas and the career average earnings formula from the SPP are reduced 4% for each year by which retirement precedes the attainment of age 60.

Benefits earned under the Executive Supplemental Pension Plan are distributed in the form of a lifetime annuity, with six years of payments guaranteed except for benefits earned under the cash balance formula of the SPP prior to becoming a participant in the ESPP, which is distributed as a lump sum of the participant’s hypothetical account balance.

Under Mr. Flaws’ employment agreement, Corning will purchase a life annuity from an insurance company to pay benefits due under this plan. Mr. Flaws and Mr. Miller are currently eligible to retire under the plan. Mr. Volanakis retired on January 1, 2011.

Pension Benefits

The table below shows the actuarial present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under each of the qualified pension plan and the ESPP. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements with the exception of the assumed retirement age and the assumed probabilities of leaving employment prior to retirement. Retirement was assumed to occur at the earliest possible unreduced retirement age for each plan in which the executive participates. For purposes of determining the earliest unreduced retirement age, service was assumed to be granted until the actual date of retirement. For example, an executive under the ESPP formula who is age 50 with 20 years of service would be assumed to retire at age 55 due to eligibility of unreduced benefits at 25 years of service. No termination, disability or death was assumed to occur prior to retirement. Otherwise, the assumptions used are described in Note 13 to our Financial Statements for the year ended December 31, 2010 of our Annual Report on Form 10-K filed with the SEC on February 10, 2011. Information regarding the qualified pension plan can be found under the heading “Qualified Pension Plan” on page 50.

(a)	(b)	(c)	(d)	(e)
Named Executive Officer	Plan Name	Number of years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Wendell P. Weeks	Qualified Pension Plan	28	$1,104,606	$0
	ESPP	25(1)	14,654,710	0
Peter F. Volanakis	Qualified Pension Plan	29	988,250	0
	ESPP	25(1)	13,380,714	0
James B. Flaws	Qualified Pension Plan	38	1,665,221	0
	ESPP	38	16,739,265	0
Joseph A. Miller, Jr.	Qualified Pension Plan	10	167,798	0
	ESPP	10	2,680,545	0
Kirk P. Gregg	Qualified Pension Plan	17	369,738	0
	ESPP	25(2)	7,556,914	0

(1)	Under Formula A, years of service are capped at 25 years, in determining benefits under the ESPP.
(2)

Mr. Gregg’s 1993 employment letter, as amended in 2002, provides for nine extra years of benefit service under the ESPP for retirement on or after age 55. The additional value generated by these extra nine years of service is currently approximately $2,510,000. Because of the 25-year cap on service under Formula A, implemented after Mr. Gregg was hired, some or all of these additional years of benefit service will not enhance Mr. Gregg’s total pension benefit, depending on his actual retirement date. For example, at age 55, Mr. Gregg will have 21 actual years of service so that only four of the nine additional years of service will have any impact on his pension. At age 60, Mr. Gregg would have 26 actual years of service so that those additional years of service would not provide any incremental pension value. Additional years of service credit have not been provided to senior executives since this adjustment in 2002.

The compensation covered by the qualified pension plan and the ESPP for the Named Executive Officers is the “Salary” and GoalSharing and Performance Incentive Plan cash bonuses set forth in the “Summary Compensation Table”. Bonuses are included as compensation in the calendar year paid. For the 2010 calendar year, the Named Executive Officers’ eligible earnings were $2,894,171 for Mr. Weeks; $2,218,063 for Mr. Volanakis; $2,028,075 for Mr. Flaws; $1,454,984 for Dr. Miller; and $1,378,450 for Mr. Gregg. Final average compensation is used to determine benefits under the ESPP. As of December 31, 2010, final average compensation was $2,588,249 for Mr. Weeks; $1,974,005 for Mr. Volanakis; $1,841,465 for Mr. Flaws; $1,321,421 for Dr. Miller; and $1,253,663 for Mr. Gregg. Long-term cash or equity incentives are not (and have never been) considered as eligible earnings for determining retirement benefits under this plan.

Nonqualified Deferred Compensation

The table below shows the contributions, earnings and account balances for the Named Executive Officers in the Supplemental Investment Plan. Pursuant to the Company’s Supplemental Investment Plan, certain executives, including the Named Executive Officers, may choose to defer up to 75% of annual base salary and up to 75% of non-equity incentive compensation. The participant chooses from the same funds available under our Company Investment Plan (401(k)) in which to “invest” the deferred amounts. No cash is actually invested in the unfunded accounts under the Supplemental Investment Plan. Deferred amounts incur gains and losses based on the performance of the individual participant’s investment fund selections. Participants may change their elections among these fund options. All of our current Named Executive Officers have more than three years with the Company, so each of the Named Executive Officer’s contributions from the Company match are fully vested. Participants cannot withdraw any amounts from their deferred compensation balances until retirement from the Company at or after age 55 with five years of service. Participants may elect to receive distributions as a lump sum payment or two to five annual installments. If a Named Executive Officer leaves the Company, prior to retirement, the account balance is distributed in a lump sum, six-months following the executive’s departure.

No Named Executive Officer withdrawals or distributions were made in 2010.

(a)		(b)(1)	(c)(2)	(d)(3)	(e)	(f)
Named Executive Officer	Aggregate Balance at January 1, 2010 ($)	Executive Contributions in 2010 ($)	Registrant Contributions in 2010 ($)	Aggregate Earnings in 2010 ($)	Aggregate Withdrawals/ Distributions in 2010 ($)	Aggregate Balance as of December 31, 2010 ($)
Wendell P. Weeks	$1,758,742	$164,850	$169,658	$188,949	$0	$2,282,199
Peter F. Volanakis	3,346,272	432,612	133,569	632,991	0	4,545,445
James B. Flaws	2,553,735	207,938	111,648	261,621	0	3,134,943
Joseph A. Miller, Jr.	418,231	102,496	20,499	54,599	0	595,825
Kirk P. Gregg	1,314,764	68,040	45,360	75,470	0	1,503,635

(1)	Reflects participation in the Supplemental Investment Plan by Messrs. Weeks, Volanakis, Flaws, Miller and Gregg in the deferral of a portion of their 2010 base salaries and participation by Messrs. Flaws, Volanakis and Gregg in the deferral of a portion of the bonus received in 2010 for prior year performance. The Named Executive Officers’ contributions are included in the Summary Compensation Table, as a part of Salary and/or Non-Equity Incentive Plan Compensation.
(2)	Reflects Company match on the Supplemental Investment Plan which was credited to the account of the Named Executive Officers in 2010. All of these amounts are included in the All Other Compensation column of the Summary Compensation Table (and are also detailed in footnote (5) to that Table).
(3)

Reflects aggregate earnings on each type of deferred compensation listed above. The earnings on deferred base salary and bonus payments are calculated based on the actual returns from the same fund choices that Company employees have in the qualified 401(k) plan. Currently, employees have 15 fund choices that they may select from. As nonqualified plans, these plans are unfunded which means that no actual dollars are invested in these funds. The Company does not provide any above market interest rates or other special terms for any deferred amounts. These amounts are not included in the Change in Pension Value column of Summary Compensation Table.

Arrangements with Named Executive Officers

Severance Agreements

We have entered into a severance agreement with each of our Named Executive Officers. The severance agreement terminates if the executive leaves the employ of Corning for any reason or ceases to be an officer of Corning. Effective for all new executive severance agreements and executive change in control agreements entered into after July 21, 2004, the Compensation Committee and Board of Directors approved a policy to limit benefits that may be provided to an executive under any new agreement to 2.99 times the executive’s annual compensation of base salary plus target bonus (the “Overall Limit”). All of the Named Executive Officers are parties to executive severance and change in control agreements executed prior to July 21, 2004 and, therefore, are not affected by the Overall Limit.

Severance Agreement—Mr. Weeks

Under Mr. Weeks’ severance agreement, if he is terminated involuntarily, and without “cause” (a conviction for a felony; commission of a fraud, theft or embezzlement that materially damages the financial condition of Corning; or gross abdication of duties), or as a result of disability, he is entitled to the following:

•	Base salary, reimbursable expenses and annual bonus accrued and owing as of the date of termination (lump sum payment);

•

A severance amount equal to 2.99 times his then base salary plus an annual bonus amount (calculated at 100% of target that would have been paid for the fiscal year in which the termination occurs) (lump sum payment);

•	Continued participation in the Company’s benefit plans for up to three years;

•	In the calendar year following the year in which the termination occurs (subject to a six-month waiting period), the purchase of his principal residence by the Company upon request; and

•	Receipt of an additional three years of service credit under Corning’s Executive Supplemental Pension Plan, but subject to the service limits under such plan.

If however, Mr. Weeks is terminated for cause (as described above) or he resigns, he would: (1) be entitled to accrued, but unpaid salary (lump sum payment) and any reimbursable expenses accrued or owing to him; and (2) forfeit any outstanding stock option awards.

Severance Agreement—Other Named Executive Officers

Generally under the severance agreements, a Named Executive Officer is entitled to severance payments if he is terminated involuntarily other than for “cause” (conviction of a felony or misdemeanor involving moral turpitude; material breach of Corning’s Code of Conduct; gross abdication of duties; or misappropriation of Company assets or dishonesty or business conduct that causes material harm to Corning).

In addition, “involuntary termination” of an executive does not include:

•	Voluntary termination;

•	Voluntary retirement at or after age 55;

•	Termination as a result of disability or death;

•	Termination of employment as a result of the sale of all or part of Corning’s business and the executive has an opportunity to continue employment with buyer for comparable total compensation; and

•	Termination as a result of a change in control of Corning if the executive has a separate change in control agreement.

Under the severance agreements, a Named Executive Officer other than Mr. Weeks, is entitled to receive the following:

•

Accrued but unpaid base salary, reimbursable expenses, vacation pay and the executive’s target percentage for the annual bonus plans multiplied by the executive’s salary, pro-rated to the last day of the month closest to the termination date (lump sum payment);

•

A severance amount equal to 2.99 times (in the case of Mr. Flaws and Mr. Volanakis) and two times (in the case of Mr. Gregg and Dr. Miller) the executive’s then base salary plus an annual bonus amount (an amount equal to executive’s salary multiplied by the executive’s target percentage in effect on the termination date under the Company’s Performance Incentive Plan and 5% target under the GoalSharing Plan) (lump sum payment);

•	Continued medical, dental and hospitalization benefits for 24 months;

•	In the calendar year following the year in which the termination occurs (subject to a six-month waiting period), the purchase of his principal residence by the Company upon request;

•

Receipt of an additional 2.99 years (in the case of Mr. Flaws and Mr. Volanakis) and two years (in the case of Mr. Gregg and Dr. Miller) of service credit under Corning’s nonqualified retirement plans, but subject to the service limits under such plan; and

•	Outplacement benefits up to a maximum amount of $50,000.

The following table reflects the amounts that would be payable under the various arrangements assuming termination occurred at December 31, 2010.

Termination Scenarios (Including Severance, if Eligible)

Named Executive Officer	Description	Voluntary(1)	For Cause(1)	Death	Disability(1)	Without Cause
Wendell P. Weeks	Severance Amount	$ n/a	$ n/a	$ n/a	$ n/a	$6,313,385
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	45,000(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	n/a
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	200,000 to 1,000,000(3)
	Pension-NQ annuity	601,708	0	601,708	1,203,417	601,708
	Pension-NQ lump sum	n/a	n/a	n/a	n/a	n/a
	Pension-Qualified annuity	90,708	90,708	45,354	90,708	90,708

Peter F. Volanakis	Severance Amount	n/a	n/a	n/a	n/a	4,931,108
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	30,000(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	200,000 to 1,000,000(3)
	Pension-NQ annuity	925,666	0	925,666	925,666	925,666
	Pension-NQ lump sum	n/a	n/a	n/a	n/a	n/a
	Pension-Qualified annuity	61,336	61,336	30,668	61,336	61,336

James B. Flaws	Severance Amount	n/a	n/a	n/a	n/a	4,541,362
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	30,000(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	200,000 to 1,000,000(3)
	Pension-NQ annuity	963,036	0	963,036	963,036	1,050,491
	Pension-NQ lump sum	n/a	n/a	n/a	n/a	n/a
	Pension-Qualified annuity	130,152	130,152	65,076	130,152	130,152

Joseph A. Miller, Jr.	Severance Amount	n/a	n/a	n/a	n/a	2,196,000
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	30,000(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	1,700,000 to 2,300,000(3)
	Pension-NQ annuity	248,590	0	220,001	248,590	331,908
	Pension-NQ lump sum	n/a	n/a	n/a	n/a	n/a
	Pension-Qualified annuity	n/a	n/a	n/a	n/a	n/a
	Pension-Qualified lump sum	167,798	167,798	167,798	167,798	167,798

Kirk P. Gregg	Severance Amount	n/a	n/a	n/a	n/a	2,080,800
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	30,000(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	200,000 to 1,000,000(3)
	Pension-NQ annuity	312,937	0	312,937	625,874	312,937
	Pension-NQ lump sum	n/a	n/a	n/a	n/a	n/a
	Pension-Qualified annuity	23,878	23,878	11,939	23,878	23,878
	Pension-Qualified lump sum	186,207	186,207	186,207	186,207	186,207

(1)	Nonqualified plan benefits shown for all Named Executive Officers are payable from the Executive Supplemental Pension Plan. The timing and form of the benefits payable in the table above for a voluntary termination are as follows: Messrs. Weeks and Gregg’s Executive Supplemental Pension Plan benefits are payable as a life annuity beginning at age 55. Messrs. Volanakis, Flaws and Miller’s benefits are payable as an immediate life annuity with six years guaranteed.
(2)	The value of medical and dental benefits continuation is estimated at $15,000 per year (three years of benefits continuation for Mr. Weeks and two years of benefits continuation for Messrs. Volanakis, Flaws, Miller and Gregg).
(3)	Corning is unable to accurately and precisely estimate the value that may be delivered under this provision as it requires an independent appraisal of the executive’s residence as well as a calculation of the executive’s purchase price of the residence plus documented improvements made to the property. These values are not maintained by Corning in its normal course of business. They are required only if an executive is terminated. Under the terms of the severance agreements, an executive may request that the Company purchase the executive’s principal residence in the Corning, New York area. Such purchase must be finalized in the calendar year following the year in which the executive’s termination occurred (subject to a six-month waiting period) and shall be made at the greater of (i) the residence’s appraised value at the termination date, as determined in accordance with the Company’s relocation policies in effect immediately prior to the involuntary termination, or (ii) the total cost of the residence plus improvements and tax gross-up as applicable (“Protected Value”), as determined in accordance with the Company’s Protected Value policy in effect as of the date of the relevant severance agreement. The values above represent estimates of how much the Protected Value calculation may exceed the appraised value of the property and includes an associated tax gross up.

Corning’s team approach, as applied to our Named Executive Officers’ compensation, results in similarly situated executives being treated similarly. Currently, the terms of both the severance and change in control agreements are bifurcated similarly between those Named Executive Officers who are Board members and those who are not ( i.e., cash severance payments range from two to 2.99 times the executives’ base salary and annual bonus amount and the receipt of two to three additional years of service credit under the retirement plans). These ranges and periods were not negotiated individually with the executives, but were put in place by the Committee, having determined that these terms and multiples were appropriate for such agreements.

Change In Control Agreements

We have entered into change in control agreements with each of the Named Executive Officers. These agreements are intended to provide for continuity of management if there is a change in control of Corning. These agreements will be effective until the executive leaves the employ of Corning or until the executive ceases to be an officer of Corning.

The agreements define a “change in control” as any of the following (so long as the event is also a “change in control” within the meaning of Section 409A of the Code):

•	Any person acquires 30% or more of Corning’s voting securities (a “beneficial owner”);

•	A beneficial owner increases his ownership from 30% or more to 50% or more of Corning’s voting securities;

•

A majority of Corning’s directors are replaced during the term of the agreement without approval of at least two-thirds of the existing directors or directors previously approved by the existing directors;

•

Consummation of any merger, consolidation or reorganization involving Corning, unless the outstanding voting securities of Corning prior to the transaction continue to represent at least 50% of the voting securities of Corning or the new company;

•	Corning is liquidated or dissolved; or

•	All or substantially all of Corning’s assets are disposed of or sold.

If during the term of the agreement, a change in control occurs, each Named Executive Officer is entitled to the following:

•	All restrictions on any restricted stock and stock options held by the executive lapse, the options vest and become immediately exercisable.

If: (A) Mr. Weeks (i) is terminated without “cause” (a conviction for a felony, fraud, theft or embezzlement against the Company, a gross abdication of duties), (ii) resigns for “good reason” (generally, a material adverse change in the executive’s title, position or responsibilities, a reduction in the executive’s base salary, relocation, a material reduction in the level of employee benefits, a material breach by the Company of its obligations under the agreement, or a successor company’s failure to honor the agreement) (such period, a “change in control period”), or (iii) resigns or is terminated for any reason within four years following a change in control, or (B) the employment of any Named Executive Officer, other than Mr. Weeks, is terminated (absent cause, by reason of death or disability, or by the executive for good reason) during a change in control period, or within four years following a change in control, each is entitled to the following:

•

Accrued but unpaid base salary, reimbursable expenses, vacation pay and the executive’s target percentage for the annual bonus plans multiplied by the executive’s salary, pro-rated to the last day of the month closest to the termination date (lump sum payment);

•	A severance amount equal to three times (for Messrs. Weeks, Volanakis and Flaws) and two times (for Messrs. Gregg and Miller) his then base salary plus an annual bonus amount (such bonus amount being the greater of (i) the amount paid under the bonus plans in the full calendar year preceding the termination (in the case of Named Executive Officers, other than Mr. Weeks, the average amount paid under the bonus plans in the two preceding calendar years) or (ii) his target percentage times his base salary in effect at termination) (lump sum payment);

•	Continued participation in the Company’s benefit plans for 36 months;

•	All restrictions on any restricted stock and stock options would lapse and become vested and options would become immediately exercisable;

•	Upon request, purchase of his principal residence;

•	Receipt of an additional five years of service credit under Corning’s Executive Supplemental Pension Plan, subject to the service credit limits under the plan; and

•	Outplacement benefits (equal to 20% of base salary) (excluding Mr. Weeks).

If, a Named Executive Officer’s employment is terminated for cause (for Mr. Weeks “cause” is described above; with respect to the other Named Executive Officers, “cause” means conviction for a felony or misdemeanor involving a crime of moral turpitude, misappropriation of Company assets, or gross abdication of duties), or resigns for other than good reason (described above), or the Named Executive Officer’s employment terminates by reason of death or disability (a physical or mental infirmity which impairs the executive’s ability to substantially perform his duties for 180 consecutive days or 180 days during any twelve month period), the Named Executive Officer is entitled to:

•

Accrued but unpaid base salary, reimbursable expenses, vacation pay and the executive’s target percentage for the annual bonus plans multiplied by the executive’s salary, pro-rated to the last day of the month closest to the termination date (lump sum payment).

In addition, each Named Executive Officer is generally entitled to receive a gross-up payment in an amount sufficient to make him whole for any federal excise tax on excess parachute payments imposed under Section 280G and 4999 of the Code. However, if the federal excise tax can be avoided by reducing the related payments by a present value of $45,000 or less, then the payment will be reduced to the extent necessary to avoid the excise tax and no gross up payment will be made to the Named Executive Officer.

The following table reflects the amounts that would be payable under the various arrangements assuming that a change in control occurred on December 31, 2010.

Cash-based							Equity-based		Taxes
Named Executive Officer	Cash Severance	Interrupted Performance Cycles	ESPP	Misc. Benefits	Excise Tax Gross Up(1)	Total Cash- based	Interrupted Performance Cycles	Stock- based Awards	Total Pre- Tax Benefit	Less: Employee Income Tax	Excise Tax(1)	Total After- Tax Benefit
Wendell P. Weeks	$17,687,244	$0	$14,852,895	$140,000	$—	$32,680,139	$0	$20,914,885	$53,595,023	$24,342,860	$—	$29,252,164
Peter F. Volanakis	8,016,014	0	13,713,887	140,000	—	21,869,901	0	18,862,286	40,732,187	18,500,559	—	22,231,628
James B. Flaws	6,840,540	0	14,624,513	140,000	—	21,605,053	0	10,580,041	32,185,094	14,618,470	—	17,566,624
Joseph A. Miller, Jr.	3,380,909	0	4,354,298	140,000	—	7,875,207	0	9,658,555	17,533,761	7,963,834	—	9,569,927
Kirk P. Gregg	3,113,448	0	7,652,156	140,000	—	10,905,604	0	6,976,948	17,882,552	8,122,255	—	9,760,297

(1)	In accordance with IRS rules, the calculation of the excise tax gross-up is a complex calculation that can vary dramatically from year to year depending on the facts and variables applicable at the time of a change in control. For calculations performed at December 31, 2010, none of the Named Executive Officers were subject to the excise tax, so as a result, no excise tax gross-up was applicable.

In addition to the above, the Named Executive Officers may also request that Corning purchase their principal residence. The value of such benefit is generally estimated to be in the range of $200,000 to $1,000,000 ($1,700,000 to $2,300,000 in the case of Dr. Miller). Corning is unable to accurately and precisely estimate the value as it requires an independent appraisal of the executive’s residence, as well as, a calculation of the executive’s purchase price of such residence and any documented improvements made to the property. This is data that Corning does not maintain in its normal course of business. See footnote (2) to the “Termination Scenarios” table on page 56.

Director Compensation

Only independent directors receive director fees. During 2010, Corning paid to independent directors:

•	an annual cash retainer of $60,000; and

•	$1,500 for each Board, committee meeting or other special session attended.

Each committee chairman receives an additional retainer of $15,000 per year for his or her services as committee chairman. Mr. O’Connor received $25,000 of additional compensation for his services as Lead Director during 2010.

Through the 2003 or 2010 Equity Plans for Non-Employee Directors, each independent director annually receives a form of long-term equity compensation approved by the Compensation Committee. Independent directors generally receive their awards at the February meeting. If, however, a independent director is appointed between the February meeting and December 31, then that director will receive his/her pro-rata award shortly after joining the Board.

During 2010, Corning issued 5,013 shares of restricted stock to each independent director under the 2003 Equity Plan for Non-Employee Directors, except for Mr. Houghton, who received 1,671 shares under the 2003 Equity Plan for Non-Employee Directors, Mr. Canning, who received 2,827 shares under the 2010 Equity Plan for Non-Employee Directors and Mr. Tilton, who received 439 shares under the 2010 Equity Plan for Non-Employee Directors. These restricted shares are subject to forfeiture, and are not available for transfer or exercise until six months after the date of a director’s retirement or resignation. In addition, except as stated below, Corning granted to each independent director options covering 2,345 shares of Common Stock under the 2003 Equity Plan for Non-Employee Directors. These options vest ratably over a three-year period and expire on February 2, 2020. Mr. Houghton was granted options covering 782 shares of Common Stock. These options vest ratably over a three year period and expire on February 2, 2020. Mr. Canning was granted options covering 1,323 shares of Common Stock under the 2010 Equity Plan for Non-Employee Directors. These options vest ratably over a three-year period and expire on July 21, 2020. Mr. Tilton was granted options covering 205 shares of Common Stock under the 2010 Equity Plan for Non-Employee Directors. These options vest ratably over a three-year period and expire on November 30, 2020.

Independent directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and shareholder meetings. While travel to such meetings may include the use of Company aircraft, if available or appropriate under the circumstances, the directors generally use commercial transportation or their own transportation. Directors are also reimbursed for reasonable expenses associated with other business activities, including participation in Director education programs.

Directors may defer any portion of their cash compensation. Amounts deferred may be paid only in cash and while deferred may be allocated to (1) an account earning interest, compounded quarterly, at the rate equal to the greater of the prime rate of Citibank, N.A. at the end of each calendar quarter or the rate of return for the stable value fund under Corning’s Investment Plans, (2) an account based upon the market value of our Common Stock from time to time, or (3) a combination of such accounts. At December 31, 2010, eight directors had elected to defer compensation.

Corning has a Directors’ Charitable Giving Program pursuant to which a director may direct the Company to make a charitable bequest to one or more qualified charitable organizations recommended by such director and approved by Corning in the amount of $1,000,000 (employee directors) or $1,250,000 (independent directors) following his or her death. We fund this program by purchasing insurance policies on the lives of the directors. However, we are under no obligation to use the proceeds of the insurance policies to fund a director’s bequest and can elect to retain any proceeds from the policies as assets of Corning and use another source of funds to pay the directors’ bequests. In 2010, we paid a total of $ $220,492 in premiums and fees on such policies for our current directors. Because the charitable deductions and cash surrender value of life insurance policies accrue solely to Corning, the directors derive no financial benefit from the Program, and we do not include these amounts in the directors’ compensation. Generally, one must be a director for five years to participate in the Program. In 2010, Messrs. Brown, Flaws, Gund, Houghton, O’Connor, Ruding, Smithburg, Tookes, Volanakis, Weeks and Ms. Rieman were eligible to participate in the program.

Directors are also eligible to participate in the Corning Foundation Matching Gift Program for eligible charitable organizations. This Program is available to all Corning employees. The maximum matching gift amount available from the Foundation for each participant in the Program is $5,000 in any calendar year.

Corning also pays premiums on directors’ and officers’ liability insurance policies covering directors.

From time to time, spouses may also join independent directors when traveling to or from Board, committee or shareholder meetings, which may include the use of Company aircraft. While Corning generally incurs no additional cost, this travel may result in the independent director recognizing income for tax purposes. Corning does not reimburse the independent director for the estimated taxes incurred in connection with such income.

Director Summary Compensation Table

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s independent directors for the fiscal year ended December 31, 2010.

(a)	(b)	(c)(1)	(d)(2)	(e)	(f)	(g)		(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total ($)
John S. Brown	$111,000	$94,996	$19,135	$—	$—	$—		225,132
John A. Canning, Jr.	58,500	47,494	9,658	—	—	5,000	(3)	120,652
Robert F. Cummings Jr.	114,000	94,996	19,135	—	—	—		228,132
Gordon Gund	126,000	94,996	19,135	—	—	5,000	(3)	245,132
Carlos M. Gutierrez(5)	109,500	94,996	19,135	—	—	—		223,632
James R. Houghton(6)	35,000	31,665	6,514	—	—	72,042	(4)	145,221
Kurt M. Landgraf	129,000	94,996	19,135	—	—	5,000	(3)	248,132
James J. O’Connor	166,000	94,996	19,135	—	—	5,000	(3)	285,132
Deborah D. Rieman	130,500	94,996	19,135	—	—	—		244,632
H. Onno Ruding	133,500	94,996	19,135	—	—	—		247,632
William D. Smithburg	133,500	94,996	19,135	—	—	—		247,632
Glenn F. Tilton	14,000	7,920	1,595	—	—	—		23,514
Hansel E. Tookes II	111,000	94,996	19,135	—	—	—		225,132
Mark S. Wrighton	117,000	94,996	19,135	—	—	5,000	(3)	236,132

(1)	The amounts in column (c) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock granted pursuant to the 2003 Equity Plan for Non-Employee Directors or 2010 Equity Plan for Non-Employee Directors. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 10, 2011. There can be no assurance that the grant date fair value amounts will ever be realized. As of December 31, 2010, each Director had the following number of award shares outstanding: 55,666 for Mr. Brown; 2,827 for Mr. Canning; 18,363 for Mr. Cummings; 55,666 for Mr. Gund; 7,355 for Mr. Gutierrez; 0 for Mr. Houghton; 16,634 for Mr. Landgraf; 55,666 Mr. O’Connor; 53,290 for Ms. Rieman; 55,666 for Mr. Ruding; 55,666 for Mr. Smithburg; 439 for Mr. Tilton; 40,540 for Mr. Tookes; and 11,990 for Mr. Wrighton. Total stock holdings for directors as of December 31, 2010 are shown in the “Security Ownership of Certain Beneficial Owners” table.
(2)	The amounts in column (d) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of stock options granted pursuant to the 2003 Equity Plan for Non-Employee Directors and 2010 Equity Plan for Non-Employee Directors. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 10, 2011. There can be no assurance that the grant date fair value amounts will ever be realized. As of December 31, 2010, each Director has the following number of options outstanding: 28,631 for Mr. Brown; 1,323 for Mr. Canning; 11,872 for Mr. Cummings; 71,541 for Mr. Gund; 3,832 for Mr. Gutierrez; 1,473,901 for Mr. Houghton; 9,868 for Mr. Landgraf; 24,509 Mr. O’Connor; 69,431 for Ms. Rieman; 69,431 for Mr. Ruding; 35,381 for Mr. Smithburg; 205 for Mr. Tilton; 28,631 for Mr. Tookes; and 6,775 for Mr. Wrighton.

(3)	Reflects a $5,000 charitable donation match made by Corning Foundation’s Matching Gift Program.
(4)	Includes costs attributable to the following: the aggregate incremental cost of Mr. Houghton’s use of Company aircraft valued at $22,893 (See footnote (5) of the Summary Compensation Table to determine how items are valued); other travel expenses at $2,684; home and personal security at $3,114; office space at $1,090; salaries and benefits for administrative staff at $32,412; office supplies and services at $1,598; computer/information technology services and expenses at $2,936; a $5,000 charitable donation match made by Corning Foundation’s Matching Gift Program; and annual service award of $315.
(5)	Mr. Gutierrez resigned from the Board on December 31, 2010.
(6)	Mr. Houghton retired from the Board on April 29, 2010.

Report of Audit Committee of the Board of Directors

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Corning’s financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board of Directors—a copy of which is attached to this proxy statement as Appendix A. The directors who serve on the Audit Committee have no financial or personal ties to Corning (other than director compensation and equity ownership as described in this proxy statement) and are all “financially literate” and “independent” for purposes of the New York Stock Exchange listing standards. The Board of Directors has determined that none of the Audit Committee members have a relationship with Corning that may interfere with the member’s independence from Corning and its management.

The Audit Committee met with management periodically during the year to consider the adequacy of Corning’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with Corning’s independent registered public accounting firm and with the appropriate financial personnel and internal auditors. The Audit Committee also discussed with Corning’s senior management and independent registered public accounting firm the process used for certifications by Corning’s Chief Executive Officer and Chief Financial Officer which is required for certain of Corning’s filings with the SEC. The Audit Committee met privately with both the independent registered public accounting firm and the internal auditors, both of whom have unrestricted access to the Audit Committee.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management is responsible for: the preparation, presentation and integrity of Corning’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During the course of 2010, management updated the documentation, and performed testing and evaluation of Corning’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and it provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed a report on, the effectiveness of Corning’s internal control over financial reporting. The Audit Committee also reviewed: the report of management contained in Corning’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC; as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in Corning’s Annual Report on Form 10-K related to its audits of the consolidated financial statements and financial statement schedule, and the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 114, “The Auditor’s Communication With Those Charged With Governance,” and Public Company Accounting Oversight Board Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements.” In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from Corning and its management. The Audit Committee has considered whether the provision of permitted non-audit services by the independent registered public accounting firm to Corning is compatible with the auditor’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors and the Board of Directors approved that the audited financial statements be included in Corning’s Annual Report on Form 10-K for the year ended December 31, 2010.

The Audit Committee:

Kurt M. Landgraf, Chairman

John A. Canning, Jr.

Robert F. Cummings, Jr.

Deborah D. Rieman

H. Onno Ruding

Glenn F. Tilton

Mark S. Wrighton

Independent Registered Public Accounting Firm

Fees Paid to Independent Registered Public Accounting Firm

The following table summarizes fees billed to Corning by PricewaterhouseCoopers LLP and affiliates for professional services rendered for the years ended December 31, 2009 and 2010:

	2009	2010
Audit Fees	$5,734,000	$5,868,000
Audit Related Fees	751,000	677,000
Tax Fees	626,000	628,000
All Other Fees	24,000	234,000

Total Fees	$7,135,000	$7,407,000

Audit Fees.  These fees comprise professional services rendered in connection with the audit of Corning’s consolidated financial statements, and reviews of Corning’s quarterly consolidated financial statements on Form 10-Q that are customary under auditing standards generally accepted in the United States. Audit fees also include statutory audits of Corning’s foreign jurisdiction subsidiaries, comfort letters (in 2010), and consents for other SEC filings. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.

Audit Related Fees.  These fees comprise professional services rendered in connection with due diligence pertaining to acquisitions, internal control reviews, procedures to translate certain financial statements for foreign subsidiaries, employee benefit plan audits and procedures to verify certain capital assets.

Tax Fees.  These fees comprise statutory tax compliance, preparation and assistance for Corning’s foreign jurisdiction subsidiaries, expatriate tax return compliance, and other tax compliance projects.

All Other Fees.  Includes a fee relating to licensing technical accounting software from the independent registered public accounting firm, and a fee to subscribe to certain benchmarking studies published by the independent registered public accounting firm, and fees relating to a finance benchmarking project.

Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by Corning’s independent registered public accounting firm. The full Audit Committee approves annually projected services and fee estimates for these services and establishes budgets for major categories of services. The Audit Committee Chairman has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee and services that were pre-approved but the associated fees will materially exceed the budget established for the type of service at issue. Services approved by the Chairman are communicated to the full Audit Committee at its next regular meeting. For each proposed service, the independent registered public accounting firm is required to provide supporting documentation detailing said service. The Audit Committee regularly reviews summary reports detailing services provided to Corning by its independent registered public accounting firm.

PROPOSAL 2—Advisory Vote on Executive Compensation

Our Board of Directors is requesting that shareholders approve the compensation of our Named Executive Officers as disclosed, pursuant to Item 402 of Regulation S-K of the Securities Act of 1933, in the Executive Compensation section of this proxy statement, beginning on page 26.

•	This includes the Compensation Discussion and Analysis, the Summary Compensation Table and the supporting tabular and narrative disclosure on executive compensation.

•	This vote is advisory and not binding on our Company, but the Board of Directors values the opinions that shareholders express in their voting and will consider the outcome of the vote in the future.

Company Performance

We believe that our executive compensation program is well designed to support Corning’s strategic framework for creating shareholder value. Our management balances near-term results with long-term success, to grow revenue and profits and build long-term value through innovation.

Highlights of our 2010 financial results include:

•	Adjusted net profit after tax of $2,883 million compared to $2,061 million for 2009, a 40% increase;

•	Adjusted earnings per share of $1.82 compared to $1.31 per share for 2009, a 39% increase;

•	Adjusted operating cash flow of $2,723 million compared to $2,029 million for 2009, a 34% increase; and

•	Revenue of $6.6 billion compared to $5.4 billion for 2009, a 23% increase.

Compensation Program

Highlights of our executive compensation program include:

•

On average, 84% of the target total direct compensation of our Named Executive Officers, excludes benefits and perquisites, is delivered in annual and long-term incentives that vary based on achievement of our annual financial targets or the price of our stock.

•	Annual incentives awarded to our Named Executive Officers under our Performance Incentive and Goal Sharing Plans depend solely on Corning’s consolidated financial performance.

•

Our long-term incentive program is composed of a balanced portfolio of cash performance units, stock options, and time-based restricted stock units. These components comprise 50%, 25% and 25% of the target long-term incentive value, respectively, and vest over 3 years.

•	Annual dilution associated with grants of stock options and restricted stock totaled less than 1% in 2010.

•	We adjust our pay practices as necessary to reflect economic conditions, as evidenced by our decision to suspend annual salary reviews in 2009.

Our executive compensation program has evolved over time to reflect changing governance standards:

•	Our Named Executive Officers are subject to stock ownership guidelines; ownership of each Named Executive Officer exceeded the guideline amount in 2010.

•	Our equity plan prohibits the repricing of stock options without shareholder approval.

•	A clawback policy was adopted in 2007, allowing the Committee to recoup payments based upon financial results subsequently subject to restatement.

•	A hedging policy prohibits officers and directors from trading in options or any Corning stock derivatives or otherwise profit from short-term speculative swings in the value of Corning stock.

•	Benefits under all executive severance and change-in-control agreements entered into after 2004 are limited to 2.99 times the sum of base salary and target bonus.

•	We capped the percentage of cash compensation earned as a retirement benefit under our Executive Supplemental Pension Plan.

•	We do not provide tax assistance or tax gross-up payments on perquisites.

•	Reload stock options were discontinued in 2003.

For these reasons, the Board of Directors recommends that shareholders vote in favor of the resolution:

RESOLVED, that the total compensation paid to the Company’s chief executive officer, chief financial officer and other most highly compensated executives (the “named executive officers”), as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the disclosure rules of the Securities and Exchange Commission (Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, various compensation tables and the related narrative discussion is hereby APPROVED.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL 3—Advisory Vote on Frequency of an Advisory Vote on Executive Compensation

The Company seeks a non-binding advisory vote from its shareholders regarding the desired frequency for holding a non-binding advisory vote to approve the compensation of our executive officers, as is set forth in Proposal 2 this proxy statement. This proposal gives our shareholders the opportunity to express their views as to whether the non-binding advisory vote on our executive compensation practices should occur every one, two, or three years. A shareholder may also abstain from voting in this proposal. This vote is advisory, and, therefore, it will not be binding upon the Board. The Board of Directors, however, will take into account the outcome of the vote when deciding the frequency of the non-binding advisory vote on executive compensation practices.

Shareholders may choose among the four choices set forth in the resolution below and are not voting to approve or disapprove the Board’s recommendation provided below.

We believe that an annual advisory vote (Choice 1) provides for the most consistent communication with shareholders, allowing for regular input on our compensation program and practices.

RESOLVED, shareholders of the Company determine, on an advisory basis, that the frequency with which the shareholders of the Company shall have an advisory vote on the compensation of the Company’s Named Executive Officers set forth in the Company’s proxy statement is:

•	Choice 1 – every year

•	Choice 2 – every two years

•	Choice 3 – every three years

•	Choice 4 – abstain from voting

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS CHOICE 1—EVERY YEAR,

AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE

ON EXECUTIVE COMPENSATION PRACTICES.

PROPOSAL 4—Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is responsible for selecting Corning’s independent registered public accounting firm. At the meeting of the Audit Committee of the Board of Directors held on February 2, 2011, the Audit Committee appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the 2011 fiscal year. Although shareholder approval for this appointment is not required, the Audit Committee and the Board of Directors are submitting the selection of PricewaterhouseCoopers LLP for ratification to obtain the views of shareholders. If the appointment is not ratified, the Audit Committee will consider the shareholders’ views in the future selection of Corning’s auditors.

In making the appointment of PricewaterhouseCoopers LLP as Corning’s independent registered public accounting firm for the fiscal year ending 2011, the Audit Committee considered whether PricewaterhouseCoopers LLP’s provision of services other than audit services is compatible with maintaining independence as our independent registered public accounting firm.

Corning expects representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting and available to respond to questions which may be raised there. These representatives may comment on the financial statements if they so desire.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL 5—Shareholder Proposal

The Board of Directors Unanimously Recommends A VOTE AGAINST This Proposal 5.

Ram Trust Services, with an address at 45 Exchange Street Portland, Maine 04101, holds 93,675 shares of Corning Common Stock, and on behalf of Elizabeth Currier of 1 Smither’s Way, Scarborough, Maine, 04074 as beneficial owner of 500 shares, proposes to present the following resolution for adoption at the Annual Meeting of shareholders. In accordance with applicable proxy regulations, we include the following shareholder proposal and supporting statements as submitted by the proponent.

Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by law) in regard to calling a special meeting that apply only to shareowners but not to management and/or the board.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between Annual Meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowner input on the timing of shareowner meetings is especially important during a major restructuring -when events unfold quickly and issues may become moot by the next Annual Meeting. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic also won more than 60% support at the following companies: CVS Caremark, Sprint Nextel, Safeway, Motorola and R. R. Donnelley.

The merits of this Special Shareowner Meetings proposal should also be considered in the context of other shareholder efforts to improve our company’s corporate governance:

For instance, a 2010 shareowner proposal on the Simple Majority Vote topic won more than 85% support at our Annual Meeting. This 85% support also represented impressive 66% support from all shares outstanding, including shares that did not vote. The Council of Institutional Investors www.cii.org recommends that management adopt shareholder proposals upon receiving their first majority vote.

Please encourage our board to respond positively to this proposal regarding Special Shareowner Meetings.

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THIS SHAREHOLDER PROPOSAL AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 5 FOR THE FOLLOWING REASONS:

We believe it would be costly, burdensome and disruptive to permit holders of only 10% of Corning’s outstanding shares to call special meetings. A special meeting of shareholders is an extraordinary event that is both expensive and time-consuming. The proponent requests the right to call such special meetings for any reason, at any time, and as often as such shareholders wish—a request that seems excessive and without clear benefit to other Corning shareholders. We are concerned this proposal would permit a small group to call special meetings, and have the Company and shareholders incur costs to advance a narrow group of interests, without any limitation on the number or frequency of special meetings.

Given the size of the Company and over 580,000 stockholders, convening a meeting of shareholders is a significant undertaking requiring a substantial commitment of time and financial resources. The Company must pay to prepare and distribute legal disclosure documents to over 580,000 shareholders, solicit proxies and tabulate votes. The Board and management must also divert time from the business to prepare for and conduct the special meeting. Because of these significant administrative and financial burdens, special shareholder meetings should be exceptional and extraordinary events, to occur only if there are extremely pressing matters that must be addressed before the next regular Annual Meeting. If only 10% of Corning’s shareholders could call a special meeting, the Board is concerned that small percentage will not accurately reflect the wishes of most shareholders on the purposes, costs, burdens, and distractions of holding such special meetings.

Special meetings could be abused by special interest shareholder groups. The low 10% ownership level could subject Corning to disruption from special interest shareholder groups, who have no fiduciary duties to represent shareholders, and who have an agenda not in the best interests of the Company or the majority of shareholders. For example, hedge funds could use special meetings to disrupt Corning’s business, or to facilitate their own short-term exit strategies. Also, would-be acquirers could use special meetings to avoid negotiating with the Board in attempted takeover situations. If this proposal is implemented, any 10% shareholder group could call a special meeting in its sole discretion, in its own self-interest, at any time, for any reason.

The Board believes the current process allowing shareholders to submit a proposal and bring a matter to an Annual Meeting for a vote is the most efficient and appropriate way for shareholders to voice concerns. As a result, we do not believe adoption of this proposal is in the best interests of Corning or its shareholders.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 5.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THIS SHAREHOLDER PROPOSAL

Incorporation by Reference

The Compensation Committee Report on page 42 and the Report of Audit Committee of the Board of Directors on page 61, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Corning under the Securities Act or the Exchange Act, except to the extent that Corning specifically incorporates such information by reference. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

Additional Information

Our 2010 Annual Report is provided with this proxy statement. Corning’s Proxy Statement, Annual Report on Form 10-K, and all other filings with the SEC, each of the Board Committee Charters and the Corporate Governance Guidelines may also be accessed via the Investor Relations page on Corning’s web site at www.corning.com. These documents are also available without charge upon a shareholder’s written or oral request to Investor Relations, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831, telephone number 607-974-9000.

By order of the Board of Directors,

Denise A. Hauselt

Vice President, Secretary and Assistant General Counsel

February 24, 2011

APPENDIX A

Corning Incorporated

Audit Committee of the Board of Directors

Audit Committee Charter

Purpose and Role

The Audit Committee is a committee of Corning’s Board of Directors. Its primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal control over financial reporting which management and the Board of Directors have established, and the audit process, as well as integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the internal auditor and the independent auditors. In addition, the Audit Committee provides an open avenue of communication between the internal auditors, the independent auditors, financial and senior management, and the Board of Directors. Except as otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

The Audit Committee recognizes that it is the duty of management and the independent auditor to plan and conduct audits and to determine that Corning’s financial statements are complete, accurate and in accordance with generally accepted accounting principles. The Audit Committee further recognizes that the conduct of investigations, the resolutions of disagreements, if any, with the independent auditor and compliance with laws, regulations and Corning’s Code of Conduct are a management function.

Composition

The membership of the Audit Committee shall consist of at least three or more directors as determined by the Board of Directors, of whom in the judgment of the Board of Directors shall meet the independence and financial literacy requirements of the New York Stock Exchange, and be free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a member of the Audit Committee. At least one member of the Audit Committee shall in the judgment of the Board of Directors be an “audit committee financial expert” under rules and regulations of the Securities and Exchange Commission and one member (who may also serve as the audit committee financial expert) shall in the judgment of the Board of Directors have accounting or related financial management expertise in accordance with New York Stock Exchange Listing Standards. Further, no member of the Audit Committee shall be an active or retired employee of Corning. Members of the Audit Committee shall serve at the pleasure of the Board of Directors. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

The Audit Committee is appointed by the full Board of Directors at its annual organizational meeting.

Meetings

The Audit Committee shall meet in person at least four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary. In addition, management and the Audit Committee will meet telephonically to discuss and review the quarterly financial statements and company disclosures in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to the filing of a report on Form 10-Q or Form 10-K. The Audit Committee shall periodically meet separately, in executive session, with management, the internal auditor and the independent auditor. The Audit Committee shall report regularly to the Board of Directors with respect to its activities and make recommendations as appropriate.

Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee shall:

Financial Reporting

1.	Perform a timely review of quarterly and annual financial statements and other financial information provided to shareholders.

2.	Confirm that financial management and the independent auditor perform a timely analysis of significant reporting issues and judgments made and report key issues to the Committee, including discussion of major issues regarding accounting principles and financial statement presentation.

3.	Inquire of management, the internal audit partner, and independent auditor about significant risks or exposures, assess the steps management has taken to minimize such risk to the company, and evaluate the need for disclosure thereof.

4.	Review and discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements of the company, including: (a) company disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (b) any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or 10-Q, and (c) items required by Statement of Auditing Standards 61, Statement of Auditing Standards 100 and Public Company Accounting Oversight Board Auditing Standard No. 5 in effect at that time for annual and quarterly statements.

5.	Review and discuss with management Corning’s processes for quarterly earnings press releases, earnings guidance and other financial information provided to analysts and rating agencies.

6.	Review with the independent auditor, the internal auditor and management: (a) the adequacy and effectiveness of the systems of internal control over financial reporting (including any significant deficiencies and material weaknesses as well as significant changes in internal control over financial reporting reported to the Audit Committee by the independent auditor or management), accounting practices, and disclosure controls and procedures; and (b) current accounting trends and developments, and take such related action as appropriate.

7.	Discuss with financial management and the independent auditor their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial reporting practices used or proposed to be used, as well as the effect of regulatory and accounting initiatives and off-balance sheet structures.

8.	Issue a letter for inclusion in Corning’s Annual Report on Form 10-K that includes disclosures as required by SEC regulations.

9.	Recommend to the Board of Directors whether the financial statements should be included in the Annual Report on Form 10-K.

Internal Control Over Financial Reporting

10.	Review with the independent auditor and the internal audit partner the adequacy of the company’s internal control over financial reporting (including information systems and security); and related significant findings and recommendations of the independent auditor and internal audit, together with management’s responses.

11.	Review and discuss disclosures made by management about any significant deficiencies in the design or operation of internal control over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in Corning’s internal control over financial reporting.

12.	Review and discuss management’s plans to perform annual and quarterly assessments of the effectiveness of internal control over financial reporting to support management’s report on internal control over financial reporting as required by SEC regulation.

13.	Review, at least annually, the scope and results of the internal audit program, including then current and future programs of the internal auditor, procedures for implementing accepted recommendations made by the independent auditor, and any significant matters contained in reports from the internal auditor.

Audit Process

Appointment of auditors

14.	On an annual basis, appoint or re-appoint the independent auditor and review and approve the discharge of the independent auditor. Instruct the independent auditor (a) that they are ultimately accountable to the Audit Committee; (b) that the Audit Committee has the authority and responsibility to appoint, retain, evaluate and replace the independent auditor; and (c) that the Audit Committee, as the shareholders’ independent representative, is the independent auditor’s client.

15.	Approve management’s recommendation of the internal auditors to be nominated. Review and approve the discharge of the internal auditors.

16.	Review and concur in the appointment or replacement of the management individual charged with the role of overseeing internal audit processes.

Performance, independence and qualification of auditors

17.	Annually, review and assess the following concerning the competence of the independent auditor and engagement team:

•	Resumes of key engagement audit personnel.

•	The quality control procedures of the firm serving as independent auditor.

•	The results of the most recent Public Company Accounting Oversight Board quality control review or other assessments of the firm serving as independent auditor.

18.	Receive and review: (a) report by the independent auditor describing the independent auditor’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (b) other required reports from the independent auditor.

19.	Discuss with the auditors and management the independence of the internal auditor and the independent auditor, including a review of services and related fees provided by the independent auditor and the internal auditors. Review disclosures from the independent auditor required by Public Company Accounting Oversight Board rule 3526.

20.	Ensure the rotation of the lead audit partner having primary responsibility for the external audit and the audit partner responsible for reviewing the audit and other partners on the account as required SEC regulation.

21.	Set clear policies for Corning’s hiring of employees or former employees of the independent auditor who participate in any capacity in the audit of Corning. On an annual basis, management should provide the Audit Committee Chair with information on compliance with that policy.

22.	Review with management and the internal audit partner, annually, the internal audit department’s charter, staffing and significant objectives.

Compensation of the independent auditor

23.	The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

24.	The Audit Committee shall preapprove all auditing services and all permitted non-audit services (including fees and terms thereof) to be performed for Corning by its independent auditor. The Audit Committee may delegate authority to its chairman to grant preapprovals of permitted non-audit services, provided that decisions of such individual be presented to the full Audit Committee at its next scheduled meeting.

Review of audit plans and results

25.	Review with the internal audit partner and the independent auditor the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

Review of audit results

26.	Review and discuss with management, the internal audit partner and the independent auditor at the completion of the annual audit the following:

a)	Annual report of the company, including the consolidated financial statements and related footnotes.

b)	Results of the audit of the consolidated financial statements and the effectiveness of internal control over financial reporting and the related report thereon.

c)	Consider whether any changes to the internal controls or disclosure controls processes and procedures are appropriate in light of management’s assessment or the independent auditor’s report.

d)	Significant changes in the audit plan and any serious disputes or difficulties with management encountered during the audit.

e)	Other communications as required by generally accepted auditing standards.

Other Items

27.	Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and the results of the annual review of these areas conducted by internal audit.

28.	Review legal and regulatory matters that may have a material impact on the financial statements and related corporate compliance policies, and programs and reports from regulators.

29.	Review the status of compliance with laws, regulations and internal procedures; the scope and status of systems designed to promote company compliance with laws, regulations and internal procedures, through receiving reports from management, legal counsel and third parties as determined by the Audit Committee.

30.	Discuss company policies with respect to risk assessment and risk management, and review contingent liabilities and risks that may be material to Corning, as well as major legislative and regulatory developments which could materially impact Corning’s contingent liabilities and risks.

31.	Establish procedures for the confidential and anonymous receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

32.	Investigate and respond to any instances or allegations of inappropriate behavior by management concerning questions of compliance with securities laws or inquiries as may be reported by legal counsel.

33.	Review, approve or ratify transactions between the company and related persons that are required to be disclosed under Item 404 of SEC Regulation S-K, using the definitions of “transactions” and “related person” in Item 404.

General

34.	At least semi-annually, meet with the internal audit partner, the independent auditor, and management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

35.	Report Audit Committee actions to the Board of Directors with such recommendations, as the Audit Committee may deem appropriate. At the Chairman’s option, the independent auditor should be made available to meet with the Board of Directors annually or when otherwise appropriate.

36.	Conduct an annual performance evaluation of the Audit Committee and evaluate the adequacy of the Audit Committee’s charter annually.

37.	The Audit Committee shall have the power to authorize investigations into any matters within the Audit Committee’s scope of responsibilities and hire outside resources and professionals in conjunction therewith.

38.	The Audit Committee will perform such others functions as assigned by law, the corporation’s bylaws, or the Board of Directors.

39.	Obtain advice and assistance, as appropriate, of independent counsel and other advisors as necessary to fulfill the responsibilities of the Audit Committee.

Report

40.	The Audit Committee shall prepare a report each year for inclusion in the company’s proxy statement.

APPENDIX B

Corning Incorporated

Compensation Committee of the Board of Directors

Committee Charter

Purpose

The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s CEO, other elected officers and directors; and to prepare the disclosure required by Item 407(e)(5) of Regulation S-K. The Committee has overall responsibility for approving and evaluating the director, elected officer and other key executive compensation, benefit and perquisite plans, policies and programs of the Company. Except as otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

Committee Membership

The Compensation Committee shall consist of no fewer than three directors, all of whom in the judgment of the Board of Directors shall be independent. A person may serve on the Compensation Committee only if the Board of Directors determines he or she is a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934; satisfies the requirements of “outside director” under Section 162(m) of the Internal Revenue Code; and meets the independence requirements in the New York Stock Exchange listing standards. One member of the Compensation Committee will serve as the Chairperson of the Compensation Committee.

The members of the Compensation Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Compensation Committee members may be replaced by the Board.

Committee Authority and Responsibilities

1.	The Compensation Committee shall annually review and approve corporate goals and objectives relevant to CEO and other officer compensation, evaluate the CEO’s performance in light of those goals and objectives, and as a Committee or together with the independent members of the Board, determine and approve the CEO’s compensation levels based on this evaluation. In determining the base salary, annual incentive and long-term incentive components of CEO compensation, the Compensation Committee will consider multiple factors including the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years.

2.	The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or senior executive compensation and shall have sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors as deemed appropriate or necessary by the Committee.

3.	The Compensation Committee shall annually review and make recommendations to the Board with respect to the compensation of all directors, elected officers and other key non-CEO executives, including annual or multi-year incentive-compensation plans and equity-based incentive plans. The Compensation Committee does not, and shall not, cause or permit employee stock option grants to be backdated.

4.	The Compensation Committee shall annually review and approve, for the CEO and the other elected officers and key executives of the Company:

(a)	the annual base salary level;

(b)	the annual incentive opportunity level;

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(c)	the long-term incentive opportunity level;

(d)	employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate; and,

(e)	any special, supplemental or nonqualified benefits or other perquisites relating to the CEO and other officers and key executives of the Company.

5.	The Compensation Committee may form and delegate authority to subcommittees when appropriate. Members of a subcommittee may include directors of the Company, employees of the Company, consultants or any other parties as determined by the Compensation Committee in its sole discretion.

6.	The Compensation Committee shall make regular reports to the Board. The Compensation Committee shall meet at each regularly scheduled meeting of the Board (currently established at six meetings per year). Additional special meetings of the Compensation Committee will be convened at such other times as it deems necessary to fulfill its responsibilities.

7.	The Compensation Committee shall review and reassess the adequacy of this Charter annually, and conduct an annual performance evaluation of the Committee.

8.	The Compensation Committee shall review and discuss with management the Compensation Discussion and Analysis (“CD&A”). Based on such review and discussion, the Compensation Committee shall determine whether to recommend to the Board that the CD&A be included in the company’s annual report or proxy statement.

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APPENDIX C

Corning Incorporated

Corporate Relations Committee Of The Board of Directors

Committee Charter

Purpose and Scope of the Committee’s work:

The function of the Corporate Relations Committee is to assist the Board of Directors in fulfilling its oversight responsibility by reviewing the corporation’s strategies and policies in the areas of public relations and reputation, employment policy and employee relations, public policy, and community responsibility. The Committee focuses its work in the following general areas:

•	The corporation’s public relations and reputation.

—	Areas include corporate identity, investor relations, media relations, and product liability.

•	The corporation’s responsibilities as an employer and its relationship with employees.

—	Areas include safety and health policies; code of conduct; values; human resource and industrial relations strategies; and internal communications strategies.

•	The corporation’s relationship and role with governmental agencies and public policy.

—	Areas include relationships with significant governmental agencies in the countries in which the corporation operates.

•	The corporation’s responsibilities as a community member.

—	Areas include environmental policies, charitable contribution strategies, and significant projects undertaken to improve communities within which the company has significant operations and employment.

Meeting Schedule: Generally meets in February, April, July, October and December.

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APPENDIX D

Corning Incorporated

Finance Committee of the Board of Directors

Committee Charter

Purpose of the Committee

The Board of Directors has established a Finance Committee to assist the Board of Directors in fulfilling its responsibilities across the principal areas of corporate finance for the company and its subsidiaries. As appropriate in its judgment from time to time, the Finance Committee will assist the Board by reviewing such matters as capital structure including equity and debt financing and repurchase activities, capital expenditures, cash management, banking activities and relationships, investments and dispositions, risk management, insurance.

Committee Membership

The membership shall consist of at least three independent directors as determined by the Board. At least one member shall have financial management expertise such as banking or investment management. Members of the Finance Committee shall serve at the pleasure of the Board of Directors.

Committee members are appointed by the full Board of Directors at its annual organizational meeting or as the Board shall determine to fill vacancies on the Finance Committee or to adjust its membership as needs may arise from time to time. The chair is designated by the Nominating and Governance Committee.

Committee Operations

The Finance Committee shall normally meet five times each year and generally in conjunction with the regularly scheduled meetings of the Board of Directors, or more frequently as circumstances require as the Chair of the Finance Committee or Chairman of the Board may direct. The Finance committee shall maintain written minutes of its meetings. At each regularly scheduled meeting of the Board of Directors, the Chair of the Finance Committee shall provide the Board of Directors with a report of the Committee’s activities and proceedings. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

For the transaction of business at any meeting of the Committee, a majority of the members shall constitute a quorum.

The Committee shall annually review its charter and conduct a self assessment of its performance.

Responsibilities and Duties

To assist the Board of Directors, the Finance Committee shall be responsible for reviewing with company management the strategies, operating plans, company policies and actions related to the significant corporate finance matters of the company. Within the authorized levels delegated to it by the Board, the Finance Committee may approve certain actions within these areas of corporate finance. The matters within its review scope shall include:

1.	Capital structure including discussion of the appropriateness, not just the acceptability, of all material transactions prior to execution. The committee shall review and recommend for approval by the Board:

•	the Company’s long-term capital structure guidelines;

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•	the dividend policy and declaration of dividends or other forms of distributions of the Company’s stock, such as splits in the form of a stock dividend;

•	the repurchase of the Company’s stock; and

•	the Company’s short and long term financing transactions.

2.	Capital expenditure plans and specific capital projects.

3.	Mergers, acquisitions, divestitures and investments in third parties.

4.	The company’s cash management plans and activities.

5.	Strategies for managing certain exposures to financial, economic or hazard risks including:

•	Hedging strategies related to foreign currency, interest rate, and commodity exposures;

•	Insurance programs, including coverage for property, casualty, fiduciary, political risk, and directors and officers; and

•	Review of the corporation’s enterprise risk management process and top corporate risks as prepared annually by the Risk Council.

6.	Funding strategies and actions for the company’s pension and other post-employment benefits programs

7.	The company’s tax situation and strategy.

8.	The quarterly and annual financial statements, the company’s financial plans and other financial information that management uses in its internal decision analysis activities.

9.	The company’s credit ratings and ratings objectives.

Other Activities

10.	Policies and procedures with respect to Debt Management, Financial Risk Management, and Insurance.

11.	Legal and regulatory matters that may have a material impact on the financial statements as they pertain to financing or risk management activities of the company.

General

The Committee may engage outside independent advisors in order to obtain advice and assistance, as it may consider necessary or advisable.

Approval Authority

The Finance Committee is required to approve certain levels of capital expenditures, acquisitions, investments and dispositions. The Board periodically authorizes the level of approval authority delegated to the Committee.

The Committee will review items that exceed their approval limits and make recommendations to the full Board.

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APPENDIX E

Corning Incorporated

Nominating and Corporate Governance of the Board of Directors

Committee Charter

Purpose

The Nominating and Corporate Governance Committee shall: (1) identify and recommend qualified individuals to the Board for nomination as members of the Board, consistent with criteria approved by the Board; (2) develop and recommend to the Board a set of Corporate Governance Guidelines; (3) lead the Board in its annual review of the Board’s performance and oversee the evaluation of management; (4) to recommend to the Board director nominees for the next annual meeting of shareholders; (5) recommend to the Board director nominees for each of its standing committees; (6) evaluate and recommend corporate governance changes and modifications as appropriate and (7) undertake such other duties as may be delegated to it from time to time. The Committee shall report to the Board on a regular basis and not less often than twice a year.

Committee Membership

The Committee shall consist of three or more directors, all of whom, in the judgment of the Board, shall be “independent” under the New York Stock Exchange listing standards.

The members shall be appointed by the Board. They shall serve at the pleasure of the Board and for such term as the Board may determine.

Committee Structure and Operations

The Board shall designate one member of the Committee to serve as chairperson of the Committee. The Committee shall meet in person or telephonically at least twice a year at a time and place determined by the Committee chairperson, with further meetings to occur when deemed necessary or desirable by the Committee or its chairperson.

Committees Duties and Responsibilities

To fulfill its responsibilities and duties the Committee shall:

1.	Make recommendations to the Board from time to time as to changes that the Committee believes to be desirable with regard to the appropriate size, functions and needs of the Board.

2.	Establish the criteria for membership; such criteria should cover, among other things, diversity, experience, skill set and the ability to act on behalf of shareholders.

3.	Identify individuals believed to be qualified to become Board members, and to recommend to the Board the nominees to stand for election as directors at the annual meeting of stockholders. In the case of a vacancy in the office of director, the Committee shall recommend to the Board an individual to fill such vacancy either through appointment by the Board or through election by stockholders. In nominating candidates, the Committee shall take into consideration such factors as it deems appropriate, including judgment, experience, skills and personal character of the candidate, as well as its assessment of the needs of the Board and the Committee.

4.	Conduct appropriate inquiries into the backgrounds and qualifications of possible candidates.

5.	Review candidates recommended by shareholders.

6.	Recommend to the Board the membership of any committee of the Board and to identify and recommend Board members qualified to fill vacancies on any committee of the Board.

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7.	Recommend director nominees for approval by the Board and its shareholders.

8.	Assist the Board in assessing whether individual members of the Board are independent within the New York Stock Exchange listing standards.

9.	Establish director retirement policies.

10.	Review the outside activities of, and to consider questions of possible conflicts of interest of, Board members and senior executives.

11.	Review and approve transactions between the company and related persons that are to be disclosed under Item 404 of SEC Regulation S-K, using the definitions of “transactions” and “related person” in Item 404.

12.	Oversee and assist the Board with an annual assessment of the Board’s performance through such process as the Committee shall determine advisable including, if appropriate, the solicitation of comments from each member of the Board. The annual assessment shall be discussed with the full Board following the end of each fiscal year.

13.	Develop and recommend to the Board a set of corporate governance principles for the company, to review those principles at least annually, and to recommend any proposed changes to the Board as the Committee deems advisable.

14.	Review and evaluate governance trends, rules and best practices to determine impact and potential changes for consideration.

15.	Review and reassess the adequacy of this Charter annually, and conduct an annual performance evaluation of the Committee.

16.	Review and recommend to the Board responses to shareholder proposals for inclusion in the Company’s proxy statement.

17.	Review and recommend to the Board whether to accept or reject the resignation tendered by a director in compliance with the Company’s majority voting policy upon the director’s failure to receive the affirmative vote of a majority of votes cast in any uncontested election.

Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to obtain advice and assistance from internal or outside legal, accounting or other advisors. The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms.

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APPENDIX F

Corning Incorporated

Corporate Governance Guidelines

The Board of Directors of Corning Incorporated, acting on the recommendation of its Nominating and Corporate Governance Committee, has adopted these guidelines to promote the effective functioning of the Board and its committees.

Role of the Board

The business and affairs of Corning Incorporated are managed by or under the direction of its Board of Directors in accordance with New York law. The directors’ fiduciary duty is to exercise their business judgment in the best interests of Corning Incorporated’s shareholders.

Board Structure and Composition

Board Size. The size of the Board will provide for sufficient diversity among non-employee directors while also facilitating substantive discussions in which each director can participate meaningfully. The Board size, currently 14 members, will be set by the Board on recommendation of the Nominating and Corporate Governance Committee, and within the limits prescribed by Corning Incorporated’s by-laws.

Independent Directors. A substantial majority of the Board will consist of directors whom the Board has determined to be independent. In general, an independent director must have no material relationship with Corning Incorporated, directly or indirectly. For this purpose, Corning Incorporated will ensure that it complies with the independence requirements of SEC and the NYSE Listing Standards, as well as director qualification standards recommended by the Nominating and Corporate Governance Committee.

“Immediate family member” includes a person’s spouse, parents, children, siblings, in-laws, and any one (other than employees) who shares such person’s home. Materiality for this purpose will be evaluated both from the standpoint of Corning Incorporated and from the standpoint of the director or the persons or entities with which the director is affiliated.

Notwithstanding the fact that an individual may not satisfy one or more of the above criteria, the Board may nevertheless determine that the director has no material relationship with the corporation that would interfere with independence and should be considered independent. In that case, the reasons for any such determination will be specifically set forth in the proxy statement for any meeting at which that director is standing for election.

Chairman and CEO. The Board believes it is appropriate for Corning Incorporated’s Chief Executive Officer (CEO) also to serve as Chairman of the Board. However, the Board retains the authority to separate those functions if it deems such action appropriate in the future.

Lead Director. The Board will designate and publicly disclose a non-employee director who will lead the non-employee directors’ executive sessions.

Term Limits. The Board believes that experience as a Corning Incorporated director is a valuable asset, especially in light of the size and global scope of the corporation’s operations. Therefore, directors are not subject to term limits except as a result of reaching the Board’s mandatory retirement age.

Mandatory Retirement. No director may stand for election after reaching age 74.

Other Directorships. Recognizing the substantial time commitment required of directors, an employee director will serve on the board of no more than three other public companies, a non-employee director will serve on the board of no more than five other public companies, and the chief executive officer who is director will serve on the board of no more than two other public companies. Each director will serve on the boards of other public and private companies and not-for-profit entities only to the extent that, in the judgment of the Nominating and Corporate Governance Committee, such services do not detract from the director’s ability to devote the necessary time and attention to Corning Incorporated. The Nominating and Corporate Governance Committee will periodically review all directors’ service on the boards of other public companies.

Change in Status. To avoid any potential for a conflict of interest or potential conflict of interest, directors will not accept a seat on any additional public company board or any governmental position without first reviewing the matter with the Nominating and Corporate Governance Committee. In addition, a non-employee director will tender his or her resignation for consideration by the Nominating and Corporate Governance Committee in the event of retirement or other substantial change in the nature of the director’s employment or other significant responsibilities. If the Nominating and Corporate Governance Committee determines that the resignation should be accepted, the Committee will refer that recommendation to the Board.

Director Selection; Qualifications; Education

Director Candidates. The Board, acting on the recommendation of the Nominating and Corporate Governance Committee, will nominate a slate of director candidates for election at each annual meeting of shareholders and will elect directors to fill vacancies, including vacancies created as a result of any increase in the size of the Board, between annual meetings.

Qualifications. Candidates are selected for their character, judgment, diversity of experience, acumen and their ability to act on behalf of shareholders. Scientific expertise, business experience, prior governmental service and familiarity with national and international issues affecting business are among the relevant criteria. Final approval of a candidate is determined by the full Board.

Orientation. New directors will receive a comprehensive orientation from responsible executives regarding Corning Incorporated’s business and affairs, including written materials, meetings with key management and visits to facilities.

Continuing Education. Reviews of particular aspects of Corning Incorporated’s operations will be presented by responsible executives from time to time as part of the agenda of regular Board meetings. The Board will also normally conduct an on-site inspection of a Corning Incorporated facility in conjunction with a regular Board meeting at least once every other year.

Majority Voting for Directors

Uncontested Elections. Any director candidate who does not receive the affirmative vote of a majority of the votes cast in any uncontested election will promptly following certification of the election results tender his or her resignation to the Board. A director candidate will have failed to receive the affirmative vote of a majority of votes cast if the number of “withhold” votes in respect of such director candidate’s election exceeds the number of votes “for” such director candidate’s election (excluding abstentions). An election will be deemed to be “uncontested” if the number of director candidates does not exceed the number of directors to be elected.

Evaluation of Tendered Resignation. The Board, acting on the recommendation of the Nominating and Corporate Governance Committee, will decide whether to accept or reject the tendered resignation. The Nominating and Corporate Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers relevant.

Recusal. Any director candidate who tenders his or her resignation in accordance with the resignation policy will recuse himself or herself from the deliberations, recommendation or decision, as applicable, of the

Nominating and Corporate Governance Committee and the Board regarding whether to accept such resignation. However, if a majority of the members of the Nominating and Corporate Governance Committee or Board, as applicable, are required to tender resignations in accordance with the director resignation policy, then the independent directors who are not required to tender resignations will appoint a committee from amongst themselves to consider the resignations and, in the event there are fewer than three such independent directors, the entire Nominating and Corporate Governance Committee or Board, as applicable, may participate in the deliberations, recommendation or decision, as applicable.

Disclosure of Board Decision. Within 90 days of the certification of the election results, the Board will decide whether to accept or reject the tendered resignation. The Board will promptly disclose its decision in a press release or SEC filing. Such press release or SEC filing will include, if applicable, an explanation of the Board’s reasons for rejecting the tendered resignation.

Board Meetings and Director Responsibilities

Number of Regular Meetings. The Board currently holds regular meetings six times per year.

Agenda and Briefing Material. An agenda for each Board meeting and briefing materials will, to the extent practicable in light of the timing of matters that require Board attention, be distributed to each director at least one week prior to each meeting. Briefing materials should be concise and yet sufficiently detailed to permit directors to make informed judgments. The Chairman will normally determine the agenda for Board meetings, but any director may request the inclusion of particular items.

Meeting Attendance. It is expected that each director will make every effort to attend each Board meeting, each annual meeting of shareholders and each meeting of any committee on which he or she sits. Attendance in person is preferred but attendance by teleconference is permitted if necessary under the circumstances.

Director Preparedness. Each director should be familiar with the agenda for each meeting, should have carefully reviewed all other materials distributed in advance of the meeting, and should be prepared to participate meaningfully in the meeting and to discuss all scheduled items of business.

Confidentiality. The proceedings and deliberations of the Board and its committees are confidential. Each director will maintain the confidentiality of information received in connection with his or her service as a director.

Non-employee Director Executive Sessions

An executive session of the non-employee directors will normally be held immediately before, during or after each meeting of the full Board. The Chair of the Nominating and Corporate Governance Committee or other non-employee director as chosen by the Board will preside at the executive sessions, and will be disclosed in the proxy statement per the NYSE rules. Any non-employee director may raise issues for discussion at an executive session.

Board Self-evaluation

Annually, the Board will evaluate its performance and effectiveness as a Board, as well as the performance and effectiveness of its committees, and will abide by NYSE Listing Standards for self-evaluation for selected Committees.

Committees

Committees. The Board will appoint from among its members an executive committee and other committees it determines are necessary or appropriate to conduct its business. Currently, the standing committees of the

Board are the Executive Committee, Audit Committee, Nominating and Corporate Governance Committee (which serves as the nominating and corporate governance committee within the meaning of the New York Stock Exchange rules), Compensation Committee, Finance Committee, and Corporate Relations Committee.

Committee Composition. The Nominating and Corporate Governance Committee, Board Audit Committee, and Board Compensation Committee will consist solely of independent directors. With the exception of the Executive Committee where the Chairman of the Board will be the Chair, the Nominating and Corporate Governance Committee will recommend committee Chairs to the Board for approval.

In addition:

•	the membership of the Board Audit Committee must meet such additional requirements as may apply under the rules of the New York Stock Exchange and the Securities and Exchange Commission;

•

the membership of the Board Compensation Committee must meet such additional requirements as may apply under the rules of the New York Stock Exchange and must qualify as an independent “non-employee directors” for purposes of Rule 16b-3 of the Securities and Exchange Commission; and

•	no member of the Board Compensation Committee may be part of a compensation committee interlock within the meaning of Regulation S-K of the Securities and Exchange Commission.

Committee Charters. Each of the committees will have a written charter setting further its responsibilities if they are not stated in the company’s by-laws. Charters will be adopted by the Board based on the recommendation of the applicable committee.

Committee Assignments. Membership of each committee will be determined by the Board on the recommendation of the Nominating and Corporate Governance Committee. Consideration will be given to rotating committee memberships periodically.

Committee Self-evaluation. Annually, each of the Board committees will conduct an evaluation of its performance and effectiveness and will consider whether any changes to the committee’s charter are appropriate.

Committee Reports. The Chair of each Board committee will report to the full Board on the activities of his or her committee, including the results of the committee’s self-evaluations and any recommended changes to the committee’s charter.

CEO Performance Review

At least annually, the non-employee directors will, in conjunction with the Board Compensation Committee, review the performance of the CEO in light of the corporation’s goals and objectives. The Compensation Committee meets annually with the CEO to receive his or her recommendations concerning such goals.

Management Succession Planning and Performance Review

At least annually, the Board will review and approve succession plans for the CEO and other senior executives. Succession planning will address both succession in the ordinary course of business and contingency planning in case of emergencies or unforeseen events. To assist the Board, the CEO annually provides the Board with an assessment of senior managers and of their potential to succeed him or her. The CEO also provides the Board with an assessment of persons considered potential successors to certain senior management positions.

The function of the Board in monitoring the performance of senior management is fulfilled by the presence of outside directors who have a substantive knowledge of the business. The Board selects the senior management team, which is charged with the conduct of the company’s business. Having selected the senior management team, the Board acts as an advisor to senior management and ultimately monitors its performance. The Compensation Committee also is responsible for setting performance goals and compensation for the direct reports to the CEO. These decisions are approved or ratified by action of the outside directors of the Board at a meeting or executive session of that group.

Board Resources

Access to Employees. Non-employee directors will have full access to the senior management of Corning Incorporated and other employees. The Board expects that there will be regular opportunities for directors to meet with the CEO and other members of senior management in Board and committee meetings and in other formal or informal settings.

Authority to Retain Advisors. It is normally expected that information regarding the corporation’s business and affairs will be provided to the Board by Corning Incorporated management and staff and by the corporation’s independent auditor. However, the Board and each committee have the authority to retain such outside independent advisors, including accountants, legal counsel, or other experts, as it deems appropriate. Non-employee directors will have full access to such outside independent advisors to ask questions regarding Corning Incorporated. The fees and expenses of any such advisors will be paid by Corning Incorporated.

Code of Conduct

Corning Incorporated has adopted a comprehensive “Our Code of Conduct.” These standards include policies calling for strict observance of all laws applicable to Corning Incorporated’s business and describes conflicts of interest policies which, among other things, requires that directors avoid any conflict between their own interests and the interests of the corporation in dealing with suppliers, customers, and other third parties, and in the conduct of their personal affairs, including transactions in securities of the corporation, any affiliate, or any nonaffiliated organization. Each director is expected to be familiar with and to follow these policies to the extent applicable to them.

Communication by Interested Parties with the Non-employee Directors

The Nominating and Corporate Governance Committee will maintain procedures for interested parties to communicate directly with the non-employee directors. The Board believes that it is management’s role to speak for the company. These procedures will be published in the proxy statement for each annual meeting of shareholders and posted on Corning Incorporated’s Internet site.

Corning Incorporated Non-employee Director Compensation

Compensation for non-employee directors will be determined by the independent members of the Board on the recommendation of the Compensation Committee, and will be reviewed annually at a minimum. Non-employee director compensation will be set at a level that is consistent with market practice, taking into account the size and scope of the corporation’s business and the responsibilities of its directors. All directors are expected to own stock in the company in an amount that is appropriate for them. In considering benefits and compensation of non-employee directors, the Board will consider whether questions regarding directors’ independence may be raised by anything that would be considered non-customary, or the company providing indirect forms of compensation or benefits to a director or any substantial charitable contributions to organizations in which a director is affiliated.

Non-employee Director Stock Ownership

Within five years of joining the Board, each non-employee director will own stock in the company with a value of at least five times the company annual cash retainer paid to such director. Non-employee directors have up to three years to return to this required stock ownership level if the company stock price drops by over twenty percent in any calendar year.

Named Executive Officer Stock Ownership

Within five years of hire or promotion, each named executive officer will own stock in the company with a value of at least the following levels:

•	Chief Executive Officer—5 times his annual salary;

•	Chief Operating Officer—3 times his annual salary;

•	Chief Financial Officer—3 times his annual salary;

•	Chief Administrative Officer—3 times his annual salary; and

•	Chief Technology Officer—3 times his annual salary.

An officer who falls below the ownership requirement for any reason will have up to three years to return to the required minimum ownership level.

Bonus Recoupment Policy

The Compensation Committee of the Board of Directors has discretion to recoup bonuses from officers and other key employees in certain circumstances, and may supplement any recoupment required by the Sarbanes-Oxley Act of 2002. The policy is applicable to any financial restatements affecting any year on or after January 1, 2007.

The Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers and other key employees where such payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the company will seek to recover any amount determined to have been inappropriately received by the individual executive.

Option Repricing

The corporation will not, without shareholder approval, amend any employee stock option to reduce the exercise price (except for appropriate adjustments in the case of a stock split or similar change in capitalization); or offer to exchange outstanding employee stock options for options having a lower exercise price; or offer to exchange options having an exercise price below the current market price for cash, restricted stock, or other consideration.

Stock Option Pricing

The corporation will grant employee stock options approved by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) and reported to the Board, with the option exercise price determined by the NYSE closing price on one or more of these grant dates:

(a)	on the day the stock option grant is reported to the Board after Compensation Committee approval, or

(b)	on the first business day of the month following date of hire for a newly hired employee granted stock options, or

(c)	on a fixed, future grant date or dates as approved by the Committee and reported to the Board.

Upon delegation by the Compensation Committee, the Chief Administrative Officer may grant limited numbers of stock options to non-officer active employees in special situations. These grants shall be effective when signed by that Officer. The option exercise price shall be determined by the NYSE closing price on the effective grant date or on a fixed, future date. Grants awarded under this authority shall be reported to the Compensation Committee on or before its next regular meeting.

The corporation shall not backdate employee stock options or set an option exercise price in stock option grants other than in conformance with the methods described above.

Shareholder Matters

Shareholder matters such as voting rights, confidential voting, ratification of auditors, shareholder proposals receiving a majority approval and others are contained within, and governed by Corning Incorporated’s by-laws and charter.

Re-evaluation of Corporate Governance Guidelines

The Board will review and revise these Corporate Governance Guidelines as appropriate from time to time based on the recommendation of the Nominating and Corporate Governance Committee.

Director Qualification Standards

The Board adopted a formal set of director qualification standards under the NYSE Listing Standards approved by the SEC in November 2003 concerning determination of director independence. To be considered independent, a director must be determined by resolution of the Board after due deliberation, to have no material relationship with the company other than as a director. In each case, the Board will broadly consider all relevant facts and circumstances and also apply the following standards:

1.	A director will not be independent if within the preceding three years: (a) the director was employed by the company or any of its subsidiaries; (b) an immediate family member of the director was an executive officer of the company; (c) the director was employed by or affiliated with the company’s independent internal or external auditor; (d) an immediate family member of the director was employed in a professional capacity by the company’s independent internal or external auditor; or (e) an executive officer of the company was on the board compensation committee of a second company that employed either the director or an immediate family member as an executive officer.

2.	A director will not be independent if within the preceding three years: (a) the director or an immediate family member receives more than $100,000 per year in direct compensation from the company, other than normal director and committee fees and pension or other forms of deferred compensation for prior services; (b) a director is an officer or employee of a second company that makes payments to, or receives payments from the company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of the second company’s consolidated gross revenues; (c) an immediate family member of a director is an executive officer of a second company that makes payments to, or receives payments from the company at the levels in 2(b); or (d) if a director serves as a paid executive officer of a charitable organization that received contributions in any single fiscal year that exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues. The Board shall consider the materiality of any such relationships, even if they are below the dollar thresholds.

3.	The determination of whether a section 2 relationship is material or not (and whether a director is independent or not) shall be made by those directors on the Board who satisfy the independence guidelines.

4.	The company will not make any personal loans or extensions of credit to directors or executive officers.

5.	For independence, all directors must deal at arms’ length with the company and its subsidiaries and disclose circumstances that are material to the director if they might be viewed as a conflict of interest.

APPENDIX G

Corning Incorporated

Code of Ethics

For Chief Executive Officer and Financial Executives

In my role as an executive of Corning Incorporated, I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1.	I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.	I provide constituents with information that is accurate, complete, objective, relevant, timely, and understandable.

3.	I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies. I provide full, fair, accurate, timely, and understandable disclosure to my constituents and/or in reports provided to external constituencies (SEC, shareholders, reporting agencies, etc.).

4.	I act in good faith, responsibility, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5.	I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6.	I share knowledge and maintain skills important and relevant to my constituents’ needs.

7.	I proactively promote high integrity as a responsible member of my business team and/or in my work environment.

8.	I achieve responsible use of and control over all company assets and resources employed or entrusted to me.

9.	I will report any known or suspected violations of this code to the Corporate Controller or the General Counsel.

10.	I am accountable for adhering to this code.

Dated:

Signed:

Corning Incorporated

Code of Conduct

For Directors and Executive Officers

In my role as a Director or Executive Officer of Corning Incorporated, I certify that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

1.	I have read Our Code of Conduct, the code of business ethics that applies generally within the Company. I will abide by its standards in carrying out my role as a Director or Executive Officer of the Company. The Code of Business Ethics for Directors and Executive Officers incorporates the provisions of Our Code of Conduct, as supplemented by this document.

2.	I act with honesty and integrity, avoiding actual and apparent conflicts with the interests of Corning Incorporated. A conflict of interest would occur when an individual’s private interest interferes—or even appears to interfere—with the interests of the Company as a whole. When any issue arises that may present an actual or apparent conflict, I will bring that issue to the attention of Corning’s Chairman or General Counsel and seek a waiver or recuse myself from action on the particular matter.

3.	In acting on any business for Corning Incorporated, I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies, and will act as appropriate within my position to assure that the Company complies with such rules and regulations.

4.	I understand the requirement that the Company provide full, fair, timely and understandable disclosure to its external constituents (SEC, shareholders, reporting agencies) and will take that requirement into proper account in carrying out my duties as a Director or Executive Officer of the Company.

5.	I understand that insider trading on the basis of non-public material information is both unethical and illegal and will not be tolerated by the Company. As a Director or Executive Officer, I will abide by guidance from the Company regarding appropriate periods when trading in securities of the Company may be permitted, as well as periods when such trading is not permitted.

6.	I respect the confidentiality of Company information acquired in the course of my duties as a Director or Executive Officer of the Company. Confidential information of the Company or its customers may not be used for personal advantage. Confidential information includes all non-public information that might be of use to competitors, or harmful to the company or its customers, if disclosed.

7.	I understand that business opportunities within the scope of the business of the Company, as well as reasonable extensions of the scope of that business, represent corporate opportunities of Corning and may not be diverted for any separate personal purpose or benefit. I will not take for myself personally any opportunities that are discovered through the use of corporate property, information or position. I will not use corporate property, information or position for personal gain. I will not compete with the Company directly or indirectly. I will fulfill my duty to the company to advance its legitimate interests when the opportunity to do so arises.

8.	I understand that the Company has a duty to deal fairly with its customers, suppliers, competitors and employees. It is a principle of the Company that no employee should take unfair advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation, or any other practice of unfair dealing.

9.	I understand that I have an obligation to protect the Company’s assets and ensure their efficient use and, within the scope of my responsibilities as a director or executive officer, will ensure that Company assets are used for legitimate business purposes.

10.

As a director or executive officer, I recognize that the Company should proactively promote ethical behavior. Through its Code of Conduct, the Company encourages its employees to talk to supervisors, managers, Corporations General Counsel or the Corporate Controller when in doubt about the best course of action in a particular situation. The Company also encourages that employees report violations of laws, rules, regulations or the Code of Conduct to the General Counsel of the Corporation. In addition, the Company ensures that its employees know that there will be no retaliation for reports made in good faith. I adhere to and support these principles.

Dated:

Signed:

APPENDIX H

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Year Ended December 31, 2010

(Unaudited; amounts in millions, except per share amounts)

Corning’s adjusted net income and earnings per share (EPS) for the year ended December 31, 2010 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful in understanding the calculation of the metrics used to compute Corning’s incentive compensation. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Net Income
Adjusted earnings per share (EPS) and net income	$1.82	$2,883
Adjustments:
Restructuring, impairment and other charges (a)	—	1
Insurance settlement (b)	0.13	206
Asbestos settlement (c)	0.02	30
Fluctuations in foreign exchange rates (d)	0.08	128
Equity in earnings of affiliated companies (e)	0.08	120
Loss on repurchase of debt (f)	(0.01)	(19)
Provision for income taxes (g)	0.13	209

Total EPS and net income	$2.25	$3,558

(a)	In 2010, Corning recorded a credit of $1 million after-tax for adjustments to restructuring reserves.
(b)	In 2010, Corning recorded $206 million after-tax on the settlement of business interruption and property damage insurance claims in the Display Technologies segment resulting from earthquake activity near the Shizuoka, Japan facility and a power disruption at the Taichung, Taiwan facility in 2009.
(c)	In 2010, Corning recorded a net credit of $30 million after-tax to adjust the asbestos liability for change in value of the components of the modified PCC Plan.
(d)	The adjustment after-tax in 2010 for foreign exchange fluctuations for the Japanese Yen and the Korean Won was $128 million.
(e)	In 2010, equity in earnings of affiliated companies included a credit of $20 million after-tax primarily for Corning’s share of advanced energy manufacturing tax credits at Dow Corning Corporation. Also, included is a credit of $24 million after-tax for our share of a release of valuation allowance on foreign deferred tax assets, a $15 million after-tax credit for our share of excess foreign tax credits from foreign dividends at Dow Corning Corporation and a $61 million credit for our share of a revised Samsung Corning Precision tax holiday calculation agreed to by the Korean National Tax Service.
(f)	In 2010, Corning recorded a $19 million after-tax loss on the repurchase of $126 million principal amount of our 6.2% senior unsecured notes due March 15, 2016 and $100 million principal amount of our 5.9% senior unsecured notes due March 15, 2014.
(g)	In 2010, Corning recorded a $56 million tax charge from the reversal of the deferred tax asset associated with a Medicare subsidy. Also, recorded in 2010 was a $265 million tax credit for excess foreign tax credits that resulted from the repatriation of current year earnings of certain foreign subsidiaries.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Year Ended December 31, 2009

(Unaudited; amounts in millions, except per share amounts)

Corning’s adjusted net income and earnings per share (EPS) for the year ended December 31, 2009 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful in understanding the calculation of the metrics used to compute Corning’s incentive compensation. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Net Income (Loss)
Adjusted earnings per share (EPS) and net income	$1.31	$2,061
Adjustments:
Restructuring, impairment and other charges (a)	(0.10)	(151)
Asbestos settlement (b)	(0.01)	(12)
Fluctuations in foreign exchange rates (c)	0.04	52
Equity in earnings of affiliated companies (d)	—	—
Provision for income taxes (e)	0.04	58

Total EPS and net income	$1.28	$2,008

(a)	In 2009, Corning recorded a charge of $151 million after-tax as part of the Company’s corporate-wide restructuring plan in response to lower sales in 2009.
(b)	In 2009, Corning recorded a charge of $12 million after-tax to adjust the asbestos liability for change in value of the components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.
(c)	The adjustment after-tax in 2009 for foreign exchange fluctuations for the Japanese Yen and the Korean Won was $53 million.
(d)	In 2009, equity in earnings of affiliated companies included a charge of $27 million after-tax for our share of restructuring charges and a credit of $27 million after-tax primarily for our share of excess foreign tax credits from foreign dividends at Dow Corning Corporation.
(e)	In 2009, Corning recorded a $58 million tax benefit which included the following items: a $27 million U.S. tax credit for research and experimentation expenses; a $41 million tax credit to reflect a deferred tax asset associated with a non-taxable Medicare subsidy; and a $10 million valuation allowance due to a change in judgment about the realizability of U.S. and U.K. deferred tax assets in future years.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Year Ended December 31, 2008

(Unaudited; amounts in millions, except per share amounts)

Corning’s adjusted net income and earnings per share (EPS) for the year ended December 31, 2008 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful in understanding the calculation of the metrics used to compute Corning’s incentive compensation. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Net Income (Loss)
Adjusted earnings per share (EPS) and net income	$1.42	$2,251
Adjustments:
Asbestos settlement (a)	0.21	340
Asbestos settlement budget adjustment (b)	0.02	31
Restructuring, impairment and other charges (c)	(0.01)	(21)
Litigation settlement (d)	(0.01)	(12)
Loss on sale of business, net (e)	(0.01)	(14)
Fluctuations in foreign exchange rates (f)	0.09	142
Available-for-sale securities (g)	(0.03)	(50)
Valuation allowance release (h)	1.62	2,565
Tax revenue settlement (i)	0.03	43
Equity in earnings of affiliated companies (j)	(0.01)	(18)

Total EPS and net income	$3.32	$5,257

(a)	In 2008, Corning recorded a $327 million reduction to the asbestos liability as a result of the increase in the likelihood of a settlement under the Amended PCC Plan and a corresponding decrease in the likelihood of a settlement under terms of the 2003 plan. Also, Corning recorded a net credit of $13 million to adjust the asbestos liability for the change in value of certain components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.
(b)	In 2008, the $31 million after-tax asbestos litigation adjustment represents a budget to actual adjustment to arrive at the metric to calculate incentive compensation.
(c)	In 2008, Corning recorded a $21 million after-tax charge comprised primarily of severance costs for a restructuring plan in the Telecommunications segment.
(d)	In 2008, Corning recorded a charge of $12 million to settle litigation associated with our Display segment.
(e)	In 2008, Corning incurred a $14 million loss on the sale of a business.
(f)	The adjustment after-tax in 2008 for foreign exchange fluctuations for the Japanese Yen and the Korean Won was $142 million.
(g)	In 2008, Corning recorded net losses of $50 million on certain available-for-sale securities included in cash and short-term investments.
(h)	In 2008, Corning recorded a valuation allowance release of $2.5 billion resulting from a change in judgment about the realizability of U.S. deferred tax assets in future years. Also in 2008, Corning released $115 million of valuation allowances resulting from a change in estimate regarding current-year U.S. taxable income.
(i)	In 2008, Corning recorded a $43 million gain related to a favorable tax settlement with the Canadian Revenue Agency.
(j)	In 2008, equity in earnings of affiliated companies includes an $18 million charge for Corning’s share of an other-than-temporary impairment of auction rate securities at Dow Corning Corporation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Years Ended December 31, 2010, 2009 and 2008

(Unaudited; amounts in millions, except per share amounts)

Corning’s adjusted operating cash flow for the years ended December 31, 2010, 2009 and 2008 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP operating cash flow is helpful in understanding the calculation of the metrics used to compute Corning’s incentive compensation. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	December 31,
	2010	2009	2008
Adjusted operating cash flows	$2,723	$2,029	$2,056
Adjustments:
Cash received from settlement of insurance claims (a)	259	—	—
Fluctuations in foreign exchange rates (b)	50	69	84
Restructuring, impairment and other credits (c)	(65)	(21)	—
Litigation settlement (d)	—	—	(12)
Special dividend from equity affiliate (e)	868	—	—

Total EPS and net income	$3,835	$2,077	$2,128

(a)	In 2010, Corning received $259 million on the settlement of business interruption and property damage insurance claims in the Display Technologies segment resulting from earthquake activity near the Shizuoka, Japan facility and a power disruption at the Taichung, Taiwan facility in 2009.
(b)	In 2010, 2009 and 2008, the cash flow adjustment for foreign exchange fluctuations for the Japanese Yen and the Korean Won was $50 million, $69 million and $84 million, respectively.
(c)	In 2010 and 2009, the restructuring, impairments and other credits adjustment represents a budget to actual adjustment to arrive at the metric to calculate incentive compensation, which was $65 million and $21 million, respectively.
(d)	In 2008, Corning recorded a charge of $12 million to settle litigation associated with our Display segment.
(e)	In 2010, Corning received a special dividend of $868 million after-tax from our equity affiliate Samsung Corning Precision.

1	Yr 2 Yrs 3 Yrs Abstain

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

01AG2A

1	U PX +

Annual Meeting Proxy Card

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Change of Address — Please print your new address below.

D Non-Voting Items

B Management’s Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 4 and for 1 YEAR on Proposal 3.

Meeting Attendance

Mark the box to the right

if you plan to attend the

Annual Meeting.

Discontinue Duplicates Reports

Mark the box to the right if you wish

to discontinue receiving duplicate

Annual Reports.

A Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

01—John Seely Brown

04—Kurt M. Landgraf

02—John A. Canning, Jr. 03—Gordon Gund

1. Nominees: For Withhold For Withhold For Withhold

05—H. Onno Ruding

Shareholder Proposal — The Board of Directors recommends a vote AGAINST Proposal 5.

5. Shareholder Proposal Concerning Special Meetings. For Against Abstain

C

IMPORTANT ANNUAL MEETING INFORMATION

06—Glenn F. Tilton

For Against Abstain

2. Approval, by non-binding vote, on executive compensation.

4. Ratify the appointment of PricewaterhouseCoopers LLP

as Corning’s independent registered public accounting

firm for the fiscal year ending December 31, 2011.

3. Approval, by non-binding, on the frequency of future

executive compensation votes.

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ENDORSEMENT_LINE            SACKPACK

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—E ON BOTH SIDES OF THIS CARD.

_IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on April 28, 2011.

Vote by Internet

• Log on to the Internet and go to

www.investorvote.com/glw

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA,

US territories & Canada any time on a touch tone

telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

1234 5678 9012 345

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2011 MEETING OF SHAREHOLDERS

APRIL 28, 2011

The undersigned hereby appoints James B. Flaws and Wendell P. Weeks and each of them, proxies with full power of substitution, to vote as designated on the reverse side,

on behalf of the undersigned all shares of Stock which the undersigned may be entitled to vote at the Meeting of Shareholders of Corning Incorporated on April 28, 2011,

and any adjournments thereof, with all powers that the undersigned would possess if personally present. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

If you are a current or former employee of Corning Incorporated and own shares of Corning Common Stock through a Corning Incorporated benefit plan, your share ownership as of February 24, 2011, is shown on this proxy card. Your vote will provide voting instructions to the trustees of the plans. If no instructions are given, the trustees will vote your shares as described in the proxy statement.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED

NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERRED TO ON THE

REVERSE SIDE HEREOF.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting April 28, 2011. The proxy statement and annual report to security holders are available at www.corning.com/2011_proxy.

.

Proxy — Corning Incorporated

E Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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